Exhibit 10.1

LOAN AGREEMENT
Dated as of October 28, 2009
among
INTERSTATE ATLANTA AIRPORT, LLC,
as Borrower,
PB CAPITAL CORPORATION,
together with its successors and assigns,
as Lenders,
and
PB CAPITAL CORPORATION,
as Agent for Lenders

i

Page
SECTION 9.16. Waiver of Jury Trial	103
SECTION 9.17. No Joint Venture	103
SECTION 9.18. Determinations and Consents of Agent	104
SECTION 9.19. Reliance by Agent on Action on Behalf of Borrower	104
SECTION 9.20. Headings, Etc.	104
SECTION 9.21. Incorporation by Reference	104
SECTION 9.22. Counterparts	104
SECTION 9.23. Attorneys’ Fees	104
SECTION 9.24. Employer Identification Number, Etc	104

v

Exhibits and Schedules

Exhibit A:	The Land
Exhibit B-1:	Form of Account Agreement (Springing)
Exhibit B-2:	Form of Account Agreement (Blocked)
Exhibit B-3:	Form of Account Agreement (Clearing Account)
Exhibit C:	Environmental Report and Engineering Report
Exhibit D:	Definition of Special Purpose Bankruptcy Remote Entity
Exhibit E:	Form of Credit Card Servicer Agreement

Schedule 2.6(a):	Interest Rate Protection Agreement Assignment/Consent
Schedule 4.5:	Disclosed Litigation
Schedule 4.11:	Accounts
Schedule 4.17:	Material Operating Agreements
Schedule 5.1(d):	Form of Quarterly Certificate
Schedule 5.11:	Insurance Policies
Schedule 8.5:	Assignment and Acceptance

LOAN AGREEMENT
          This LOAN AGREEMENT (this “Loan Agreement”) dated as of October 28, 2009, by and among INTERSTATE ATLANTA AIRPORT, LLC, a Delaware limited liability company, having an office at c/o Interstate Hotels & Resorts, 4501 North Fairfax Drive, Suite 500, Arlington, Virginia 22203 (“Borrower”), PB CAPITAL CORPORATION, a Delaware corporation, having an office at 230 Park Avenue, New York, New York 10169, in its capacity as agent for Lenders (together with its successors and assigns in such capacity as agent for Lenders, “Agent”), and the LENDERS party hereto from time to time (together with their successors and assigns in such capacity as a lender, including any Assignees (as hereinafter defined) hereunder, each a “Lender” and collectively “Lenders”).
W I T N E S S E T H:
          WHEREAS, Borrower is the owner of certain real property located in College Park, Georgia, which property is more particularly described in Exhibit A attached hereto (the “Land”), together with the improvements now or hereafter located thereon; and
          WHEREAS, Borrower wishes to borrow $22,000,000 (the “Loan Amount”) from Lenders in connection with the ownership and operation of the Premises (as defined in Section 1.1 hereof) upon the terms and conditions contained herein.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1.    Definitions. For purposes of this Loan Agreement, the following terms shall have the respective meanings set forth in this Article I:
          “Account Agreement” means an agreement substantially in the form attached hereto as Exhibit B-3 with respect to the Clearing Account, Exhibit B-2 with respect to the Operating Account, the FF&E Reserve Account and Tenant Security Account, and Exhibit B-1 in the case of the case of all other Accounts not specified in this definition (other than the Lockbox Account and the other Accounts established under the Cash Management Agreement), or such other forms of agreements similar in substance and acceptable to Agent, to be executed and delivered by Borrower, Agent and the bank at which the Account that is the subject of such agreement is held. Exhibit B-2 shall apply for any Account Agreement required for the GM Account pursuant to Section 2.14(c) hereof.
          “Accounts” means, collectively, all accounts of Borrower and all accounts of any Person held on behalf of or for the benefit of Borrower, including the Clearing Account, the Lockbox Account, the Operating Account, the FF&E Reserve Account, the GM Account and the Tenant Security Account.

          “Additional Interest” means (a) all sums payable pursuant to Sections 2.7, 2.8 and 2.10 hereof and (b) all sums payable to Agent or its Affiliate pursuant to a Lender Interest Rate Protection Agreement, if any.
          “Affiliate” means, with respect to any specified Person, any other Person:
     (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or
     (b) which, directly or indirectly, beneficially owns or holds twenty-five percent (25%) or more of any class of stock or any other ownership interest in such Person; or
     (c) twenty-five percent (25%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or
     (d) which is a member of the family (as defined in Section 267(c)(4) of the IRC) of such Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the IRC) of such Person; or
     (e) which directly or indirectly is a general partner, controlling shareholder, managing member, non-member manager, officer, director or employee of such Person.
          For purposes of this definition, (i) the term “control” (and its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract or otherwise, and (ii) Borrower and Guarantor shall be deemed to be Affiliates of Borrower and each other.
          “Agent” has the meaning set forth in the first paragraph of this Loan Agreement.
          “Agent’s Counsel” means such counsel as Agent from time to time may engage on behalf of itself and/or Lenders.
          “Agent’s Counsel Fees” means the reasonable fees and disbursements of Agent’s Counsel for services heretofore or hereafter rendered to Agent on behalf of itself and/or Lenders in connection with the Loan, including the preparation, negotiation, administration and modification of the Loan Documents and the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents.
          “Amortization Commencement Date” means the Payment Date occurring in November, 2011.
          “Applicable Interest Rate” has the meaning set forth in Section 2.2(a) hereof.

          “Appraisal” means a written appraisal report of the Premises as the term “appraisal” is defined in the Code of Professional Ethics of the Appraisal Institute, meeting the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a professional appraiser retained by Agent at Borrower’s expense (except as otherwise provided herein) who is a member of the Appraisal Institute, addressed to Agent and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.
          “Appraisal Update” means any written supplement or “update” to an Appraisal, prepared by a professional appraiser retained by Agent at Borrower’s expense (except as otherwise provided herein) who is a member of the Appraisal Institute, addressed to Agent and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.
          “Appraised Value” means the fair market value of the Premises, which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, on the appraisal date of the Appraisal or Appraisal Update, as applicable.
          “Approved Capital Budget” means a capital and FF&E budget reasonably approved by Agent to the extent required by and in accordance with Section 5.1(f) hereof, or which is otherwise applicable in any calendar year pursuant to said Section, with such modifications of such budget reasonably approved by Agent.
          “Approved Capital Expenditures” means, for any fiscal year of Borrower, the Capital Expenditures set forth in the Approved Capital Budget for such fiscal year that are actually incurred by Borrower during such fiscal year, excluding the amounts set forth in clauses (a) through (c) of the definition of “Approved Operating Expenses” set forth in this Section 1.1.
          “Approved FF&E Expenditures” means, for any fiscal year of Borrower, the FF&E Expenditures set forth in the Approved Capital Budget for such fiscal year that are actually incurred by Borrower during such fiscal year, excluding the amounts set forth in clauses (a) through (c) of the definition of “Approved Operating Expenses” set forth in this Section 1.1.
          “Approved Operating Budget” means an operating budget reasonably approved by Agent to the extent required by and in accordance with Section 5.1(f) hereof, or which is otherwise applicable in any calendar year pursuant to said Section, with such modifications of such budget reasonably approved by Agent.
          “Approved Operating Expenses” means Operating Expenses actually and reasonably incurred or to be incurred by or on behalf of Borrower in accordance with the applicable Approved Operating Budget, as determined on a cash basis, excluding (a) amounts paid in contravention of the terms of the Loan Agreement or any other Loan Document, or on account of or in connection with any agreement made or other action taken in contravention of the terms of the Loan Agreement or any other Loan Document, (b) any amount paid from any reserve account under any Loan Document (including any reserve account or subaccount under the Cash Management Agreement) or any reserve of Borrower or the Premises to the extent payment to such reserve previously constituted an expense, (c) amounts funded from Loan proceeds, insurance proceeds or condemnation proceeds, (d) Capital Expenditures and FF&E Expenditures, (e) non-cash items, including depreciation and amortization of building improvements, furniture and equipment, tenant improvement costs, leasing expenses and debt procurement costs and (f) federal and state income taxes, franchise taxes or other taxes based on income or gross receipts due and owing from Borrower.
          “Assignee” has the meaning set forth in Section 7.1 hereof.
          “Assignment and Acceptance” has the meaning set forth in Section 7.5 hereof.
          “Assignment of Agreements” means that certain Assignment of Agreements dated as of the Closing Date made by Borrower in favor of Agent and Lenders.
          “Assignment of Interest Rate Protection Agreement” means an Assignment of Interest Rate Protection Agreement made by Borrower in favor of Agent and Lenders in the form attached hereto as Schedule 2.6(a).
          “Assignment of Leases and Rents” means that certain Assignment of Leases and Rents dated as of the Closing Date made by Borrower in favor of Agent and Lenders.
          “Base Rate” means, as of any date of determination, a per annum interest rate determined by Agent (which determination shall be conclusive absent manifest error) to be equal to the sum of the Base Rate Margin plus the higher of (a) two percent (2.0%) or (b) the higher of (i) either (A) the rate per annum listed in the “Money Rates” section of The Wall Street Journal (or any successor publication) as the “Prime Rate”, or (B) if The Wall Street Journal ceases publication of such rate, then the so-called “prime rate” or “base rate” as announced by Citibank N.A., or its successor from time to time, or, (C) if the foregoing rate in clause (B) is not published or available, then the so-called “prime rate” or “base rate” announced by J.P. Morgan Chase & Co. or its bank subsidiary, or (D) if the foregoing rate in clause (C) is unavailable, then, a rate selected by Agent in its reasonable judgment as most nearly approximating the rate in clause (C), which Agent may elect to be the prime commercial lending rate established by Agent’s principal office in New York, New York from time to time as its “prime rate” or “base rate” (which Borrower acknowledges is not necessarily Agent’s lowest rate), or (ii) the Federal Funds Rate plus one-half of one percent (0.50%) per annum. Notwithstanding the foregoing, however, the Base Rate shall not be less than the highest LIBOR Rate for any LIBOR Rate Period then available to Borrower as set forth in the definition of “LIBOR Rate” in this Section 1.1 and subject to Section 2.3(f) hereof, assuming such LIBOR Rate and LIBOR Rate Period was applicable to the Loan instead of the Base Rate.
          “Base Rate Margin” means five percent (5.0%) per annum.
          “Borrower” has the meaning set forth in the first paragraph of this Loan Agreement.
          “Borrower Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Interstate Atlanta Airport, LLC dated as October 28, 2009.

          “Borrower’s Certificate” means that certain Certificate by Borrower in favor of Agent dated as of the Closing Date.
          “Broker” has the meaning set forth in Section 4.20 hereof.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law, governmental decree or executive order to close.
          “Calendar Quarter” means each of the periods of January 1 through the immediately succeeding March 31, April 1 through the immediately succeeding June 30, July 1 through the immediately succeeding September 30, and October 1 through the immediately succeeding December 31.
          “Capital Expenditures” means expenditures for repairs, replacements or improvements of or to the Premises the cost of which would be capitalized under GAAP. “Capital Expenditures” does not include FF&E Expenditures.
          “Cash Management Agreement” means that certain Cash Management Agreement dated as of the date hereof among Borrower, Agent and Depositary.
          “Cash Sweep Condition” shall exist if (a) the Debt Service Coverage Ratio for any Calendar Quarter is less than the Minimum Debt Service Coverage Ratio (in which event the Cash Sweep Condition shall commence to exist as of the date that the financial statements required to be delivered with respect to such Calendar Quarter pursuant to Sections 5.1(b) and (d) hereof are delivered to Agent) or (b) Borrower fails to deliver to Agent the financial statements required to be delivered with respect to any Calendar Quarter pursuant to Sections 5.1(b) and (d) hereof by the date required pursuant to said Sections 5.1(b) and (d) (in which event the Cash Sweep Condition shall commence to exist as of the required delivery date pursuant to said Sections 5.1(b) and (d)). If a Cash Sweep Condition exists pursuant to the preceding clause (a), a Cash Sweep Condition shall continue to exist until two (2) consecutive Calendar Quarters shall have elapsed with respect to which the Debt Service Coverage Ratio for each such Calendar Quarters was equal to or greater than the Minimum Debt Service Coverage Ratio, and no Cash Sweep Condition exists pursuant to the preceding clause (b) (in which event the effective date of the termination of the Cash Sweep Condition shall be the date that Borrower shall have delivered to Agent the financial statements required to be delivered with respect to such second (2nd) consecutive Calendar Quarter pursuant to Sections 5.1(b) and (d) hereof). If a Cash Sweep Condition exists pursuant to the preceding clause (b), a Cash Sweep Condition shall continue to exist until the date that the financial statements required to have been delivered to Agent as aforesaid are delivered to Agent, and no Cash Sweep Condition exists or is deemed to exist pursuant to the preceding clause (a).
          “Casualty” means damage or destruction to all or any part of the Mortgaged Property.
          “Casualty Proceeds Disbursement Threshold” has the meaning set forth in Section 5.12(b) hereof.

          “Central Bank Pledge” has the meaning set forth in Section 7.1 hereof.
          “Clearing Account” means an account with a bank or other financial institution selected by Borrower and reasonably acceptable to Agent. The Clearing Account as of the Closing Date is set forth in Schedule 4.11 attached hereto.
          “Closing” means the execution and delivery of this Loan Agreement by Borrower, Agent and Lenders.
          “Closing Date” means the date upon which the Closing occurs.
          “Collateral” means the Mortgaged Property and all other property, real or personal, tangible or intangible, and all rights thereto, now or hereafter pledged, mortgaged, assigned or delivered pursuant or with respect to the Loan Documents or otherwise by Borrower or any other Person to Agent and/or Lenders as security for the Obligations.
          “Commitment” means, (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Loan, in an amount as of the Closing Date equal to the amount set forth below its signature on the signature pages attached hereto, and hereafter, as such commitment shall be set forth in any Assignment and Acceptance by which such Lender becomes a Lender and/or by which such Lender assigns all or any portion of its rights and/or obligations in and to the Loan and the other Loan Documents to an Assignee, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, in an amount as of the Closing Date equal to the Loan Amount.
          “Comparable Standards” means (a) for so long as the Franchise Agreement is in effect, the standards of operation, use and maintenance required therein and (b) at any time that the Franchise Agreement is not in effect, the standards of operation, use and maintenance of hotels located in within a four (4) mile radius of the Atlanta International Airport that are comparable to the Premises in location, price, size, facilities, amenities, quality and nature and typical of a nationally-branded, full service hotel.
          “Condemnation Proceeds Disbursement Threshold” has the meaning set forth in Section 5.13(b) hereof.
          “Counterparty” means each counterparty to, or issuer of, any Interest Rate Protection Agreement other than Borrower or an Affiliate of Borrower.
          “Credit Card Servicer Agreement” means an agreement in the form attached hereto as Exhibit E (or in another form customarily used by the applicable credit card company, service or agent and reasonably acceptable to Agent) among Borrower and/or Property Manager, as applicable, Agent and each credit card company, servicer or agency used by Borrower and/or Property Manager in connection with the Premises, which agreement shall require the deposit of funds into the Lockbox Account, among other things.
          “Debt Service Coverage Ratio” means with respect to each Calendar Quarter, as of the last day of such Calendar Quarter, the ratio of (a) Net Operating Income for the twelve

(12) consecutive calendar month period ending on such date to (b) Implied Debt Service calculated as of such date.
          “Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
          “Default Rate” means, as to any date, the actual Applicable Interest Rate for that date (determined on a weighted average basis to the extent more than one Applicable Interest Rate is then in effect), plus five percent (5%) per annum.
          “Defaulting Lender” has the meaning set forth in Section 8.14(a) hereof.
          “Depositary” means a bank or financial institution selected by Borrower and reasonably acceptable to Agent.
          “Dollars” or the sign “$” means dollars in the lawful currency of the United States of America.
          “Engineering Report” means, collectively, those certain reports and assessments set forth on Exhibit C attached hereto under the heading “Engineering Report.”
          “Environmental Indemnity” means that certain Environmental Indemnity dated as of the Closing Date made by Borrower and Guarantor in favor of Agent and Lenders.
          “Environmental Report” means, collectively, those certain reports and assessments set forth on Exhibit C attached hereto under the heading “Environmental Report.”
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.
          “ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is a member of a group of which Borrower is also a member and which is treated as a single employer within the meaning of IRC Section 414(b), (c), (m) or (o) or Section 4001 of ERISA.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution, or threat of institution, of proceedings to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Pension Plan or Multiemployer Plan, (h) the imposition of a lien under IRC Section 412 or Section 302 of ERISA on Borrower or any ERISA

Affiliate, (i) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in IRC Section 412 or Section 302 of ERISA), whether or not waived, or (j) any event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
          “Event of Default” has the meaning set forth in Section 6.1 hereof.
          “Excluded Taxes” means, with respect to any Lender, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its Applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States of America or any similar law imposed by any other jurisdiction in which such Lender is organized or in which its principal office is located or in which its Applicable Lending Office is located.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (based on a 360-day year) equal, for each day of such period, to the rate of interest quoted at 11:00 a.m. New York time charged on overnight federal funds transactions with member banks of the Federal Reserve System.
          “FF&E” has the meaning set forth in the Mortgage.
          “FF&E Expenditures” means expenditures for the repair, replacement or acquisition (as appropriate) of furniture, fixtures and equipment for the Premises, so long as such repairs, replacements or acquisitions would be capitalized as an asset for accounting purposes under GAAP.
          “FF&E Reserve Account” means an account with a bank or other financial institution reasonably acceptable to Agent. The FF&E Reserve Account as of the Closing Date is set forth in Schedule 4.11 attached hereto.
          “FF&E Reserve Amount” means, for any calendar month, an amount equal to the greater of (a) three percent (3.0%) of Operating Revenues or (b) the amount required pursuant to the Franchise Agreement for such calendar month.
          “Franchise Agreement” means that certain Westin Hotel Change of Ownership License Agreement dated as of May 24, 2007 between Borrower and Franchisor, as amended by that certain First Amendment to License Agreement dated September 19, 2008, and as further amended by that certain Second Amendment to License Agreement dated September 19, 2009, together with such modifications as shall be consented to by Agent in accordance with this Loan Agreement.
          “Franchisor” means Westin Hotel Management, L.P., a Delaware limited partnership, and, subject to Section 5.2 hereof with respect to assignments which require Borrower’s consent pursuant to the Franchise Agreement, its successors and assigns under the Franchise Agreement or any other franchisor acceptable to Agent.

          “Franchisor Comfort Letter” means that certain letter agreement dated as of the Closing Date among Borrower, Franchisor and Agent.
          “Funding Direction Statement” shall mean that certain Funding Statement dated as of the Closing Date executed by Borrower.
          “Full Recourse Event” means, collectively, any or all of the following:
     (a) fraud or willful misconduct on the part of Borrower or Guarantor or any of their respective principals, directors, officers, agents or employees (i) in the inducement of the Loan, Agent’s or Lenders’ entering into, granting or accepting any Loan Document or any amendment, modification or waiver of any term thereof, Agent’s or Lenders’ waiving any Default or Event of Default or Agent’s or Lenders’ forbearing from exercising their rights and remedies or (ii) that has a Material Adverse Effect;
     (b) any Transfer in contravention of this Loan Agreement or any other Loan Document;
     (c) the incurrence by Borrower of any Indebtedness, whether secured or unsecured, in contravention of this Loan Agreement or any other Loan Document; and
     (d) (i) the occurrence of an Event of Default pursuant to clause (i) of Section 6.1 hereof with respect to Borrower or (ii) the occurrence of a Default or an Event of Default pursuant to clause (j) of Section 6.1 hereof with respect to Borrower as a result of a collusive action taken by Borrower or any Affiliate of Borrower or any of their respective principals, directors, officers, agents or employees, individually or in collusion with another Person, or as a result of the failure of Borrower to contest or otherwise seek dismissal of any proceeding or petition with respect to Borrower referred to therein.
          “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees of that Board from and after the Closing Date, as amended or changed from time to time by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (or other appropriate board or committee of that Board), and which are consistently applied for all periods, so as to properly reflect the financial position of a Person. Borrower shall promptly notify Agent of all such amendments and other changes in such principles and/or practices that are material. If any such material amendment or change is made such that, if such amendment or change is incorporated into Borrower’s reporting, it would have the effect of permitting Borrower’s compliance with any financial covenants or performance tests contained in this Loan Agreement when without such amendment or other change, Borrower would not so comply, such amendment or change shall not be given effect for purposes of such financial covenants or performance tests unless Agent otherwise consents. Borrower may adopt such amendment or other change for purposes of its financial statements and other reports required to be delivered to

Agent by Borrower hereunder, but Borrower shall deliver to Agent together with any statement or report first giving effect to such change, the same such statement or report but without giving effect to such change. If Agent consents to such amendment or change, such amendment or change shall be effective thereafter for purposes of such financial covenants and performance tests.
          “GM Account” means an account with a bank or other financial institution selected by Borrower and reasonably acceptable to Agent. The GM Account as of the Closing Date is set forth in Schedule 4.11 attached hereto.
          “Governmental Authority” means any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, or quasi-governmental unit whether of the United States of America or any other country, or any instrumentality of any of them, or any other political subdivision thereof.
          “Guarantor” means Interstate Hotels & Resorts, Inc., together with its permitted successors and assigns pursuant to and in accordance with Section 5.16 hereof.
          “Implied Debt Service” means, as of the last day of any Calendar Quarter on which Implied Debt Service is being calculated, an amount equal to the product of (a) the Implied Debt Service Constant Percentage and (b) the outstanding principal balance of the Loan as of such date of calculation.
          “Implied Debt Service Constant Percentage” means the greater of:
     (a) a percentage determined by dividing (i) the aggregate amount of Interest payable at the Applicable Interest Rate(s) as of last day of the applicable Calendar Quarter on which Implied Debt Service is being calculated (and taking into account the effect of any Interest Rate Protection Agreement), determined on a weighted average basis based on the respective outstanding principal balances of each Loan Portion as of such date of calculation in the twelve-month period immediately succeeding such date of calculation, by (ii) the outstanding principal balance of the Loan as of such date of calculation;
     (b) eight percent (8.0%); and
     (c) an annual constant percentage applicable to a twenty-five (25) year level payment mortgage-style amortization schedule payable monthly on the basis of a rate of interest equal to two and one-half of one percent (2.50%) in excess of the then most-recently published annual yield to maturity of the U.S. Treasury Constant Maturity Series with a ten (10) year maturity, as such yield is reported on such date in the “Federal Reserve Statistical Release H.15 – Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System of the United States of America in effect on such date of calculation and the outstanding principal balance of the Loan as of such date of calculation. In the event such rate per annum is no longer available, the rate described in the foregoing clause (b) shall be the rate of interest equal to two and one-half of one percent (2.50%) in excess of the most-recent per annum rate equal to the annual yield to maturity on a comparable debt security with a ten (10) year maturity issued by the Federal National Mortgage Association, as determined by Agent.
          “Impositions” means and includes all taxes, assessments for public improvements or benefits and any payments in lieu thereof, whether or not commenced or completed prior to the date hereof or while any of the Obligations are outstanding, water rates and sewer rents, charges, license fees, permit fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, foreseen or unforeseen, ordinary and extraordinary, which now or at any time hereafter may be assessed, levied, confirmed, imposed or which may be payable by Borrower with respect to the Mortgaged Property (excluding income and franchise taxes) or become a lien upon the Mortgaged Property, or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, revenue, income, proceeds or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise or income or franchise taxes in lieu of taxes which are otherwise imposed upon property of the same type as the Mortgaged Property, together with any penalties or other charges with respect to the late payment or non-payment thereof.
          “Improvements” has the meaning set forth in the Mortgage.
          “Indebtedness” means, with respect to any Person,:
     (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise in connection with letter of credit facilities, acceptance facilities or other similar facilities);
     (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;
     (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
     (d) all capital lease obligations of such Person;
     (e) all obligations of such Person, contingent or otherwise, in connection with indemnities, hold harmless agreements and similar arrangements and in connection with interest rate exchange agreements and similar instruments; and
     (f) all indebtedness of the nature referred to in clauses (a) through (e) above of another Person guaranteed directly or indirectly by, or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by, the Person with respect to whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnified Party” has the meaning set forth in Section 9.1 hereof.
          “Insurance Policies” means the policies of insurance required to be maintained pursuant to Section 5.11 hereof.
          “Insurance Requirements” means and includes all provisions of any Insurance Policy, all requirements of the issuer of any such Insurance Policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Premises.
          “Interest” means interest payable on the Loan at the Applicable Interest Rate or the Default Rate, as applicable.
          “Interest Period” means the period commencing on each Payment Date and ending on the day immediately preceding the next succeeding Payment Date, with the first Interest Period commencing on the Closing Date.
          “Interest Rate Protection Agreement” has the meaning set forth in Section 2.6(a) hereof.
          “Interest Rate Protection Agreement Consent” has the meaning set forth in Section 2.6(a) hereof.
          “Interstate Operating” means Interstate Operating Company, LP a Delaware limited partnership, together with its permitted successors and assigns pursuant to and in accordance with this Section 5.16.
          “IRC” means the Internal Revenue Code of 1986, as amended.
          “Land” has the meaning set forth in the recitals hereof.
          “Lease” has the meaning set forth in the Mortgage, noting, however, for purposes of the elimination of any ambiguity, that as provided in Section 5.10(a) hereof, Borrower shall not enter into any Lease of the Premises or any portion thereof without Agent’s prior written consent.
          “Legal Requirements” means, collectively, (a) all current and future laws, statutes, regulations, ordinances, codes, rules, rulings, orders, judgments, decrees, injunctions and other requirements of any Governmental Authority (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) in any way directly or indirectly applicable to Borrower or to the acquisition, construction, development, sale, use, occupancy, possession, operation, management, maintenance or ownership of the Premises, or any part thereof; and (b) all requirements of each Operating Permit.
          “Lender” and “Lenders” have the meaning set forth in the first paragraph of this Loan Agreement.
          “Lender Interest Rate Protection Agreement” means any Interest Rate Protection Agreement to which Borrower and PB Capital Corporation (and its successors or assigns) or any Affiliate of PB Capital Corporation (and its successors or assigns) are parties in the event that Borrower and PB Capital Corporation (and its successors or assigns) or its Affiliate elect to enter into an Interest Rate Protection Agreement. Borrower’s performance of its obligations pursuant to any Lender Interest Rate Protection Agreement is secured by the Collateral.
          “Lessee” means a lessee, sublessee, tenant, subtenant, licensee, concession holder or other Person having the right to use or occupy all or any portion of the Premises pursuant to a Lease or otherwise.
          “LIBOR” means (a) the London Interbank Offered rate (rounded upwards to the nearest whole multiple of one hundredth of one percent (0.01%)) for Dollar deposits in an amount comparable to the Loan Portion with respect to which the applicable LIBOR Rate is being determined as appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or such other page as may replace Reuter Screen LIBOR 01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date that is two (2) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period and with respect to which LIBOR is being determined for a time period equal to, or if no equal time period is so appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or substitute thereof as aforesaid), the time period so appearing which is most approximately equal to such LIBOR Rate Period; or (b) if such method for determining LIBOR shall not be available, the rate per annum (rounded upwards to the nearest whole multiple of one hundredth of one percent (0.01%)) quoted by Agent’s principal London, England office at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date which is two (2) LIBOR Banking Days prior to the first day of the LIBOR Rate Period for the offering by Agent’s principal London, England office to leading banks in the London interbank market of Dollar deposits having a term comparable to such LIBOR Rate Period and in an amount comparable to the principal amount of the Loan Portion with respect to which the applicable LIBOR Rate is being determined.
          “LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England.
          “LIBOR Rate” means, with respect to any period during which an Applicable Interest Rate shall be a LIBOR Rate, an interest rate per annum equal to the sum of the LIBOR Rate Margin plus the higher of (a) the applicable LIBOR or (b) two percent (2.0%).

          “LIBOR Rate Margin” means five percent (5.0%) per annum.
          “LIBOR Rate Period” means for any Loan Portion, each period for the computation of Interest on a Loan Portion at a LIBOR Rate. Subject to Section 2.3(f) hereof, each LIBOR Rate Period shall have a duration of one (1), two (2), three (3) or six (6) months, or one (1) year as selected by Borrower in accordance with Section 2.3(b) or (c) hereof (or such other period as Borrower and Agent shall agree), in each case, however, subject to availability to the Lenders. Notwithstanding the foregoing, in the case of a LIBOR Rate Period which would otherwise end after the date which is the Maturity Date, such LIBOR Rate Period shall have a duration equal to the period commencing on the effective date of such LIBOR Rate Period and ending on and including the Maturity Date. Each LIBOR Rate Period shall commence on the date selected by Borrower in accordance with Section 2.3 hereof; provided, however, that notwithstanding anything in this definition of LIBOR Rate Period to the contrary, (i) if any LIBOR Rate Period would otherwise end on a day which is not a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day, unless the result of such extension would be to carry such LIBOR Rate Period over into another calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding LIBOR Banking Day and (ii) any LIBOR Rate Period that begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last LIBOR Banking Day of the subsequent calendar month.
          “Lien” means any deed of trust, mortgage, pledge, assignment of leases and rents, security interest, encumbrance, lien or charge of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.
          “Loan” has the meaning set forth in Section 2.1 hereof.
          “Loan Agreement” has the meaning set forth in the first paragraph of this Loan Agreement.
          “Loan Amount” has the meaning set forth in the recitals hereof.
          “Loan Documents” means, collectively, this Loan Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Assignment of Agreements, the Cash Management Agreement, the Environmental Indemnity, the Recourse Liability Agreement, the Loan Fee Letter, Borrower’s Certificate, the UCC Financing Statements, the Property Manager Subordination Agreement, the Funding Direction Statement, all Account Agreements, all Credit Card Servicer Agreements, any Lender Interest Rate Protection Agreement, any Assignment of Interest Rate Protection Agreement and all other agreements, certificates or other documents now or hereafter evidencing or securing or executed by Borrower or Guarantor (and UCC Financing Statements) in connection with the Loan.
          “Loan Fee Letter” means that certain letter dated as of the Closing Date between Agent and Borrower pertaining to fees payable with respect to the Loan.

          “Loan Portion” means any principal of the Loan with respect to which an Applicable Interest Rate has been established (and, in the case of any LIBOR Rate, whether or not such Applicable Interest Rate has become effective); provided, however, that the amount of any Loan Portion with respect to which a LIBOR Rate is established shall be at least equal to $1,000,000.
          “Loan-to-Value Ratio” means the ratio (expressed as a percentage) of the outstanding principal amount of the Loan as of the date of determination to the Appraised Value set forth in the then-most current Appraisal or Appraisal Update.
          “Lockbox Account” means the “Deposit Account” as defined in the Cash Management Agreement, or similar account under any other agreement in replacement thereof.
          “Major Lease” means a Lease of 5,000 or more rentable square feet
          “Management Agreement” means that certain Hotel Management Agreement dated as of May 24, 2007 between Borrower and Property Manager, together with such modifications as shall be consented to by Agent in accordance with this Loan Agreement.
          “Material Adverse Effect” means a material adverse effect on (a) Borrower’s or Guarantor’s, as applicable, business, property (including the Premises and other Collateral) or other assets, operations, prospects or condition (financial or otherwise), taken as a whole, (b) Borrower’s or Guarantor’s, as applicable, ability to perform its obligations under the Loan Documents to which it is a party, including, with respect to Borrower, Borrower’s obligation to keep the Property open and operating in accordance with Section 5.2 hereof, (c) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, or (d) the rights, interests and remedies of Agent or any Lender under the Loan Documents.
          “Material Operating Agreement” means the Operating Agreements listed on Schedule 4.17 hereto and any Operating Agreement entered into after the date hereof which requires payments by Borrower in excess of three percent (3%) of Operating Revenues per each year of the term thereof (provided that for Operating Agreements exceeding one (1) year, the payments thereof for any year shall be on an averaged per year basis, e.g., a three-year agreement costing $1,500,000 shall be deemed to have a per year cost of $500,000).
          “Material Taking” means a Taking (a) of any portion of the Premises unless the portion so taken constitutes less than ten percent (10%) of the Land, such land is located along the perimeter or periphery of the Land and no portion of the Improvements is located on such land (other than the parking area or roadways, provided that the Premises at all times has physical access to a public road), or (b) of such portion of the Premises or such other property which when so taken would, in Agent’s reasonable determination, leave remaining a balance of the Premises (and, if applicable, such other property) which, due to the amount and/or nature of the area so taken and/or the location of the area taken in relation to the area not so taken, (i) would not, under economic conditions, applicable zoning laws, building regulations and the requirements of this Loan Agreement, the Leases, the Permitted Encumbrances, the Premises Documents, the Management Agreement or the Franchise Agreement permit the Restoration of the Premises or (ii) would upon restoration materially and adversely interfere with the marketing, operation, use, leasing or maintenance of the Premises in accordance with the standards set forth in Section 5.2(b) hereof.
          “Maturity Date” means the earlier of (a) October 27, 2014 or (b) the date that the entire principal amount of the Loan shall otherwise become due and payable by acceleration or otherwise.
          “Minimum Debt Service Coverage Ratio” means 1.5 to 1.0.
          “Monitoring Rate” has the meaning set forth in Section 2.6(a) hereof.
          “Monthly Amortization Payment” means each installment of principal of the Loan required to be paid pursuant to clause (b) of Section 2.4 hereof.
          “Mortgage” means that certain Deed to Secure Debt, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents dated as of the Closing Date made by Borrower in favor of Agent.
          “Mortgaged Property” has the meaning set forth in the Mortgage.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
          “Net Operating Income” means, with respect to any period of calculation, the sum of (a) all Operating Revenues during such period, as determined on a GAAP basis, excluding (i) any income or gain arising from operations other than the operation of the Premises, (ii) any gain arising from any write-up of assets, (iii) any loan proceeds or contribution of capital to Borrower from Guarantor, (iv) any income derived from the sale or financing of any of the Collateral, (v) insurance proceeds (other than business interruption or rental insurance proceeds), (vi) tips, service charges, gratuities, or similar amounts received by employees, (vii) gross receipts of tenants, licensees, concessionaires or similar third parties, (viii) condemnation proceeds or sales proceeds in lieu of and/or under threat of any Taking (other than for a temporary Taking), (ix) any net payments received by or for the account of Borrower from the Counterparty to any Interest Rate Protection Agreement pursuant to the terms thereof, (x) prepayments of Rents or other amounts paid more than one (1) month in advance and (xi) any extraordinary, non-contractual or non-recurring items during the period with respect to which Operating Revenues are being determined, less (b) all Impositions and other Operating Expenses and FF&E Expenditures for the Premises; assuming, however, that management fees for such period shall be deemed equal to the greater of (i) actual management fees paid or (ii) three percent (3%) of Operating Revenues, that franchise fees for such period shall be deemed to be the actual franchise fees paid and that all FF&E Expenditures for such period shall be deemed equal to the greater of (i) actual FF&E Expenditures incurred or (ii) three percent (3.0%) of Operating Revenues; and excluding from Operating Expenses (y) Interest, Additional Interest and principal payments payable hereunder and (z) depreciation, amortization and any other non-cash item. Non-recurring Operating Expenses may be amortized over a period acceptable to Agent.

          “Net Proceeds” means the amount of all insurance proceeds paid pursuant to any Insurance Policy as the result of a Casualty, after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
          “Net Restoration Award” means the amount of all awards and payments received on account of a Taking, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
          “Non-Availability Notice” has the meaning set forth in Section 2.9(a) hereof.
          “Note” means that certain Promissory Note dated as of the Closing Date in an amount equal to the Loan Amount made by Borrower in favor of Agent on behalf of Lenders, together with any replacements or substitutes for the foregoing.
          “Obligations” means, collectively, all present and future indebtedness, obligations, duties and liabilities of Borrower to Agent and Lenders arising pursuant to this Loan Agreement, any Lender Interest Rate Protection Agreement and the other Loan Documents or evidenced by the Note, and all interest accruing thereon, together with reasonable attorneys’ fees and disbursements incurred in the drafting, negotiation, enforcement or collection thereof and of the other Loan Documents, regardless of whether such indebtedness, obligations, duties or liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.
          “Operating Account” means an account with a bank or other financial institution reasonably acceptable to Agent. The Operating Account as of the Closing Date is set forth in Schedule 4.11 attached hereto.
          “Operating Agreement” means any agreement entered into by Borrower, other than the Leases, the Premises Documents, the Management Agreement and the Franchise Agreement, which relates to the ownership, operation or maintenance of, or the use, licensing or leasing of any personal property or equipment in connection with the operation and maintenance of, the Premises.
          “Operating Expenses” means, for any period, collectively but without duplication, all Impositions, insurance premiums, management fees, including incentive management fees and all other and additional operating costs and expenses incurred by Borrower during such period in connection with the ownership, use, occupancy, management, leasing and operation of the Premises, including payments under any lease of furniture, fixtures and equipment for the Premises, determined on an accrual basis, subject to annualized adjustments in accordance with GAAP.
          “Operating Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, leasing, use, operation and occupancy of the Premises in accordance with this Loan Agreement, the other Loan Documents, all Legal Requirements, the Permitted Encumbrances, the Management Agreement and the Franchise Agreement, and for the performance and observance of all Legal Requirements and all agreements, provisions and conditions of Borrower contained herein and therein otherwise pertaining to the ownership, use and occupancy of the Premises, including liquor licenses.
          “Operating Revenues” means all receipts determined on a GAAP basis of Borrower from or related to the leasing, use, ownership and operation of, or otherwise derived from, the Premises, including all Rents, concession fees and charges and other miscellaneous operating revenues and sums paid to Borrower from users of parking spaces and other facilities or amenities located on the Premises and proceeds from rental or business interruption insurance, but excluding security deposits under any Lease unless and until they are forfeited by the depositor.
          “Participant” has the meaning set forth in Section 7.2 hereof.
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
          “Patriot Act Offense” has the meaning set forth in Section 4.35 hereof.
          “Payment Date” means the first (1st) day of each calendar month during the Term and the Maturity Date. “Payment Date” shall also include such earlier date, if any, on which the unpaid principal balance of the Loan is paid in full.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, IRC Section 412 or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Permitted Encumbrances” means, collectively, (a) the matters set forth in Schedule B of the Title Policy, (b) Liens created by the Loan Documents, (c) Liens (i) for Impositions which are not yet due or delinquent or which are being contested in good faith by Borrower in accordance with this Loan Agreement or (ii) for charges under Permitted Encumbrances which are not yet due or delinquent or which are being contested in good faith by Borrower in accordance with this Loan Agreement, (d) liens for equipment leases permitted under this Loan Agreement and (e) such matters expressly consented to by Agent in its discretion.
          “Permitted Indebtedness” means any Indebtedness of Borrower under (a) the Loan Documents, (b) Interest Rate Protection Agreements, (c) incidental indemnity and hold harmless agreements under agreements entered into by Borrower in accordance with this Loan Agreement, (d) capital leases incurred by Borrower in the ordinary course of operating the Premises which do not exceed, in the aggregate at any time, $100,000 and (e) unsecured trade payables not evidenced by a promissory note incurred by Borrower in the ordinary course of operating the Premises which (i) do not exceed, in the aggregate at any time, $600,000, and (ii) are paid within sixty (60) days of the date incurred.
          “Permitted Personal Property Transaction” means any (a) sale of inventory in the ordinary course of business and in compliance with the operating standards set forth in Section 5.2(b) hereof, provided such inventory is not needed to maintain such operating standards or to comply with the Franchise Agreement, (b) the sale, assignment, trade, transfer, exchange or other disposition of any item of Personal Property in the ordinary course of business and in compliance with the operating standards set forth in Section 5.2(b) hereof which (i) has become obsolete or worn beyond practical use or inadequate, unfit or unadapted for use in the operation of the Premises or the removal and/or replacement of which would result in a cost savings, (ii) has been replaced by a substitute having a value or utility equal to or greater than the replaced item when new, which replacement item is owned by Borrower and is subject to a first, perfected security interest in favor of Agent for the benefit of Lenders, (iii) is required under the Franchise Agreement or (iv) is set forth in the applicable operating/capital/FF&E budget delivered to Agent pursuant to Section 5.1(f) hereof and, to the extent required therein, approved by Agent, and (c) equipment financing which qualifies as Permitted Indebtedness.
          “Permitted Transfer” has the meaning set forth in Section 5.16 hereof.
          “Permitted Transferee” has the meaning set forth in Section 5.16 hereof.
          “Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of any kind.
          “Personal Property” has the meaning set forth in the Mortgage.
          “Pfandbrief Pledge” has the meaning set forth in Section 7.1 hereof.
          “Plan Assets” has the meaning set forth in Section 4.25 hereof.
          “Premises” has the meaning set forth in the Mortgage.
          “Premises Documents” has the meaning set forth in the Mortgage.
          “Prepayment Fee” means (i) for each prepayment of the principal amount of the Loan made prior to October 27, 2010, an amount equal to three percent (3.0%) of the amount of such prepayment amount, (ii) for each prepayment of the principal amount of the Loan made on or after October 27, 2010 and prior to October 28, 2011, an amount equal to two percent (2%) of such prepayment amount and (iii) for each prepayment of the principal amount of the Loan made on or after October 27, 2011 but prior to October 28, 2012, an amount equal to one percent (1%) of such prepayment amount. There is no Prepayment Fee for any prepayment of the principal amount of the Loan made on or after October 27, 2012.
          “Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitment of all Lenders, in each case as of the date of determination.

          “Property Manager” means Interstate Management Company, L.L.C., and, subject to Section 5.2 hereof with respect to assignments which require Borrower’s consent pursuant to the Management Agreement, its successors and assigns under the Management Agreement or any other property manager of the Premises reasonably acceptable to Agent provided no Event of Default exists.
          “Property Manager Subordination Agreement” means that certain Subordination and Consent Agreement dated as of the Closing Date between Agent and Property Manager and consented to by Borrower, and any similar agreement hereafter entered into between Agent and Property Manager with respect to any future Management Agreement.
          “Public Company” means a company that is listed on the New York Stock Exchange, Inc. or other public exchange in the United States of America and is subject to the oversight of and regulation by the United States Securities and Exchange Commission.
          “Qualified Counterparty” means a financial institution (other than a Lender) whose senior long term debt is rated A or better by Standard & Poor’s Ratings Group, A2 or better by Moody’s Investors Service, Inc., or equivalent rating by Fitch Inc.
          “Rating Agencies” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”), and any other nationally-recognized statistical rating agency which has been designated by Agent.
          “Recourse Liability Agreement” means that certain Recourse Liability Agreement dated the date hereof made by Guarantor for the benefit of Agent.
          “Recourse Liability Events” means, collectively, any or all of the following:
     (a) without limiting clause (a) of the definition of “Full Recourse Event” set forth in this Section 1.1, fraud or willful misconduct on the part of Borrower or Guarantor or any of their respective principals, directors, officers, agents or employees;
     (b) any intentional material breach of a representation or warranty on the part of Borrower or Guarantor or any of their respective principals, directors, officers, agents or employees;
     (c) appropriation or application by Borrower or Guarantor or any of their respective principals, directors, officers, agents or employees of the proceeds of the Loan, Operating Revenues, insurance proceeds, condemnation awards, Security Deposits, sums payable pursuant to any Interest Rate Protection Agreement, funds from any Account, reserve funds or proceeds of the disposition of all or any portion of the Collateral in contravention of this Loan Agreement or any other Loan Document;

     (d) distributions, dividends or payments made by Borrower in contravention of Section 5.24 of this Loan Agreement or any other Loan Document;
     (e) any failure of Borrower to pay any cost or expense of any nature, including attorneys’ fees and disbursements, transfer taxes and/or fees imposed by a Governmental Authority as a result of the transfer of the Premises or any portion thereof, incurred by Agent and Lenders in connection with or arising out of the enforcement of the Loan or any of the Loan Documents by Agent, to the extent of such costs and expenses;
     (f) any intentional act of physical waste of the Mortgaged Property, any part thereof, by Borrower or Guarantor or any of their respective principals, directors, officers, agents or employees; and
     (g) any Full Recourse Event.
     “Register” has the meaning set forth in Section 7.6 hereof.
          “Regulatory Change” means any change after the date hereof in any law, regulation or treaty (including Regulation D of the Board of Governors of the Federal Reserve System), or any adoption after the date hereof of any new law, regulation or treaty, or in the interpretation or administration of any law, regulation or treaty by any domestic or foreign governmental or monetary authority charged with the interpretation or administration thereof (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), or by any domestic or foreign court.
          “Rents” has the meaning set forth in the Mortgage.
          “Requisite Lenders” means, at any time, non-Defaulting Lenders having Commitments representing at least sixty-six and two-thirds percent (66 2/3%) of the total Commitments of all non-Defaulting Lenders at such time.
          “Restoration” means in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of the Premises affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, the Premises shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Taking, to an integral unit as substantially similar as possible, taking into account the extent of the Taking, to the character and condition of the Premises prior to such Taking, in each case in accordance with this Loan Agreement, all Legal Requirements, the Leases, the Premises Documents, the Permitted Encumbrances and the Franchise Agreement, and to the extent any alterations or additions were made in compliance with this Loan Agreement, with any such alterations or additions. In any case, Restoration shall (i) provide substantially the same (but in no case less than what is required by Legal Requirements, the Leases, the Premises Documents, the Permitted Encumbrances and the Franchise Agreement) amount and type of, and rights with respect to, utilities and parking spaces applicable to the Premises as existed prior to such Casualty or Taking, (ii) provide sufficient (in Agent’s reasonable determination) access across and over the Premises to the public roads and highways, and (iii) be such that the Loan-to-Value Ratio of the Premises, as determined by an Appraisal ordered by Agent at Borrower’s expense on or after the occurrence of the Casualty or Taking, when so restored, together with the amount of any Net Proceeds or Net Restoration Award received by Agent and applied in repayment of the principal amount of the Loan, shall be equal to or less than sixty percent (60%).
          “Security Deposit” means any cash security or other deposit given by or on behalf of a Lessee to the landlord under a Lease.
          “Security Documents” means, collectively, this Loan Agreement, the Mortgage, the Assignment of Agreements, the Assignment of Leases and Rents, any Account Agreement, the UCC Financing Statements and any other Loan Document entered into to secure the Obligations.
          “Special Purpose Bankruptcy Remote Entity” has the meaning set forth on Exhibit D attached hereto.
          “Strike Rate” has the meaning set forth in Section 2.6(a) hereof.
          “Survey” means that certain survey prepared by Mark G. Lee of Paul Lee Associates Engineering Associates, Inc., dated September 25, 2009 and updated on October 22, 2009.
          “Taking” (and its correlative meanings) means any temporary or permanent taking by any Governmental Authority of the Premises or any portion thereof through eminent domain, condemnation or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any portion thereof during the pendency of any such proceedings.
          “Taxes” has the meaning set forth in Section 2.8 hereof.
          “Tenant Security Account” means an account with a bank or other financial institution reasonably acceptable to Agent. The Tenant Security Account as of the Closing Date is set forth in Schedule 4.11 attached hereto
          “Term” means the period commencing on the Closing Date and ending on the then Maturity Date.
          “Title Company” means First American Title Insurance Company.
          “Title Policy” means the mortgagee title insurance policy in favor of Agent issued on the Closing Date, including all endorsements thereto, in an amount equal to the Loan Amount and otherwise in form and content acceptable to Agent.
          “Transfer” means directly or indirectly (a) the conveyance, transfer, assignment, pledge, mortgage, encumbrance, hypothecation or sale, by operation of law or otherwise (including any installment sales agreement for any of the foregoing for a price to be paid in installments), of (i) the Collateral, or any part thereof or interest therein or (ii) any direct or indirect equity or beneficial interest in Borrower, (b) the leasing of all or substantially all of the Premises, (c) the admission of any new member or other owner of any equity or beneficial interest in Borrower or the appointment of any non-member manager of Borrower, or (d) any change in Borrower’s composition or form of business association or any modification of the Borrower Operating Agreement or any of the other organizational documents of Borrower which would result in a change of control (as defined in the definition of “Affiliate” in this Section 1.1) of Borrower or the rights of Guarantor with respect thereto.
          “UCC Financing Statements” means such UCC financing statements as Agent shall deem necessary or desirable to perfect Agent’s security interest in the Collateral (or any portion thereof).
          “Withdrawal Liability” means at any time the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.
          “Zoning Report” means that certain zoning report dated October 21, 2009 prepared by Property and Zoning Resources, Inc. for Agent (Project No. 49836-1).
          SECTION 1.2.    Other Definitional Provisions.
          (a) All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Note or any of the other Loan Documents, or in any other certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.
          (b) Whenever appropriate herein or required by the context or circumstances, the masculine shall be construed as the feminine and/or the neuter, the singular as the plural, and vice versa.
          (c) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.
          (d) The words “include” and “including” wherever used in this Loan Agreement or any other Loan Document shall be deemed to be followed by the words “without limitation”.
          (e) Any reference to any Loan Document or any other document, instrument or agreement in this Loan Agreement or in any other Loan Document shall be deemed to mean such Loan Document or other document, instrument or agreement, as applicable, as it may from time to time be amended, supplemented, restated, consolidated, severed, split, extended, substituted for, partially released, replaced, increased, waived, cross-collateralized, renewed or otherwise modified in accordance with the terms of the Loan Documents.

ARTICLE II
THE LOAN
          SECTION 2.1.    The Loan; Use of Funds. Subject to the conditions and upon the terms herein provided, each Lender severally agrees to lend to Borrower and Borrower agrees to borrow from each Lender, on the Closing Date, an amount up to such Lender’s Commitment, which Commitments in the aggregate shall equal the Loan Amount (the “Loan”). The Loan shall be made by Lenders ratably in proportion to their respective Commitments. The Loan shall be evidenced by the Note. Interest and Additional Interest, if any, shall be payable in accordance with the Note and this Loan Agreement. The Loan shall be repaid with Interest, Additional Interest, costs, fees and charges as more particularly set forth in this Loan Agreement, the Note, the Mortgage and the other Loan Documents. Principal amounts of the Loan which are repaid for any reason may not be reborrowed. The proceeds of the Loan shall be received, held and used by Borrower for (a) costs incurred by Borrower to close the Loan and (b) repayment of certain Indebtedness secured by the Mortgaged Property to the extent required under the documents evidencing such indebtedness to obtain a release of the security interests in the Mortgaged Property granted in connection therewith and a release of Borrower from its obligations and liabilities thereunder.
          SECTION 2.2.    Interest.
          (a) Interest at the Applicable Interest Rate. Until paid in full, and subject to Sections 2.5(c) and 2.9 hereof, each Loan Portion shall bear interest at an interest rate (an “Applicable Interest Rate”) which shall be a LIBOR Rate or Base Rate as designated by Borrower pursuant to Section 2.3 hereof or as otherwise provided in Section 2.3 or 2.9 hereof.
          (b) Interest Payments. Borrower shall pay Interest as provided in this Loan Agreement on each Loan Portion on each Payment Date, in arrears, for the Interest Period then ending. Borrower shall pay Additional Interest as and when provided herein, and in the event any Lender Interest Rate Protection Agreement is in effect, in such Lender Interest Rate Protection Agreement.
          (c) Calculation of Interest.
               (i) Interest accruing at the Applicable Interest Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.
               (ii) Any change in the Base Rate shall be automatically effective as of the day on which such change in rate occurs.
               (iii) Each determination of an interest rate by Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

          SECTION 2.3.    Determination of Applicable Interest Rate.
          (a) Applicable Interest Rate.
               (i) The initial Applicable Interest Rate for the Loan as of the Closing Date shall be as provided in the Funding Direction Statement, and thereafter the Applicable Interest Rate(s) shall be as determined pursuant to the remainder of this Section 2.3.
               (ii) The Applicable Interest Rate (and any related LIBOR Rate Period) from time to time applicable to each Loan Portion upon and after the expiration of the period set forth in Section 2.3(a) hereof and any LIBOR Rate Period applicable to such Loan Portion pursuant to Section 2.3(b) hereof shall be determined in the manner set forth in Section 2.3(c), (d) and (e) hereof.
               (iii) At any particular time, the sum of all Loan Portions shall equal the outstanding principal amount of the Loan.
          (b) Intentionally Omitted.
          (c) LIBOR Rate Conversion Options. Subject to Sections 2.5(c) and 2.3(f) hereof, Borrower may elect to convert the Applicable Interest Rate (i) with respect to any Loan Portion which bears interest at the Base Rate, from the Base Rate to a LIBOR Rate effective on any LIBOR Banking Day, or (ii) with respect to any portion of the Loan which bears interest at a LIBOR Rate, from such LIBOR Rate to another LIBOR Rate effective upon the expiration of the then current LIBOR Rate Period; provided, however, that (x) there shall not have occurred and be continuing any Default or Event of Default, (y) the circumstances referred to in Section 2.9 hereof shall not have occurred and be continuing, and (z) after giving effect to such conversion, there shall be no more than one (1) LIBOR Rate in effect. If Borrower wishes to convert the Applicable Interest Rate on any Loan Portion as permitted by the preceding sentence, Borrower shall give notice thereof (which shall be irrevocable) to Agent prior to 1:00 p.m. (New York City time) on the day that is not less than three (3) LIBOR Banking Days prior to the proposed conversion date specifying (A) the principal amount of the Loan with respect to which such conversion shall occur, (B) the proposed conversion date, which shall be determined in accordance with the preceding sentence, and (C) the applicable LIBOR Rate Period.
          (d) Reversion to Base Rate or One-Month LIBOR Rate. If Borrower fails timely to notify Agent in accordance with Section 2.3(c) or (e) hereof of Borrower’s election of a LIBOR Rate or Base Rate for any Loan Portion with an expiring LIBOR Rate Period or fails to provide all of the information required by Section 2.3(c) or (e) hereof for the election of a LIBOR Rate or a Base Rate, as applicable, the Applicable Interest Rate of such Loan Portion, automatically upon the expiration of such LIBOR Rate Period, shall convert to, in each case provided no Event of Default exists, a LIBOR Rate having a LIBOR Rate Period of one (1) month or, if such one-month LIBOR Rate Period would end after the Maturity Date, a LIBOR Rate Period having a duration equal to the period commencing upon the expiration of such expiring LIBOR Rate Period and ending on and including the Maturity Date, subject to the proviso in the definition of “LIBOR Rate Period” herein, or if an Event of Default exists, the Base Rate. If Borrower is not permitted to elect a LIBOR Rate pursuant to clause (x) or (z) of

Section 2.3(c) hereof, the Applicable Interest Rate of such Loan Portion, automatically upon the expiration of such LIBOR Rate Period, shall convert to a Base Rate.
          (e) Base Rate. Subject to Sections 2.5(c) and 2.3(f) hereof, Borrower may elect to convert the Applicable Interest Rate with respect to any portion of the Loan which bears interest at a LIBOR Rate, from such LIBOR Rate to a Base Rate effective upon the expiration of the then current LIBOR Rate Period, so long as there shall not have occurred and be continuing any Default or Event of Default. If Borrower wishes to convert the Applicable Interest Rate on any Loan Portion as permitted by the preceding sentence, Borrower shall give notice thereof (which shall be irrevocable) to Agent prior to 1:00 p.m. (New York City time) on the day that is not less than three (3) LIBOR Banking Days prior to the proposed conversion date specifying (A) the principal amount of the Loan with respect to which such conversion shall occur, and (B) the proposed conversion date, which shall be determined in accordance with the preceding sentence.
          (f) Interest Rate Corresponding to Interest Rate Protection Agreements; Base Rate. Notwithstanding anything to the contrary set forth in this Section 2.3, at all times that an Interest Rate Protection Agreement is in effect, Borrower shall cause a portion of the Loan corresponding to the notional amount with respect to which any such Interest Rate Protection Agreements were established to have an Applicable Interest Rate which is a LIBOR Rate having a LIBOR Rate Period that is the period used in such Interest Rate Protection Agreement.
          (g) Notice of Applicable Interest Rate Conversion. Agent shall promptly notify each Lender upon its receipt of notice from Borrower pursuant to Section 2.3(c) or (e) hereof electing to convert to an Applicable Interest Rate.
          SECTION 2.4.    Principal Payments.
          (a) Principal Payment at Maturity. Borrower shall pay the unpaid principal balance of the Loan in a single installment on the Maturity Date, together with all accrued Interest and all other sums due under the Loan Documents. Concurrently with any such repayment, Borrower shall pay to Agent all other sums required to be paid pursuant to Section 2.4(g) hereof.
          (b) Amortization Payments. On the Amortization Commencement Date and on each Payment Date thereafter, Borrower shall pay to Agent a fluctuating amount of principal which, if paid monthly together with monthly interest payments due hereunder, would fully amortize an amount equal to the outstanding principal balance of the Loan as of the Amortization Commencement Date over a twenty-five (25) year period assuming a level payment mortgage-style monthly amortization schedule commencing on the Amortization Commencement Date and an interest rate equal to eight percent (8.0%) per annum. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(g) hereof.
          (c) Prepayments from Cash Flow. If a Cash Sweep Condition exists, then on each Payment Date all of the funds on deposit in the “Cash Flow Payment Sub-account”

referenced in the Cash Management Agreement (or such portion thereof determined by Agent) may be applied by Agent, at its election, as prepayments of the Loan until the Loan has been prepaid by an amount which, when applied to the reduction of the principal amount of the Loan employed in the determination of the Debt Service Coverage Ratio giving rise to such Cash Sweep Condition, would result in such Debt Service Coverage Ratio, if recomputed, being greater than the Minimum Debt Service Coverage Ratio. If Agent elects not to apply such funds, such funds shall remain on deposit in the Cash Flow Payment Sub-account as Collateral. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(g) hereof.
          (d) Optional Prepayments. Borrower may, upon at least thirty (30) days’ prior written notice to Agent, prepay the Loan, in whole or in part (in amounts equal to at least $1,000,000), in accordance with this Section 2.4(d). Any such prepayment notice shall specify the date and amount of the prepayment and the Applicable Interest Rate for each Loan Portion (for any portion thereof) being prepaid (identifying said Applicable Interest Rate(s) and the expiration date of the LIBOR Rate Period(s), if any, applicable to said Loan Portion(s) (or portion thereof) being prepaid) and shall be irrevocable after the third (3rd) day preceding the prepayment date specified in such notice. Concurrently with, and as a condition to, any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(g) hereof. If any prepayment notice is revoked by Borrower, Borrower shall pay to Agent all Additional Interest arising on account of such revocation within five (5) Business Days after written demand by Agent.
          (e) Other Sums. Borrower shall pay to Agent all other sums owed to Agent and/or Lenders pursuant to the Loan Documents when such sums are due and payable as provided in the applicable Loan Document, or if no required date for payment is provided therein, within five (5) Business Days after written demand by Agent. To the extent any other such sums are determined on a per diem or similar basis, such sums shall be calculated on the basis of a 360-day year and the actual number of days elapsed.
          (f) Mandatory Prepayment. Borrower shall be required to prepay the Loan as and when required pursuant to Sections 2.19, 5.12 and 5.13 hereof or the Mortgage by paying the principal amount so required to be prepaid. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(g) hereof.
          (g) Reduction of Interest Rate Protection Arrangement and Payment of Other Sums. Concurrently with any repayment or prepayment of principal of the Loan pursuant to this Section 2.4, Borrower shall, as a further condition of such prepayment, (v)(1) in the case of any Lender Interest Rate Protection Agreement other than an interest rate cap, cause a reduction of the notional amount of such interest rate protection arrangement so as to cause such notional amount to correspond to the outstanding principal amount of the Loan, after giving effect to such repayment or prepayment, (2) pay all sums, if any, payable by Borrower pursuant to any Interest Rate Protection Agreement with respect to such reduction and (3) provide evidence to Agent of Borrower’s compliance with clauses (1) and (2) above, (w) pay all accrued and unpaid Interest to and including the date of such repayment or prepayment on the amount being repaid or prepaid, (x) except with respect to any repayment pursuant to Sections 2.4(b) and

(c) hereof, pay all Additional Interest and any other amounts due and payable hereunder, and under the Note, the Mortgage and the other Loan Documents, including all Additional Interest that may be due and payable as a result of such repayment or prepayment, (y) except with respect to any prepayment or repayment pursuant to Section 2.4(b), (c) or (f) hereof, pay the Prepayment Fee, if any, applicable to such prepayment or repayment and (z) except with respect to any repayment pursuant to Section 2.4(b) and (c) hereof, pay all reasonable fees and expenses incurred by Agent in connection with the Loan pursuant to the Loan Documents.
          SECTION 2.5.    Payment; Default Rate; Application of Certain Monies; Priority of Payments; Set-offs.
          (a) Manner of Payment. All sums payable by Borrower under this Loan Agreement or any other Loan Document shall be made in Dollars and in immediately available funds not later than 1:00 p.m. (New York City time) on the date when such payment is due. Such sums shall be payable by wire transfer to the credit of Agent, at Bank of New York, ABA #021-000-018, in favor of PB Capital Corp., Account #8900388935, Reference: Westin Atlanta Airport Hotel, or to such other account or address as Agent may from time to time designate in writing to Borrower. In the event that any sums are received by Agent from or on behalf of Borrower after the applicable time limit set forth in this Section 2.5(a), such sums shall be treated as being received by Agent on the immediately succeeding Business Day for all purposes and Borrower shall be responsible for any costs of Agent and Lenders resulting therefrom, including any Additional Interest or overdraft charges.
          (b) Payment on a Non-Business Day. Whenever any payment to be made under the Loan Documents shall be stated to be due, or if the Maturity Date would otherwise occur, on a day which is not a Business Day, such payment shall be made, and the Maturity Date shall occur, as applicable, on the immediately succeeding Business Day. Any such extension of time shall be included in the computation of payment of Interest (including interest at the Default Rate), fees, and Additional Interest.
          (c) Default Rate.
               (i) Notwithstanding anything to the contrary contained herein or in another Loan Document, if an Event of Default shall have occurred and be continuing, each Loan Portion shall bear Interest from and including the date of the occurrence of such Event of Default (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate with respect to each Loan Portion, which interest at the Default Rate shall be payable upon demand of Agent. Interest accruing at the Default Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.
               (ii) If Borrower shall fail to make a payment on the due date therefor (i.e., the scheduled due date or within the required number of days following written demand therefor to the extent provided under the Loan Documents) of any sum under the Loan Documents (whether principal (other than principal which is accruing interest at the Default Rate pursuant to Section 2.5(c)(i) above), Interest, Additional Interest or other amounts), such sum shall bear Interest from and including the date such payment is due to but excluding the date such payment is made (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate with respect to such sum.
               (iii) Agent’s failure to collect interest at the Default Rate at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected interest at the Default Rate or to collect subsequently accruing interest at the Default Rate.
          (d) Late Payment Fee. Borrower shall pay to Agent for the account of the Lenders a late payment premium in the amount of five percent (5%) of any payment of principal, Interest, Additional Interest, fee or other amount (excluding principal due on the Maturity Date) payable under any Note, this Loan Agreement or the other Loan Documents made more than five (5) days after the due date thereof, which late payment premium shall be due with any such late payment. The acceptance of a late payment premium shall not constitute a waiver of any Default or Event of Default then existing or thereafter arising. Agent’s failure to collect a late payment premium at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected late payment premiums or to collect subsequently accruing late payment premiums.
          (e) Priority of Payments. All payments received with respect to the Loan shall be applied on account of sums due and owing pursuant to the Note, this Loan Agreement, the Mortgage or the other Loan Documents in the manner set forth in the Note.
          (f) No Set-offs. All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents shall be paid in full and without set-offs, counterclaims, deductions or withholdings of any kind.
          SECTION 2.6.    Interest Rate Protection Agreement.
          (a) Interest Rate Protection Agreement. Within seven (7) days after the twenty-first (21st) consecutive day on which LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month (the “Monitoring Rate”), if in effect on such days, would equal or exceed two and one-half of one percent (2.50%) per annum (the “Strike Rate”), Borrower shall enter into and satisfy all conditions precedent to the effectiveness of an agreement (an “Interest Rate Protection Agreement”) that shall satisfy all of the following conditions and shall thereafter maintain such Interest Rate Protection Agreement in full force and effect during the Term:
               (i) The Interest Rate Protection Agreement shall be an interest rate swap, cap, collar or other derivative agreement in customary form and otherwise acceptable to Agent, the effect of which is to protect Borrower against upward fluctuations of an Applicable Interest Rate which is LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of a per annum rate of three percent (3.0%) during the then-remaining portion of the Term and in the notional amount equal to the then-outstanding principal amount of the Loan;

               (ii) The Interest Rate Protection Agreement shall be entered into between Borrower and, at Borrower’s election, Agent, an Affiliate of Agent or a Qualified Counterparty (provided that neither Agent nor any Affiliate of Agent shall have any obligation to offer to Borrower or any other Person or to enter into with Borrower or any other Person any Interest Rate Protection Agreement);
               (iii) In the case of an Interest Rate Protection Agreement which is an interest rate cap agreement, all sums payable by Borrower on account of the purchase price for such Interest Rate Protection Agreement during the term of the Interest Rate Protection Agreement shall have been paid in full on or prior to the effective date thereof;
               (iv) Borrower’s interest in such Interest Rate Protection Agreement, including all rights of Borrower to payment thereunder and any residual value thereof, shall have been collaterally assigned to Agent pursuant to an Assignment of Interest Rate Protection Agreement in the form annexed hereto as Schedule 2.6(a), which shall have been executed and delivered by Borrower on or prior to its entry into such Interest Rate Protection Agreement;
               (v) The financial institution which is the Counterparty to such Interest Rate Protection Agreement shall have executed and delivered to Agent a consent to the collateral assignment of Borrower’s interest in such Interest Rate Protection Agreement referred to in clause (iv) above pursuant to a consent in the form annexed to the Assignment of Interest Rate Protection Agreement or otherwise in form and content reasonably acceptable to Agent (the “Interest Rate Protection Agreement Consent”); and
               (vi) The requirements set forth in Section 2.7(i), if applicable, shall have been satisfied; and
               (vii) Such Interest Rate Protection Agreement shall otherwise be satisfactory to Agent in form and content.
          (b) Intentionally Omitted.
          (c) Institution of Interest Rate Protection Agreement. Borrower shall, within ten (10) Business Days after the twenty-first (21st) consecutive day on which the Monitoring Rate exceeds the Strike Rate, deliver to Agent evidence satisfactory to Agent that Borrower has entered into and satisfied all requirements to the effectiveness of an Interest Rate Protection Agreement that shall satisfy all of the requirements set forth herein.
          (d) Failure to Provide Interest Rate Protection. In the event that Borrower breaches its obligation to enter into and maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.6(a) hereof, or fails to deliver the evidence required pursuant to Section 2.6(c) hereof as and when required therein, in addition to Agent’s rights and remedies hereunder or under the other Loan Documents, Agent may, but shall have no obligation to, at Borrower’s sole cost and expense and on Borrower’s behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to Section 2.6(a) hereof. In the event that Agent shall elect to enter into an Interest Rate Protection Agreement on Borrower’s behalf, such Interest Rate Protection Agreement, at Agent’s election, may be a Lender Interest Rate Protection Agreement. Agent is hereby irrevocably appointed the true and lawful attorney of

Borrower (coupled with an interest), in its name and stead, to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto in the event that Borrower breaches its obligation to enter into and maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.6(a) hereof or breaches its obligation to deliver to Agent the evidence required pursuant to Section 2.6(c) hereof as and when required therein and during the continuance of either of such breaches, and for that purpose Agent may execute all necessary agreements and instruments, and may substitute one or more persons with like power, Borrower hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. All sums paid and liabilities incurred by Agent pursuant to this Section 2.6 shall be paid by Borrower (and not from the proceeds of the Loan) within five (5) Business Days after Agent’s demand with interest at the Default Rate to the date of payment to Agent and such sums and liabilities, including such interest, shall be deemed and shall constitute advances under this Loan Agreement and be evidenced by the Note and be secured by the Loan Documents.
          (e) Obligation of Borrower Unaffected by Interest Rate Protection Agreement. No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay Interest or Additional Interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.
          (f) Termination, etc. of Interest Rate Protection Agreement. Borrower shall not terminate, modify, cancel or surrender, or permit the termination, modification, cancellation or surrender of, any Interest Rate Protection Agreement without the prior consent of Agent (provided that a modification the sole effect of which is to reflect a reduction in the notional amount by the amount of any prepayment of the Loan made in accordance with the terms hereof shall not require Agent’s consent). Within five (5) Business Days after Borrower obtains knowledge of or receipt of notice (which may be given by Agent or a Lender) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, Borrower shall substitute for such defaulted Interest Rate Protection Agreement another Interest Rate Protection Agreement (to which the Person that defaulted under the defaulted Interest Rate Protection Agreement is not a party) so that, after giving effect to such substitution, Borrower is in compliance with the requirements of Section 2.6(a) hereof.
          (g) Receipts from Interest Rate Protection Agreements. All payments due to Borrower pursuant to any Interest Rate Protection Agreement, including upon any termination thereof, shall be payable to and held by Agent; provided, however, that all periodic “net payments” and any other payments due to Borrower so received by Agent in connection with a payment made by the Counterparty to any Interest Rate Protection Agreement shall be applied by Agent on account of Interest then due and payable or which becomes due and payable on the Loan. If an Event of Default occurs, Agent may, in its sole discretion, for so long as such Event of Default is continuing and in addition to any other rights and remedies hereunder, apply the amounts so held by Agent to the Loan or other amounts due under the Loan Documents at Agent’s election. Until such time as all Obligations have been paid in full, Borrower shall have no right to withdraw or otherwise apply any funds received by Agent on account of any Interest Rate Protection Agreement. Such funds shall constitute additional security for the Obligations, a security interest therein being granted hereby. In the event Borrower receives any sums pursuant to or in connection with any Interest Rate Protection Agreement, it shall immediately pay such sums to Agent.
          (h) Security. No Interest Rate Protection Agreement shall be secured by all or any portion of the Collateral unless it is a Lender Interest Rate Protection Agreement, in which case such Lender Interest Rate Protection Agreement shall be secured pari passu with the principal amount of the Loan secured by the Mortgage and the other Loan Documents. In amplification of the foregoing, in the event that any payment received by Borrower hereunder is insufficient to pay all amounts due and owing on the date of such payment, such payment shall be applied pari passu together with any application thereof to the outstanding principal of the Loan.
          SECTION 2.7.    Additional Interest. Borrower shall pay to Agent the following losses, costs and expenses of Agent or any Lender incurred or estimated by Agent or such Lender, as applicable, to be incurred:
     (a) all losses, costs and expenses incurred by reason of obtaining, liquidating or redeploying deposits or other funds acquired by Agent or such Lender to fund or maintain the Loan, including by means of a prepayment of the Loan, delay or failure to convert the Applicable Interest Rate to a LIBOR Rate or to prepay the Loan when required hereunder, any revocation of a notice of prepayment, or otherwise; and
     (b) any sums becoming payable by Borrower pursuant to any Lender Interest Rate Protection Agreement, including any termination thereof.
In any of the foregoing events, Borrower shall pay to Agent, concurrently with any principal payment with respect to clause (a) of this Section 2.7 and within five (5) Business Days after written demand in all other cases, or in the case of any Lender Interest Rate Protection Agreement, such shorter period as shall be specified therein, such amount as shall equal the amount of the Additional Interest certified by Agent (or the applicable Lender) to Borrower by reason of such event. A certificate as to the amount of such Additional Interest submitted by Agent to Borrower setting forth Agent’s (or the applicable Lender’s) basis for the determination of Additional Interest shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any Additional Interest attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.
          SECTION 2.8.    No Withholdings. All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all present and future taxes, levies, imposts, deductions, duties, filing and other fees or charges, excluding Excluded Taxes (collectively, “Taxes”). In the event that Borrower is prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes, then Borrower shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Lenders after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required;

provided, however, that Borrower shall not be obligated to pay such additional amount on account of a specific Lender if at the time such Lender became a “Lender” hereunder, Borrower is required to deduct or withhold any sums solely because such Lender had a legal basis to deliver, but failed to deliver, to Borrower (a) a duly executed copy of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or any successor form or any required renewal thereof, as the case may be, certifying in each case that such Lender is entitled to receive payments hereunder or under the other Loan Documents without deduction or withholding of any United States federal income taxes or (b) a duly executed United States Internal Revenue Service Form W-8 BEN or W-9 or any successor form or any required renewal thereof, establishing that a full exemption exists from United States backup withholding tax, and as result of such failure, Borrower was prohibited by the IRC from making any such payment free of such deductions or withholding. Notwithstanding anything contained in this Section 2.8, in no event will any Lender’s failure to deliver any such forms, or any renewal or extension thereof, affect, postpone or relieve Borrower from any obligation to pay Interest, principal, Additional Interest and other amounts due under the Loan Documents (other than amounts due under this Section 2.8 as a result of a Lender’s failure to deliver such forms). Such additional amount shall be due concurrently with the payment with respect to which such additional amount is owed in the amount of Taxes certified by Agent (or the applicable Lender). A certificate as to the amount of Taxes submitted by Agent to Borrower setting forth Agent’s (or the applicable Lender’s) basis for the determination of Taxes shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any Taxes attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.
SECTION 2.9.    Unavailability of LIBOR; Illegality.
          (a) Unavailability of LIBOR. If on any date on which Borrower seeks to establish a LIBOR Rate as the Applicable Interest Rate pursuant to Section 2.3 hereof or on which a LIBOR Rate would otherwise apply pursuant to Section 2.3(d) hereof, Agent determines (which determination shall be conclusive and binding upon Borrower) that (i) Dollar deposits in an amount approximately equal to the then outstanding principal balance of the Loan Portion bearing interest at a LIBOR Rate are not generally available at such time in the London interbank Eurodollar market for deposits in Eurodollars, (ii) reasonable means do not exist for ascertaining LIBOR, or (iii) the Applicable Interest Rate would be in excess of the maximum interest rate which Borrower may by law pay, Agent shall promptly give notice (the “Non-Availability Notice”) of such fact to Borrower and the option to convert to or to continue the Applicable Interest Rate on such Loan Portion as a LIBOR Rate shall be suspended until such time as such condition no longer exists. In the event that the option to elect, to convert to or to continue an Applicable Interest Rate as a LIBOR Rate shall be suspended as provided in this Section 2.11(a), effective upon the giving of the Non-Availability Notice, and if applicable, effective as of the first date that a LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d) hereof, interest on the Loan Portion for which a LIBOR Rate was to be determined shall be payable at the Base Rate, from and including the date of the giving of the Non-Availability Notice (or the date that such LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d) hereof, if applicable) until the Maturity Date or until any earlier date on which a LIBOR Rate shall become effective for such Loan Portion pursuant to Section 2.3 hereof following the giving of notice by Agent to Borrower that the conditions referred to in this Section 2.9(a) no longer exist.
          (b) Illegality. In the event that at any time while any Loan Portion bears interest at a LIBOR Rate, any Lender determines (which determination shall be conclusive and binding on Borrower) that it is or shall become illegal for such Lender to maintain the Loan or a portion thereof on the basis of one or more LIBOR Rates, Agent shall promptly after receiving notice thereof from such Lender give notice of such fact to Borrower, and the option to elect, to convert to or to continue the Applicable Interest Rate on any Loan Portion as a LIBOR Rate shall be suspended until such time as such condition shall no longer exist. In the case of existing Loan Portions affected by the circumstances described in the immediately preceding sentence, the Applicable Interest Rate on such Loan Portion shall be converted automatically to the Base Rate (unless such Lender determines that such conversion is not required with respect to any existing Loan Portion) and shall be payable at the Base Rate in the same manner as provided in Section 2.9(a) hereof.
SECTION 2.10.    Increased Costs and Capital Adequacy.
          (a) Borrower agrees to pay Agent additional amounts as Agent shall determine will compensate Lenders for costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable as a result of any Regulatory Change (i) changing the basis of taxation of payments to any Lender (other than taxes imposed on all or any portion of the overall net income of any Lender by the United States or by any political subdivision or taxing authority of the United States), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (whether directly, indirectly or on a portfolio wide basis) or (iii) imposing on any Lender any other condition affecting the Note or the Loan.
          (b) If any Lender shall determine in good faith that (i) any change after the date hereof in the application of any law, rule, regulation or guideline adopted or arising out of the June 2006 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “Basel II: International Convergence of Capital Measurement and Capital Standards: a Revised Framework - Comprehensive Version,” or any change in the interpretation or administration thereof by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any change in or adoption of after the date hereof any other law, rule, regulation or guideline regarding capital adequacy, or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency based on any such change or adoption, has or would have the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then from time to time Borrower shall pay to Agent such additional amounts as will compensate Lenders for such actual reduction with respect to any portion of the Loan outstanding.

          (c) Any amount payable by Borrower pursuant to Section 2.10(a) or (b) hereof shall be paid to Agent within five (5) Business Days of receipt by Borrower of a certificate of Agent setting forth the amount due and Agent’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Agent’s right to demand payment of such amount for any subsequent or prior period.
          SECTION 2.11.    Usury. The Note, this Loan Agreement, the Mortgage, and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Obligations at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract for or to agree to pay. If by the terms of the Note, this Loan Agreement, the Mortgage or any other Loan Document, Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and, to the extent not prohibited by applicable law, the interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.
          SECTION 2.12.    Closing. The Closing shall be held pursuant to an escrow with the Title Company.
          SECTION 2.13.    Fees. Borrower shall pay the fees provided for in the Loan Fee Letter in accordance with the terms of this Loan Agreement and the Loan Fee Letter.
          SECTION 2.14.    Clearing Account and Lockbox Account.
          (a) Borrower shall cause all Operating Revenues to be paid and deposited directly into the Lockbox Account or the Clearing Account. Borrower shall also deliver to Agent a Credit Card Servicer Agreement from each credit card company, servicer or agency used by Borrower and/or Property Manager, executed by Borrower and/or Property Manager, as applicable, and such credit card company, servicer or agency promptly after engaging same. If, however, Borrower or Property Manager for any reason receives Operating Revenues Borrower shall deposit same into the Lockbox Account or the Clearing Account promptly, but in any event, within two (2) Business Days of receipt. All available sums on deposit in the Clearing Account shall be swept on a daily basis to the Lockbox Account. All sums held in the Clearing Account shall constitute additional security for the Obligations. Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to the Clearing Account and all sums on deposit therein as additional security for the Obligations. Agent shall have sole control over the Clearing Account and neither Borrower nor any other Person other than Agent shall have any right to, and Borrower covenant that they shall not, withdraw any amounts from, the Clearing Account. All interest earned on amounts deposited in the Clearing Account shall be re-deposited therein and become part thereof. No funds in the Clearing Account may be commingled with any funds of Manager or any other Person. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Clearing Account specified in this Loan Agreement or in any other Loan Document. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to the Clearing Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Borrower shall not close or consent to Property Manager’s closing the Clearing Account without obtaining the prior consent of Agent. Borrower shall maintain the Clearing Account and shall pay all fees and charges with respect thereto when due, and shall keep in full force and effect the Account Agreement with respect thereto. In the event that the Account Agreement applicable to the Clearing Account is terminated, or the bank or financial institution at which the Clearing Account is held otherwise no longer acts as the depository thereof, Borrower shall open another Clearing Account at another bank or financial institution reasonably acceptable to Agent and, concurrently with opening same, execute and deliver, and cause such bank or financial institution to execute and deliver, to Agent an Account Agreement with respect thereto.
          (b) All sums on deposit in the Lockbox Account shall be held, disbursed and applied in accordance with this Loan Agreement and the Cash Management Agreement. All sums held in the Lockbox Account shall constitute additional security for the Obligations. Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to the Lockbox Account and all sums on deposit therein as additional security for the Obligations. Agent shall have sole control over the Lockbox Account and neither Borrower nor any other Person other than Agent shall have any right to, and Borrower covenant that they shall not, withdraw any amounts from, the Lockbox Account. All interest earned on amounts deposited in the Lockbox Account shall be re-deposited therein and become part thereof. No funds in the Lockbox Account may be commingled with any funds of Property Manager or any other Person. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Lockbox Account specified in this Loan Agreement or in any other Loan Document. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to the Lockbox Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Borrower shall not close or consent to Property Manager’s closing the Lockbox Account without obtaining the prior consent of Agent. Borrower shall maintain the Lockbox Account and shall pay all fees and charges with respect thereto when due. In the event that the Cash Management Agreement is terminated, or the Depositary otherwise no longer acts as the cash management bank thereunder, Borrower shall open another Lockbox Account at another bank or financial institution reasonably acceptable to Agent and, concurrently with opening same, execute and deliver, and cause such bank or financial institution to execute and deliver, to Agent an agreement in substitution of the Cash Management Agreement in substantially the same form, and otherwise reasonably acceptable to Agent.
          (c) All sums held in the Operating Account and the GM Account shall constitute additional security for the Obligations. Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to the Operating Account and the GM Account and all sums on deposit in each of said Accounts as additional security for the Obligations. Agent shall have sole control over the Operating Account and the GM Account subject to the terms of this Section 2.14(c). Borrower and Property Manager may from time to time make withdrawals from the Operating Account and the GM Account to pay Operating Expenses, to make distributions to or repay loans permitted hereunder from Borrower’s members, to pay for alterations and other Capital Expenditures and FF&E Expenditures and for any other purposes of

Borrower, subject, however, to any limitations and prohibitions on withdrawals and use of funds set forth in this Loan Agreement and the other Loan Documents (and to transfer funds from the Operating Account to the GM Account for the purposes of paying the foregoing items, subject, however, to the provisions of this Section 2.14(c)). All interest earned on amounts deposited in the Operating Account and the GM Account shall be re-deposited therein and become part thereof. No funds in the Operating Account or the GM Account may be commingled with any funds of Property Manager or any other Person. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Operating Account and the GM Account specified in this Loan Agreement or in any other Loan Document. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to the Operating Account or the GM Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Borrower shall not close or consent to Property Manager’s closing the Operating Account without obtaining the prior consent of Agent. Borrower shall maintain the Operating Account and shall pay all fees and charges with respect thereto when due. In the event that the Account Agreement applicable to the Operating Account is terminated, or the bank or financial institution at which the Operating Account is held otherwise no longer acts as the depository thereof, Borrower shall open another Operating Account at another bank or financial institution acceptable to Agent and, concurrently with opening same, execute and deliver, and cause such bank or financial institution to execute and deliver, to Agent an Account Agreement with respect thereto. Borrower represents to Agent and Lenders that as of the Closing Date, the balance of the GM Account does not exceed $20,000. Borrower agrees that the balance of the GM Account shall not exceed $20,000 (unless an Account Agreement is in effect with respect to the GM Account at all times that the balance thereof exceeds $20,000). Borrower shall not close or consent to Property Manager’s closing the GM Account, shall maintain the GM Account and shall pay all fees and charges with respect thereto when due, provided, however, that Borrower may close or consent to Property Manager’s closing the GM Account without obtaining the prior consent of Agent so long as the balance thereof does not exceed $20,000 and such balance is transferred to the Operating Account upon the closing of the GM Account. Borrower may not open another Account in replacement of the GM Account without obtaining the prior consent of Agent.
          SECTION 2.15.    Tenant Security Account.
          (a) Borrower shall comply with all Legal Requirements and the applicable Lease applicable to any security given under any Lease. Subject to the foregoing, Borrower shall deposit or cause to be deposited all Security Deposits under Major Leases into the Tenant Security Account within two (2) Business Days after receipt. Prior to accepting any Security Deposit under any Major Lease, if a Tenant Security Account shall not have been opened or an Account Agreement with respect thereto shall not be in effect, Borrower shall open a Tenant Security Account and deliver to Agent an Account Agreement executed by Borrower and the bank or other financial institution where said Account is held with respect to such Account.
          (b) Borrower shall not withdraw any sums from the Tenant Security Account or apply any security deposits if an Event of Default has occurred and is continuing. Borrower may make withdrawals from the Tenant Security Account at such time as no Event of Default has occurred and is continuing provided the proceeds are (i) applied in the ordinary course of business to sums due under the applicable Major Lease when the terms of such Major Lease or applicable Legal Requirements permit the application thereof or (ii) returned to the applicable Lessee pursuant to Legal Requirements or the terms of the applicable Major Lease which require Borrower to return such other Security Deposit. Upon the occurrence and during the continuation of an Event of Default, neither Borrower nor any other Person shall have any right to, and Borrower covenants that it shall not, withdraw any amounts from the Tenant Security Account or apply any Security Deposits, except as may be approved by Agent. In the event an Event of Default exists but Borrower is required pursuant to the terms of the applicable Lease or applicable Legal Requirements to return any Security Deposit to the applicable Lessee, Borrower shall deliver a notice to Agent certifying same and stating the reason therefor. Agent shall, at Agent’s option and at Borrower’s sole cost and expense, either permit Borrower to return the Security Deposit to the applicable Lessee or, if Agent elects with respect to any Major Lease, cause such Security Deposit to be returned directly to the applicable Lessee.
          (c) All sums on deposit in the Tenant Security Account shall be held, disbursed and applied in accordance with this Loan Agreement. All sums held in the Tenant Security Account shall constitute additional security for the Obligations. Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to the Tenant Security Account and all sums on deposit therein as additional security for the Obligations. Agent shall have sole control over the Tenant Security Account and neither Borrower nor any other Person other than Agent shall have any right to, and Borrower covenant that they shall not, withdraw any amounts from, the Tenant Security Account except as provided in this Section 2.15. All interest earned on amounts deposited in the Tenant Security Account shall be re-deposited therein and become part thereof. No funds in the Tenant Security Account may be commingled with any funds of Manager or any other Person or any other funds of Borrower. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Tenant Security Account specified in this Loan Agreement or in any other Loan Document. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to the Tenant Security Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Borrower shall not close or consent to Property Manager’s closing the Tenant Security Account without obtaining the prior consent of Agent, which Agent shall provide at Borrower’s request if there ceases to be any Security Deposit under any Major Lease. Except as provided in the immediately preceding sentence, Borrower shall maintain the Tenant Security Account and shall pay all fees and charges with respect thereto when due. In the event that the Account Agreement applicable to the Tenant Security Account is terminated, or the bank or financial institution at which the Tenant Security Account is held otherwise no longer acts as the depository thereof, Borrower shall open another Tenant Security Account at another bank or financial institution reasonably acceptable to Agent and, concurrently with opening same, execute and deliver, and cause such bank or financial institution to execute and deliver, to Agent an Account Agreement with respect thereto.
          SECTION 2.16.    FF&E Reserve Account.
          (a) On each Payment Date, and in addition to all other amounts then due and owing, Borrower shall deposit into the FF&E Reserve Account the FF&E Reserve Amount for the second (2nd) calendar month immediately prior to such Payment Date (e.g., the payment due on May 1, 2010 shall be the FF&E Reserve Amount for March, 2010). Borrower shall cause all sums on deposit in the FF&E Reserve Account to be deposited into the Lockbox Account upon the demand of Agent at any time that a Cash Sweep Condition exists.
          (b) All sums held in the FF&E Reserve Account shall constitute additional security for the Obligations. Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to the FF&E Reserve Account and all sums on deposit therein as additional security for the Obligations. Agent shall have sole control over the FF&E Reserve Account and neither Borrower nor any other Person other than Agent shall have any right to, and Borrower covenants that they shall not, withdraw any amounts from, the FF&E Reserve Account upon the occurrence and during the continuance of an Event of Default. At all other times, and subject to the other terms and conditions of the Loan Documents, Borrower may withdraw sums from the FF&E Reserve Account to pay FF&E Expenditures. All interest earned on amounts deposited in the FF&E Reserve Account shall be re-deposited therein and become part thereof. No funds in the FF&E Reserve Account may be commingled with any funds of Property Manager or any other Person. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the FF&E Reserve Account specified in this Loan Agreement or in any other Loan Document. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to the FF&E Reserve Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Borrower shall not close or consent to Property Manager’s closing the FF&E Reserve Account without obtaining the prior consent of Agent. Borrower shall maintain the FF&E Reserve Account and shall pay all fees and charges with respect thereto when due. In the event that the Account Agreement applicable to the FF&E Reserve Account is terminated, or the bank or financial institution at which the FF&E Reserve Account is held otherwise no longer acts as the depository thereof, Borrower shall open another FF&E Reserve Account at another bank or financial institution reasonably acceptable to Agent and, concurrently with opening same, execute and deliver, and cause such bank or financial institution to execute and deliver, to Agent an Account Agreement with respect thereto.
          SECTION 2.17.    Return of Funds in Accounts(a) . When the obligations of the parties to this Loan Agreement are terminated in accordance with Section 6.10 hereof, Agent shall notify the banks or other financial institutions that are party to the Account Agreements that Agent’s security interest no longer applies to the Accounts under such Account Agreements and that such Account Agreements should be terminated, and direct such banks to release the funds therein as Borrower may direct.
          SECTION 2.18.    Fees. Borrower shall pay to the fees provided for in the Loan Fee Letter in accordance with the terms of this Loan Agreement and the Loan Fee Letter.
          SECTION 2.19.    Changes in Law Regarding Taxation of Property. In the event of the passage after the Closing Date of any law deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or changing in any way the laws for the taxation of deeds of trust, mortgages or debts secured by deeds of trust or mortgages or the manner of the collection of any such taxes, and imposing a tax, either directly or indirectly, on any Note, the Mortgage or any other Loan Document, Borrower shall pay any tax imposed as a result of any such law, plus such amount as shall be sufficient to compensate Lenders for any tax imposed upon it in consequence of any such payment within ten (10) days after demand by Agent, provided, that if, in the opinion of Agent’s Counsel, Borrower is not permitted by law to pay such taxes, Agent shall have the right, at its option, by notice to Borrower, to declare the Loan to be and become due and payable not less than ninety (90) days after the giving of such notice, without penalty or prepayment fees.
ARTICLE III
CONDITIONS PRECEDENT TO THE
EFFECTIVENESS OF THIS LOAN AGREEMENT
          This Loan Agreement shall not be effective until the following conditions shall have been satisfied, except to the extent that Agent may elect (which election may be made without written or express notice of such waiver) to waive any such conditions:
          SECTION 3.1.    Representations and Warranties. The representations and warranties made by Borrower and Guarantor in the Loan Documents and in each certificate, document, or financial or other statement furnished by Borrower or Guarantor pursuant to or in connection therewith, shall be true and correct on and as of the Closing Date.
          SECTION 3.2.    Receipt of Items and Documents by Agent. Agent shall have received and approved the following items and documents, duly executed and in recordable form where applicable, in each case in form and substance satisfactory to Agent:
          (a) a pro forma Title Policy;
          (b) the Survey;
          (c) all Leases in effect as of the Closing Date, and if required by Agent, estoppel certificates from all Lessees and subordination, non-disturbance and attornment agreements with all Lessees whose Leases by their terms are not subordinate to the Mortgage;;
          (d) current UCC, judgment, bankruptcy and other search reports with respect to Borrower, Guarantor and such other Persons as Agent may require;
          (e) unless such information is indicated on the Survey, a certificate from a licensed surveyor or an insurance broker that the Premises are not located in a flood hazard plain as indicated on the maps of the Federal Emergency Management Agency;
          (f) the Environmental Report (and, if such report is not addressed to Agent, a reliance letter for same addressed to Agent), a property condition report and a geotechnical report (and, if such reports are not addressed to Agent, reliance letters for same addressed to Agent);
          (g) the tax identification number, organizational identification number, and social security number (as applicable) for each of Borrower, Guarantor and such direct or indirect beneficial or equitable owners of Borrower as requested by Agent

          (h) an organizational chart with respect to Borrower; copies of all organizational and authorizing documents of Borrower and Guarantor; evidence of the good standing of Borrower and Guarantor in their jurisdiction of organization; and evidence of the good standing/qualification to do business in the jurisdiction in which the Premises are located;
          (i) copies of all licenses, easements, plats or other agreements or instruments pertaining to the Premises and all other Permitted Encumbrances and Premises Documents;
          (j) copies of Operating Agreements;
          (k) the Insurance Policies and copies, certificates of insurance or other evidence of the Insurance Policies satisfactory to Agent, together with evidence that:
               (i) all such Insurance Policies then have an unexpired term acceptable to Agent;
               (ii) the premiums then due have been paid in full; and
               (iii) such Insurance Policies are in full force and effect;
          (l) a letter or report of Agent’s insurance consultant concerning Borrower’s compliance with the requirements of this Loan Agreement as to the Insurance Policies and such other matters pertaining to insurance as Agent may require;
          (m) evidence satisfactory to Agent that the Land and the Premises comply with all Legal Requirements and that, to the extent required by Legal Requirements to be in effect, all Operating Permits are in full force and effect;
          (n) an Appraisal indicating a Loan-to-Value Ratio of no more than sixty percent (60%);
          (o) certified copies of the balance sheets and other financial statements of Borrower, Guarantor and the Premises as Agent shall require, and completion of Agent’s review of the financial condition of Borrower, Guarantor and the Premises;
          (p) a certified copy of the Management Agreement;
          (q) a certified copy of the Franchise Agreement;
          (r) the Franchise Comfort Letter;
          (s) copies of official photographic identification (passport or driver’s license) of the individuals who sign on behalf of Borrower and Guarantor, and such other principals of those Persons as Agent requires, certified by Borrower’s attorney or a notary public as true and correct copies;
          (t) opinions in form, substance and scope satisfactory to Agent and Agent’s counsel from counsel satisfactory to Agent as to such matters as Agent shall request; and

          (u) such other documents, instruments, reports, opinions, estoppel certificates and approvals as Agent or Agent’s Counsel may require.
          SECTION 3.3.    Closing Documents, Etc. Agent shall have received fully executed and, where appropriate, acknowledged counterparts of this Loan Agreement, each of the other Loan Documents and all other documents, agreements, instruments, certificates and other items which are expressly required under the Loan Documents or Agent shall otherwise require, each of which shall be dated as of the Closing Date, unless otherwise expressly stated (all of which shall be in such form, substance and content as Agent shall require).
          SECTION 3.4.    Payment of Fees and Expenses. Agent shall have received payment of all fees and expenses required to be paid pursuant to the Loan Fee Letter, this Loan Agreement or the other Loan Documents, including Section 5.15 hereof.
          SECTION 3.5.    Adverse Conditions; Internal Approval. Agent shall be satisfied that there has been no material disruption or material adverse change in financial, banking, real estate or capital market conditions, and shall have received all internal underwriting approvals to make the Loan and otherwise pertaining to Borrower and all other relevant parties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          To induce Lenders to make the Loan and Lenders and Agent to enter into this Loan Agreement and to perform Lenders’ and Agent’s obligations hereunder, Borrower hereby represents and warrants to Agent and Lenders as follows as of the date hereof (which representations and warranties shall survive the execution and delivery of this Loan Agreement and the other Loan Documents, regardless of any investigation made by Agent or Lenders or on its or their behalf).
          SECTION 4.1.    Due Organization Borrower is a Delaware limited liability company duly organized and validly existing under the laws of the state of its formation and duly qualified to do business in the State where the Premises are located. Borrower has all necessary power and authority to own its properties and to conduct its business as presently conducted or proposed to be conducted and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents to which it is a party, and all other agreements and instruments to be executed by Borrower in connection herewith and therewith. Attached to the Borrower’s Certificate is a true and correct organizational chart of Borrower, and the information shown thereon is true and correct, as of the Closing Date.
          SECTION 4.2.    Due Execution. This Loan Agreement and the other Loan Documents to which Borrower is a party have been duly executed and delivered, and all necessary actions have been taken to authorize Borrower to perform its obligations hereunder and thereunder.

          SECTION 4.3.    Enforceability. This Loan Agreement and the other Loan Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower.
          SECTION 4.4.    No Violation. The consummation of the transactions herein contemplated, the execution and delivery of this Loan Agreement, the other Loan Documents to which Borrower is a party, and all other agreements and instruments to be executed by Borrower in connection herewith and therewith, and the performance by Borrower of its obligations hereunder and thereunder, do not and will not (a) violate any Legal Requirement, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which Borrower or any Affiliate of Borrower is a party or by which it or any of its properties is bound, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower or any Affiliate of Borrower (except as contemplated by this Loan Agreement and by the other Loan Documents), or (d) violate any provision of the Borrower Operating Agreement or other organizational documents of Borrower. Borrower is not in default with respect to any Legal Requirement relating to its formation or organization.
          SECTION 4.5.    No Litigation. Other than “slip-and-fall” and other routine claims ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect and are covered by Borrower’s insurance and with respect to which the insurer has not denied coverage or refused to defend and immaterial contract disputes involving Borrower and its contractors or service suppliers ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect, and further except as set forth on Schedule 4.5 attached hereto or in Guarantor’s most recent 10-Q filing with the Securities and Exchange Commission, there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority (a) pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, the Premises, the Collateral or any part thereof (including any condemnation or eminent domain proceeding against the Premises, or any part thereof) or (b) pending or, to Borrower’s knowledge, threatened, which affect or might affect the validity or enforceability of any Security Document (or the priority of the lien thereof), or any of the Loan Documents.
          SECTION 4.6.    No Default or Event of Default. No Default or Event of Default has occurred and is continuing.
          SECTION 4.7.    Offsets, Defenses, Etc. Borrower has no offsets, defenses or counterclaims against its obligations under the Loan Documents, any and all such offsets, defenses and counterclaims, if any, being waived by Borrower.
          SECTION 4.8.    Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities or any party to any Permitted Encumbrance that are required in connection with the valid execution, delivery and performance by Borrower of this Loan Agreement, the other Loan Documents and all other agreements and instruments to be executed by Borrower in connection herewith or therewith have been obtained and are in full force and effect.
          SECTION 4.9.    Financial Statements and Other Information. All statements of financial condition and related schedules of Borrower and Guarantor heretofore delivered to Agent are true, correct and complete in all material respects, fairly present the financial conditions of the subjects thereof as of the respective dates thereof, and without limiting the foregoing, reflect all direct and contingent liabilities of Borrower and Guarantor, and have been prepared in accordance with GAAP. Title to all assets listed in such statements and schedules of Borrower are held solely in the name of Borrower, and no other Person has an interest therein. No material adverse change has occurred in the financial conditions reflected in the most recent of the aforesaid statements of financial condition and related schedules since the respective dates thereof. Neither the aforesaid statements of financial condition and related schedules nor any certificate, statement, document or information furnished to Agent, Agent’s Counsel or to any other Person at the request of Agent by or on behalf of Borrower, Guarantor or any Affiliate of Borrower or Guarantor in connection with or related to the transactions contemplated hereby, nor any representation nor warranty in this Loan Agreement or any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in any material respect.
          SECTION 4.10.    Full Disclosure. There is no material fact known to Borrower or Guarantor pertaining to Borrower, Guarantor, the Premises or the other Collateral that Borrower has not disclosed to Agent that would or is reasonably likely to have a Material Adverse Effect.
          SECTION 4.11.    Accounts. All accounts of Borrower or of any other Person, including Agent, held on behalf of or for the benefit of Borrower which are required to be established pursuant to this Loan Agreement or any other Loan Document and which are not held at Agent, including the account number of each Account and the name and address of the financial institution at which each Account is held, are as set forth on Schedule 4.11 attached hereto. Borrower has no other accounts except those held at Agent and those set forth on said schedule.
          SECTION 4.12.    Indebtedness. Borrower is not currently indebted or in contract for any Indebtedness, and is not otherwise liable in respect of any Indebtedness, other than Permitted Indebtedness and is not holding out its credit as being available to satisfy the obligations of any other Person.
          SECTION 4.13.    Insurance Policies. The Insurance Policies required to be maintained pursuant to this Loan Agreement are in full force and effect and reflect that Agent and Lenders are properly endorsed in accordance with Schedule 5.11 hereof. Such Insurance Policies satisfy the requirements set forth in Schedule 5.11 hereof and the premiums for the Insurance Policies have been paid in full.
          SECTION 4.14.    Availability of Utilities and Access. Except as shown on the Survey, all utility services and facilities necessary for the current operation, use and occupancy of the Premises in accordance with this Loan Agreement, are available at the boundaries of the

Premises, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities. The Premises have direct physical access to and from at least one public road.
          SECTION 4.15.    No Liens. Except for the Loan Documents, Borrower has not made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Collateral. There exists no Lien on any direct or indirect equity or beneficial interest in Borrower other than any Lien which would be permitted hereunder.
          SECTION 4.16.    Compliance with Legal Requirements. The Legal Requirements, including zoning ordinances and regulations, permit (a) the existing operation, use and occupancy of the Premises, and (b) except as shown on the Survey or in the Zoning Report, the Premises to be restored and such operation, use and occupancy to be continued following a Casualty or Taking, in each case, on an as-of-right basis and without need of any variance, special use permit or similar exception. All Operating Permits for the existing operation, use and occupancy of the Premises have been obtained and are in full force and effect and all conditions to the continued effectiveness of such permits have been satisfied in all material respects. There are no pending or, to Borrower’s knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which the Premises are subject or any of the Operating Permits. Borrower, the Premises and the existing operation, use and occupancy thereof comply in all material respects with all Legal Requirements, including all applicable zoning ordinances and regulations and building codes.
          SECTION 4.17.    Certain Agreements. Borrower has delivered to Agent true, correct and complete copies of all unrecorded Permitted Encumbrances, the Management Agreement, the Franchise Agreement, all Premises Documents, and all Material Operating Agreements. No default in any material respect by Borrower exists under any of the foregoing documents, and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a default in any material respect by Borrower under any of the foregoing documents. Each of the Management Agreement, the Franchise Agreement, the Material Operating Agreements, the Premises Documents and the Permitted Encumbrances is in full force and effect. To Borrower’s knowledge, there are no offsets, claims or defenses to the enforcement by Borrower of the Management Agreement, the Franchise Agreement, any Material Operating Agreement, any Premises Document or any Permitted Encumbrance presently outstanding. Borrower has not received a notice of default under any of the foregoing documents which remains outstanding. To Borrower’s knowledge, no default by any party (other than Borrower) to the Management Agreement, the Franchise Agreement, any Material Operating Agreement, any Premises Document or any Permitted Encumbrance in any material respect exists under any of the foregoing documents, and no grounds for termination by any such party exists, and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a default in any material respect by any such party under any Lease or give rise to any right of any such party to terminate any of the foregoing documents. There are no Operating Agreements which are Material Operating Agreements except for those set forth on Schedule 4.17 attached hereto. The Management Agreement represents the entire agreement between Borrower and Property Manager with respect to the management of the Premises, and there are no other agreements or representations, written or oral, between Borrower and Property

Manager with respect to thereto. The Franchise Agreement represents the entire agreement between Borrower and Franchisor with respect to the hotel franchise for the Premises, and there are no other agreements or representations, written or oral, between Borrower and Franchisor with respect to thereto (other than as set forth in the Franchisor Comfort Letter). Borrower has obtained all consents necessary to collaterally assign the Management Agreement, the Franchise Agreement, the Operating Agreements, the Premises Documents and the Permitted Encumbrances to Agent pursuant to the Loan Documents. No agreement to which Borrower is a party or by which it or any of the Mortgaged Property is bound contains any option to purchase or right of first refusal in favor of any party other than Borrower to purchase the Mortgaged Property or any part thereof.
          SECTION 4.18.    Security Documents. The provisions of each Security Document are effective to create, in favor of Agent for the benefit of itself and Lenders, a legal, valid and enforceable Lien on or security interest in all of the collateral described therein, and when the appropriate recordings and filings have been effected in public offices, each of the Security Documents will constitute a perfected Lien on and security interest in all right, title, estate and interest in the collateral described therein, prior and superior to all other Liens, except as permitted under the Loan Documents.
          SECTION 4.19.    Casualty and Taking. No Casualty has occurred to any portion of the Premises which has not been fully restored. No Taking of any portion of the Premises, or modification, realignment or relocation of any streets or roadways abutting the Premises or denial of access to the Premises from any point of access (public or private), has occurred during Borrower’s ownership of the Premises or, to Borrower’s knowledge, is threatened or pending.
          SECTION 4.20.    Brokerage. Borrower has not dealt with any brokers or “finders” in connection with the Loan other than Cushman & Wakefield (“Broker”), and no brokerage or “finders” fees or commissions are payable by or to any Person other than Broker, in connection with the Loan. Borrower has paid in full all fees, commissions and any and all other compensation due to Broker in connection with the transaction on or prior to the Closing Date.
          SECTION 4.21.    Encroachments. Other than as disclosed on the Survey, the Premises do not encroach upon any building line, setback line, side yard line, any Permitted Encumbrance or any other recorded easement or any visible easement or other easement of which Borrower is aware or has reason to believe may exist, except in the case of immaterial encroachments which are permitted pursuant to the Permitted Encumbrances currently in effect, or encroach over any property line of the Land.
          SECTION 4.22.    Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the IRC.
          SECTION 4.23.    Control Person. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any other subsidiary of a bank holding company of which any Lender is a subsidiary.
          SECTION 4.24.    Government Regulation. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of “purchasing or carrying any margin stock,” within the meaning of Regulation U of the Board of Governors. No portion of the assets of Borrower consists of any such margin stock, and no part of the proceeds of the Loan shall be used to purchase or carry any such margin stock within the meaning of said regulation or to extend credit to others for such purpose.
          SECTION 4.25.    ERISA. None of the assets of Borrower constitute or will constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101; and Borrower is not nor will it be a “governmental plan” within the meaning of § 3(3) of ERISA. Borrower has no obligation, contingent or otherwise, with respect to any Pension Plan, Multiemployer Plan or other employee benefit plan within the meaning of § 3(3) of ERISA. Each employee benefit plan of Borrower that is intended to qualify under § 401 of the IRC does so qualify, and any trust created thereunder is exempt from tax under the provisions of § 401 of the IRC. Each Pension Plan is in compliance in all material respects with all applicable provisions of ERISA, the IRC and other requirements of applicable law. There has been no, nor is there reasonably expected to occur any, ERISA Event. No Pension Plan has any unfunded pension liability. Neither Borrower nor any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.
          SECTION 4.26.    Labor Relations. Borrower is not a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of employees at the Premises, including employees of Borrower, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
          SECTION 4.27.    Name; Principal Place of Business. Except as provided in the Franchise Agreement, Borrower does not use nor will Borrower use any trade name and has not done nor will it do business under any name other than Borrower’s actual name set forth herein. The principal place of business and chief executive office of Borrower is as stated in the first paragraph of this Loan Agreement. Borrower’s books of accounts and records are located at its executive office or its chief place of business.
          SECTION 4.28.    Intellectual Property. Except as provided in the Franchise Agreement, as of the date hereof, the name for the Premises used by Borrower in its marketing material is not a registered trademark. Borrower shall notify Agent of any trademark owned by Borrower. Agent may make any filing, at Borrower’s sole cost and expense, with the United States Patent and Trademark Office or otherwise in order to obtain and perfect a security interest in all trademarks owned by Borrower. To Borrower’s knowledge, there exists no claim by any Person that contests or questions Borrower’s right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of the Premises substantially in the manner as contemplated to be conducted and operated. To Borrower’s knowledge, there are no claims against Borrower, and to Borrower’s knowledge, there is no infringement of the rights of any Person by Borrower, arising from the use of patents, trademarks, copyrights, technology, know-how and processes by Borrower. To Borrower’s knowledge, there is no infringement by any third party on any rights of Borrower in any of its intellectual property. No name or logo used by Borrower in connection with the Premises or any part thereof or business therein is a registered tradename or trademark, other than tradenames or trademarks registered by, licensed to or otherwise properly used by Borrower without infringement (including those provided in the Franchise Agreement) and those owned or used by Lessees, contractors and others in connection with their businesses at the Premises.
          SECTION 4.29.    Flood Zone. Other than as disclosed on the Survey or in any flood hazard certificate delivered to Agent, neither the Premises nor any portion thereof is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.
          SECTION 4.30.    Condition of Property. Except as set forth in the Engineering Report, the Improvements and Personal Property forming a part of the Premises are in good condition and repair in all material respects. Except as set forth in the Engineering Report, there is no patent or, to the Borrower’s knowledge, latent, material structural or other material defect or deficiency in the Improvements or Personal Property.
          SECTION 4.31.    Taxes. All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes, assessments, fees, and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a lien (other than a lien not yet due and payable for which Borrower has reserved the allocable amount thereof over the applicable tax period) on any asset of Borrower, unless such tax, assessment, fee or charge is being contested in accordance with Section 5.8 hereof. To Borrower’s knowledge, there is no material proposed tax assessment against the Premises or any basis for such assessment which is material and not being contested in good faith by Borrower through appropriate proceedings after the establishment of appropriate reserves therefor with Agent’s approval. The Land is separately assessed from all other adjacent land for purposes of real estate taxes, and for all purposes may be dealt with as an independent parcel.
          SECTION 4.32.    Adverse Contracts. Borrower is not a party to any contract or agreement, or subject to any charter or other restriction, which materially and adversely affects its business, including the operation, use and marketing of the Premises in accordance with the standards required pursuant to Section 5.2 hereof, property, assets, operations, condition (financial or otherwise) taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.

          SECTION 4.33.    Adverse Claims. To Borrower’s knowledge, there are no adverse claims to the title of Borrower in and to the Mortgaged Property, the other Collateral, the Premises or any rights appurtenant thereto other than the Permitted Encumbrances.
          SECTION 4.34.    Creditworthiness. Both before and immediately after entering into each of the Loan Documents to which Borrower is a party, Borrower is able to pay its debts and other obligations when due and has a positive net worth (giving effect in each case to Borrower’s release from its obligations under the Indebtedness encumbering the Premises prior to the date hereof, which release has been obtained by Borrower). Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.
          SECTION 4.35.    Patriot Act. None of Borrower, Guarantor, or, to Borrower’s knowledge, any owner of a direct or indirect interest in Guarantor (a) is listed on any Government Lists (as defined below), (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for any Patriot Act Offense (as defined below), (and, with respect to Borrower and Guarantor only, no felony involving a crime or crimes of moral turpitude) or (d) with respect to Borrower and Guarantor only, is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Government Lists”, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrower in writing is now included in “Government Lists”.
          SECTION 4.36.    Leases. Borrower has delivered to Agent true, correct and complete copies of all Major Leases and, as of the Closing Date, all Leases in effect as of the Closing Date. As of the Closing Date, there are no Leases with respect to the Premises other than the Leases delivered to Agent in connection with the closing of the Loan. Except as Borrower has otherwise notified Agent in writing: (a) each Major Lease is in full force and effect; (b) all Rents due and payable under the Major Leases have been paid and no portion of any Rent has been paid for any period more than thirty (30) days in advance; (c) to Borrower’s knowledge there is no claim or basis for a claim by the Lessee under any Major Lease for an adjustment to its fixed rent; (d) no default in any material respect by Borrower exists under any Major Lease, and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a default in any material respect by Borrower under any Major Lease; (e) to Borrower’s knowledge, there are no offsets, claims or defenses to the enforcement by Borrower of any Major Lease presently outstanding; (f) Borrower has not received a notice of default under any Major Lease which remains outstanding; (g) to Borrower’s knowledge, no default by any Lessee in any material respect exists under any Major Lease, and no grounds for termination by any Lessee exists, and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a default in any material respect by any Lessee under any Major Lease or give rise to any right of any Lessee to terminate any Lease; (h) each Lease represents the entire agreement between Borrower and the Lessee thereunder with respect to the leasing of space at the Premises, and there are no other agreements or representations, written or oral, between Borrower and such Lessee with respect to thereto; (i) Borrower has obtained all consents necessary to assign the Major Leases to Agent pursuant to the Loan Documents; (j) no Lease contains any option to purchase or right of first refusal to purchase the Mortgaged Property or any part thereof; (k) all Security Deposits under the Leases are held pursuant to Section 2.15 hereof, and Borrower and Property Manager, if any, are in compliance with all Legal Requirements with respect to all Security Deposits; (l) no use restriction contained in any Major Lease, Permitted Encumbrance or Premises Document is violated by any use permitted under any other Major Lease, any Permitted Encumbrance or any Premises Document; and (m) all Major Leases have been entered into in accordance with the Permitted Encumbrances and the Premises Documents.
          SECTION 4.37.    Special Purpose Entity. Borrower is a Special Purpose Bankruptcy Remote Entity.
          SECTION 4.38.    Solvency. Borrower has (a) not entered into this transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
ARTICLE V
GENERAL AND OPERATIONAL COVENANTS
          SECTION 5.1.    Financial Statements, Reports and Documents of Borrower. Borrower shall deliver to Agent each of the following:
     (a) Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the close of each fiscal year of Borrower, audited financial statements of Borrower for such period and the immediately preceding fiscal year to date, which shall include a detailed balance sheet, statements of operations (income and expenses), cash flow, assets, liabilities (direct and contingent), changes in members’ or partners’ capital or shareholder’s equity, as applicable and any other financial information with respect to Borrower as shall be reasonably required by Agent, in form reasonably acceptable to Agent, prepared in accordance with GAAP consistently applied for all periods, and audited by and accompanied by an opinion thereon by an independent certified public accounting firm selected by Borrower and reasonably acceptable to Agent, which audit shall be unqualified as to the scope of audit and state that such financial statements were prepared in accordance with GAAP, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with generally accepted auditing standards. Such financial statements shall also be certified by the chief executive, operating or financial officer of Borrower or of the managing member (directly or indirectly) of Borrower as being true, correct and complete in all material respects and fairly presenting the financial position of Borrower.
     (b) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each Calendar Quarter, unaudited financial statements of Borrower for such period, the trailing twelve (12) months, the fiscal year to date and the immediately preceding fiscal year to date, which shall include a detailed balance sheet, statements of operations (income and expenses), cash flow, assets, liabilities (direct and contingent), changes in members’ or partners’ capital or shareholder’s equity, as applicable and any other financial information with respect to Borrower as shall be reasonably required by Agent, in form reasonably acceptable to Agent, prepared in accordance with GAAP consistently applied for all periods, and state in comparative form the respective figures for the corresponding date and period in the preceding fiscal year. Such financial statements shall also be certified by the chief executive, operating or financial officer of Borrower or of the managing member (directly or indirectly) of Borrower as being true, correct and complete in all material respects and fairly presenting the financial position of Borrower.
     (c) Monthly Reports. As soon as practical, but in any event no later than twenty-five (25) days after the end of each calendar month:
     (i) a monthly statement with respect to such Account from the financial institution holding such Account, together with any other information relating to such Account as Agent may reasonably request;
     (ii) a STR report for hotels in the same category as the Premises; and
     (iii) a certificate setting forth in reasonable detail Borrower’s calculation of such FF&E Reserve Amount deposited into the FF&E Reserve Account for such calendar month all of which shall be certified by the chief executive, operating or financial officer of Borrower or of the managing member (directly or indirectly) of Borrower as being true, correct and complete in all material respects.

     (d) Compliance Certificate. Within forty-five (45) days after the end of each Calendar Quarter, a certificate executed by the chief executive, operating or financial officer of Borrower or of the managing member (directly or indirectly) of Borrower (in his or her capacity as such) in the form attached hereto as Schedule 5.1(d), accompanied by appropriate calculations showing the Debt Service Coverage Ratio for the applicable period.
     (e) Notices by Governmental Authorities. Promptly upon Borrower’s receipt of same, true and complete copies of any official notice, claim or complaint by any Governmental Authority pertaining to Borrower, Property Manager or Guarantor, the Premises, the Collateral, Borrower’s rights under any Permitted Encumbrance or any license, permit or approval obtained by Borrower which would have a Material Adverse Effect, including any notice from a public authority concerning any tax or special assessment, or any notice of any alleged violation of any zoning ordinance, restrictive covenant, fire ordinance, building code provision, or other Legal Requirement and any notice of any Taking or other eminent domain action or proceeding affecting or threatened against any portion of the Premises.
     (f) Annual Budgets. As soon as available and in any event within thirty (30) days prior to the end of each calendar year, a copy of the operating and capital/FF&E budgets, including all reserves, for the Premises, for the following calendar year. During the existence of any Cash Sweep Condition, Borrower shall not adopt any budget as final without Agent’s prior reasonable consent, and upon the occurrence of any Cash Sweep Condition, Borrower shall submit to Agent for its reasonable approval operating and capital/FF&E budgets regardless of any budget theretofore delivered to Agent. During the existence of any Cash Sweep Condition or Event of Default, no budget shall be amended without the prior reasonable consent of Agent. In the event that Borrower does not timely submit an operating and/or capital/FF&E budget as required hereunder or Agent does not approve such budget, the Approved Operating Budget and/or Approved Capital Budget, as applicable, for the following calendar year shall be the Approved Operating Budget and/or Approved Capital Budget, as applicable, for the immediately preceding calendar year, with such changes thereto as may be required by Franchisor and as may be necessary to pay mandatory increases in Impositions and insurance premiums. In the event that Agent does not approve a budget amendment, the current Approved Operating Budget and/or Approved Capital Budget, as applicable, shall remain in effect, with such changes thereto as may be required by Franchisor and as may be necessary to pay mandatory increases in Impositions and insurance premiums. If Borrower seeks Agent’s consent to a proposed budget or amendment hereto, Borrower may give Agent written notice of such request with such notice containing in boldface type at the beginning of such notice text to the effect that “THIS IS A REQUEST FOR CONSENT TO ONE OR MORE PROPOSED BUDGETS FOR THE FOLLOWING CALENDAR YEAR OR AMENDMENTS TO ONE OR MORE EXISTING BUDGETS PURSUANT TO THAT CERTAIN LOAN AGREEMENT AMONG INTERSTATE ATLANTA AIRPORT, LLC, AS BORROWER, CERTAIN LENDERS AND PB CAPITAL CORPORATION, AS AGENT FOR THE LENDERS. FAILURE TO RESPOND WITHIN THIRTY (30) DAYS AFTER RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE A CONSENT

TO THE BUDGET(S) OR BUDGET AMENDMENT(S) ENCLOSED HEREWITH”, and enclose with such notice a copy of the proposed budgets or amendments, as applicable. If within thirty (30) days after receipt of such notice and copies of the proposed budgets or amendments, as applicable, Agent shall not have responded to Borrower indicating whether or not it consents to same, Agent’s consent to such proposed budgets or amendments, as applicable, shall be deemed given.
     (g) Income Tax Returns. Within thirty (30) days after the filing thereof, true and correct copies of the federal income tax returns and extensions of Borrower, including all schedules, exhibits and attachments thereto or other documents filed together with such returns, unless Borrower is consolidated with another Person for federal income tax purposes and does not separately file federal income tax returns.
     (h) Management and Franchise Agreements; Competition Reports. Contemporaneous with Borrower’s receipt or giving of same, a copy of all material statements and reports provided to or by Borrower pursuant to the Management Agreement and Franchise Agreement and any notice of default and other material notice or other material written communication given under, pursuant to or in connection with the Management Agreement and Franchise Agreement.
     (i) Notification by Borrower. The following notifications:
     (i) promptly after Borrower’s learning thereof, any litigation or proceeding or any mediation or arbitration with respect to Borrower, Guarantor, the Premises, the Collateral, Borrower’s rights under any Permitted Encumbrance, any Premises Document or any license, permit or approval obtained by Borrower or the Liens securing the Obligations, including any challenge to or appeal of any Operating Permit or zoning applicable to the Premises, specifying the nature and status thereof, and any material determinations in all such litigation, proceedings, mediations and arbitrations (other than those arising from “slip-and-fall” and other routine claims ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect and are covered by Borrower’s insurance and with respect to which the insurer has not denied coverage or refused to defend and immaterial contract disputes involving Borrower and its contractors or service suppliers ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect);
     (ii) promptly after Borrower’s learning thereof, any material adverse change in any material fact or circumstance represented or warranted in this Loan Agreement or any of the other Loan Documents, and of any fact or circumstance which might materially and adversely interfere with the operation of the Premises or the ownership of any of the Collateral;
     (iii) within three (3) Business Days after the occurrence thereof, of any acceleration of any Indebtedness of Borrower;

     (iv) within five (5) Business Days after the occurrence thereof, of any name change or change in fiscal year for, or change in the principal place of business or chief executive office of, Borrower;
     (v) within thirty (30) Business Days after the occurrence thereof, a copy of any amendment to the Borrower Operating Agreement or any other organizational document, of Borrower, and promptly following Agent’s request, a list or organizational chart of the owners of direct or indirect beneficial and equitable interests in Borrower in the form attached to the Borrower’s Certificate (and excluding shareholders of Guarantor);
     (vi) promptly upon occurrence thereof, any breach, default or failure of performance by any party under, or any written notice that a party has challenged or denied the validity or enforceability of the Permitted Encumbrances, any Material Operating Agreement, the Management Agreement, the Franchise Agreement or any material other agreement, contract, or other instrument to which Borrower is a party or by which any of its properties are bound;
     (vii) promptly after receipt of notice of the same from any Person, any material adverse claim against or affecting Borrower, Guarantor, the Premises, the Collateral, Borrower’s rights under any Permitted Encumbrance or any license, permit or approval obtained by Borrower or the Liens securing the Obligations (other “slip-and-fall” and other routine claims ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect and are covered by Borrower’s insurance and with respect to which the insurer has not denied coverage or refused to defend and immaterial contract disputes involving Borrower and its contractors or service suppliers ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect); and
     (viii) (i) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event; (ii) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under IRC Section 412 has been filed with respect to any Pension Plan or Multiemployer Plan, a written statement of Borrower describing such ERISA Event or waiver request and the action, if any, Borrower and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; (iii) within thirty (30) days after Borrower or any ERISA Affiliate knows or has reason to know that there has been a material increase in the unfunded pension liability of any Pension Plan, notice of such occurrence; (iv) simultaneously with the date that Borrower or any ERISA Affiliate files a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and (v) within ten (10) days after Borrower or any ERISA Affiliate adopts a new Pension Plan or becomes obligated to contribute to a Multiemployer Plan, written notice describing same.
     (j) Notice Regarding Contracts. Promptly following the occurrence thereof, notification of any material changes in any Material Operating Agreement to the extent same has or would reasonably be likely to have a Material Adverse Effect.
     (k) Property Rights and Claims. Promptly after receipt of same, a copy of any notice or other instrument received by Borrower which could reasonably be expected to materially adversely affect Borrower, Guarantor, the Premises, the Collateral, Borrower’s rights under any Permitted Encumbrance or any license, permit or approval obtained by Borrower or the Liens securing the Obligations.
     (l) Estoppel Certificates. Within ten (10) Business Days after request therefor from Agent, Borrower will deliver to Agent a certificate executed by Borrower, stating the amount due under the Note and this Loan Agreement and to the effect that as of the date of such certificate no Default or Event of Default has occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, describing in reasonable detail each such Default or Event of Default and the action, if any, taken or being taken to cure the same, and such other information regarding the Loan, the Premises and Borrower as Agent reasonably requests.
     (m) Other Information. Promptly after Agent’s request, such other information concerning the business, properties, or financial condition of Borrower and Guarantor, including the performance of their obligations under the Loan Documents, as Agent shall reasonably request.
          SECTION 5.2.    Marketing, Management, Maintenance and Repairs.
          (a) The Premises shall at all times be managed directly and exclusively by a Property Manager under a Management Agreement, and be licensed by a Franchisor under a Franchise Agreement. Borrower shall keep the Management Agreement and Franchise Agreement in full force and effect and shall not, without the prior consent of Agent, surrender, terminate or cancel the Management Agreement or Franchise Agreement. Borrower shall not modify, amend or supplement in any material respect the Management Agreement or Franchise Agreement, waive, discount, set-off, compromise, or in any manner release or discharge any material obligation of Property Manager or Franchisor under the Management or Franchise Agreement, waive any material right of Borrower under the Management Agreement or the Franchise Agreement, enter into any new or additional Management Agreement or Franchise Agreement or agreement in substitution for the Management Agreement or Franchise Agreement, or consent to the assignment of the Management Agreement or Franchise Agreement without, in each instance, Agent’s prior consent. Agent’s consent to the foregoing (other than terminations or surrenders of the Franchise Agreement or the Management Agreement (unless, with respect to a termination or surrender of a Management Agreement, a new Management Agreement will be concurrently entered into and no Event of Default exists, in which case Agent’s consent shall not be unreasonably withheld) and assignments of and new, additional or substitute Franchise Agreements) shall not be unreasonably withheld or delayed provided no

Event of Default exists. Borrower shall comply in all material respects with all terms of the Management Agreement and Franchise Agreement. Borrower shall use commercially reasonable efforts to enforce or secure the performance of the obligations of the other parties to the Management Agreement and the Franchise Agreement in all material respects and to enforce Borrower’s rights thereunder in all material respects. Borrower shall appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Management Agreement or the Franchise Agreement or the obligations, duties, or liabilities of Borrower or Property Manager or Franchisor thereunder. Borrower shall pay all costs and expenses of Agent, including reasonable attorneys’ fees, in any action or proceeding in which Agent may appear.
          (b) Borrower shall cause the Premises to be at all times open for business to the public (except for temporary closings due to renovations, Casualties, Takings or pursuant to governmental order; provided that (i) at all times during such temporary closing due to Casualty or a Taking Borrower shall diligently pursue the Restoration of the Premises in accordance with this Loan Agreement and maintain all insurance required by this Loan Agreement and (ii) no such temporary closing shall be deemed to waive, stay or otherwise limit any other Obligations) and operated, maintained and managed materially in the manner and materially in accordance with the standards required pursuant to the Management Agreement, the Leases, the Permitted Encumbrances and the Premises Documents, but in no event below Comparable Standards.
          (c) Subject to the last sentence of Section 5.2(a) hereof, Borrower shall keep in effect at all times any contractual arrangements as may be necessary to meet the standard of operation described in the foregoing sentence and as may be required by Legal Requirements and Operating Permits. In furtherance of the foregoing, Borrower shall keep the Premises in good repair, working order and condition, so that the value of all or any portion of the Premises will not be diminished in any material respect and shall supply the Premises and such property with all necessary supplies and equipment and promptly and diligently make or cause to be made all needful and proper repairs, renewals and replacements thereto whether interior or exterior, structural or non-structural, ordinary or extraordinary, or foreseen or unforeseen consistent with and in order to maintain the standards set forth above. All such repairs, renewals and replacements shall be at least equal in quality, value and class to that of the improvements which are the subject of such repairs, renewals and replacements. Without limiting the foregoing, Borrower shall not use or permit to be used any part of the Premises for any dangerous or noxious use or use that impairs the ability to use, operate, maintain and manage the Premises in accordance with this Section 5.2, or cause or permit to be maintained any nuisance in, at or on the Premises.
          (d) Borrower shall not commit or permit any waste or deterioration (other than ordinary wear and tear) of or to the Premises or other improvements, structures and equipment thereon. Borrower shall promptly, diligently and continuously restore, replace or rebuild or cause to be restored, replaced or rebuilt any part of and improvements, structures and equipment on the Premises damaged or destroyed by any Casualty (including any Casualty for which insurance was not obtained or obtainable) or which may be affected by any Taking, in accordance with the Loan Documents, the Leases, the Premises Documents and the Permitted Encumbrances. Borrower shall promptly replace, or caused to be replaced, any part of the Premises taken by theft to the extent necessary to comply with the provisions of this Section 5.2.

          SECTION 5.3.    Inspection of Premises and Books and Records.
          (a) Borrower shall permit Agent and its designated representatives to enter upon and inspect the Premises, or any part thereof, in an emergency, subject to reasonable safety rules with respect to inspections during emergencies, and at all other times during normal business hours and upon reasonable notice, with free access to inspect or examine the Premises; provided, however, that such inspection or examination shall not unreasonably interfere with the operation of the Premises or unreasonably disturb the guests or tenants therein. At Borrower’s expense, Borrower shall permit Agent and its designated representatives to review, inspect and examine the following:
               (i) all materials and shop drawings pertaining to any construction or alteration of any improvements;
               (ii) any contracts, bills of sale, statements, receipts, books, vouchers and records, pertaining to the construction or alteration of any improvements;
               (iii) all work done, labor performed or materials furnished in and about the Premises or stored or otherwise located off-site in connection with the construction of any improvements; and
               (iv) any other documents which are related to the construction or alteration of any improvements.
          (b) Borrower, at its expense, promptly shall provide Agent with copies of any of the drawings and other materials referred to in clauses (i), (ii) and (iv) of Section 5.3(a) hereof as Agent may from time to time request. Borrower shall make its representatives available to meet with Agent and/or its designated representatives upon reasonable notice at reasonable times at the Premises or in New York, New York, to discuss Borrower’s affairs, finances and accounts, and Borrower shall cooperate, and take all reasonable steps to cause the Property Manager to cooperate with Agent and its designated representatives with respect to the foregoing.
          (c) Agent shall have no duty to make any inspection nor shall Agent incur any liability or obligation for not making any such inspection or, once having undertaken any such inspection, for making the inspection, not making the same carefully or properly, or for not completing the same; nor shall the fact that such inspection may not have been made by Agent relieve Borrower of any obligations that it may otherwise have under the Loan Documents.
          (d) Borrower shall at all times keep complete and accurate books, records and accounts of its transactions. At Borrower’s expense, Borrower shall permit any representative of Agent, at all times during normal business hours upon reasonable notice, to examine and copy the books and records of Borrower, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied for the construction, reconstruction, maintenance, operation and repair of the Premises; provided, however, that such inspection or examination shall not unreasonably interfere with the operation of the Premises or unreasonably disturb the guests or tenants therein.

          SECTION 5.4.    Compliance with Legal, Insurance and Contractual Requirements.
          (a) Subject to Borrower’s right to contest as set forth in Section 5.8 hereof, Borrower, at its sole cost and expense, shall comply and cause compliance of the Premises and the construction, use, occupancy, possession, operation, management, maintenance and ownership thereof, with all Legal Requirements in all material respects and all Insurance Requirements, whether or not compliance therewith shall require changes in, or interfere with the use and enjoyment of, the Premises or any part thereof. Borrower shall preserve and maintain all of its rights, privileges and Operating Permits necessary to fully operate, use and occupy the Premises in accordance with Section 5.2 hereof. Agent shall not have any obligation or responsibility whatsoever for any matter incident to the Premises or the maintenance and operation of the Premises. Borrower agrees that all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities required for the use, operation, occupancy and maintenance of the Premises and otherwise in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby (other than routine construction and occupancy permits which are not appropriate or necessary for the stages of construction in question) shall be obtained when required.
          (b) Borrower shall comply in all material respects with all of its covenants, obligations, agreements and undertakings under the Premises Documents, the Permitted Encumbrances, the Material Operating Agreements and each other agreement to which Borrower is a party or by which the Mortgaged Property is bound, and make all reasonable efforts to secure the performance of the obligations of the other parties thereto in all material respects and to enforce its rights thereunder. Borrower shall keep in full force and effect and not terminate, cancel, surrender, modify, amend or enter into any agreement in substitution for any Permitted Encumbrance or any Premises Document, in each case without the prior consent of Agent, other than any termination arising out of a default by the other party thereto and the termination thereof would be commercially reasonable and in the ordinary course of business (but excluding Premises Documents and Permitted Encumbrances which benefit the Premises). Borrower shall keep in full force and effect and not terminate, cancel, surrender, modify, amend or enter into any agreement in substitution for any Material Operating Agreement, in each case without the prior consent of Agent not to be unreasonably withheld provided no Event of Default exists, other than any termination arising out of a default by the other party thereto and the termination thereof would be commercially reasonable and in the ordinary course of business.
          (c) Borrower, at its sole cost and expense, shall comply and cause compliance in all material respects with all rights of way or use, declarations or transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements and other encumbrances affecting or forming a part of the Mortgaged Property or any portion thereof, and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of Borrower under the terms thereof. Borrower shall not take any action which results in a forfeiture or termination of the rights afforded to Borrower under any such instruments. Borrower shall make all reasonable efforts to secure the performance of the obligations of the grantors or other parties thereto and to enforce Borrower’s rights thereunder. Borrower shall not, without the prior consent of Agent, modify, amend or enter into any agreement in substitution for any such instruments.
          SECTION 5.5.    Appraisals. Agent shall be entitled to obtain, at Borrower’s expense, Appraisals or Appraisal Updates at Agent’s election at any time that an Event of Default has occurred and is continuing, in connection with the foreclosure of the Mortgage or the granting of a deed-in-lieu thereof or the exercise of other remedies against Borrower, and at any other time not more than once in any twenty-four (24) month period after the Closing Date, or more frequently if required for regulatory purposes applicable to Agent or any Lender. Borrower shall cooperate with Agent and any such appraiser and their agents and employees in connection with Appraisals and Appraisal Updates.
          SECTION 5.6.    Payment of Impositions. Subject to Borrower’s right to contest in accordance as set forth in Section 5.8 hereof, Borrower shall pay or cause to be paid all Impositions on or before the due date thereof and in any event before any fine, penalty, interest or cost may be added for non-payment. Borrower promptly shall deliver to Agent after payment of any Imposition and at other times, upon request, copies of official receipts or other evidence satisfactory to Agent evidencing the payment of the Impositions. Borrower shall not claim or demand or be entitled to any credit or credits on account of the Obligations for any Imposition or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of the Mortgaged Property, the Collateral or any part thereof, by reason of the Mortgage or the Obligations.
          SECTION 5.7.    Liens and Encumbrances; Ownership of Collateral. Borrower shall at all times be the absolute and sole owner of, and have good, legal and beneficial title to, the Premises in fee simple absolute, free and clear of all Liens except the Permitted Encumbrances and the Loan Documents. Borrower shall at all times be the sole and absolute owner of and have legal and beneficial title to the other Collateral, free and clear of all Liens except the Permitted Encumbrances and the Loan Documents. In furtherance of the foregoing, (a) Borrower shall not make, grant, modify or terminate any rights of way or use, declarations, transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements and other encumbrances over, under or on the Land or Improvements or any portion thereof, without the prior consent of Agent, (b) Borrower shall not directly or indirectly create or permit or suffer to be created any Lien on Borrower’s interest in the Collateral or any part thereof, other than the Permitted Encumbrances and the Loan Documents, subject, however, with respect to Liens on the Collateral that are not voluntarily placed thereon by Borrower or any Affiliate thereof, Borrower’s right to contest same in accordance with Section 5.8 hereof, and (c) Borrower shall not directly or indirectly suffer or permit, and shall promptly discharge or cause to be discharged, any Lien on any direct equity or beneficial interest in Borrower.
          SECTION 5.8.    Permitted Contests. After prior written notice to Agent and provided no Default or Event of Default shall have occurred and be continuing, Borrower, at its sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement or Insurance Requirement or Lien on the Collateral and defer the payment thereof or compliance therewith, subject, however, to the following conditions:

     (a) In the case of an unpaid Imposition, such proceedings shall suspend the collection thereof from Borrower, Agent, Lenders and the Mortgaged Property and other Collateral;
     (b) neither the Mortgaged Property, the other Collateral, any Rents nor any part thereof or interest therein, in the judgment of Agent, would be in any danger of being sold, forfeited, terminated, canceled or lost in any respect;
     (c) in the case of a Legal Requirement, Borrower would not be in danger of criminal liability for failure to comply therewith and neither Agent nor any Lender would be in danger of any civil or criminal liability for failure to comply therewith;
     (d) Borrower shall have furnished such security, if any, as may be required in the proceedings or as may be reasonably requested by Agent to ensure the payment of any Imposition or Lien or the compliance with any Legal Requirement or Insurance Requirement, as the case may be, together with any interest or penalties which may become due in connection therewith, provided that no security shall be requested if it would be for less than $100,000;
     (e) in the case of a Lien, such Lien shall be bonded over or otherwise removed of record on or before the date which is sixty (60) days after Borrower receives written notice or otherwise learns of such Lien, but in any case prior to the foreclosure or other enforcement of such Lien;
     (f) the non-payment of the whole or any part of any tax, assessment or charge during the pendency of any such action will not result in the delivery of a tax deed to the Mortgaged Property or any part thereof, because of such non-payment;
     (g) the payment of any sums required to be paid under this Loan Agreement and the other Loan Documents (other than any unpaid Imposition or Lien at the time being contested in accordance with this Section 5.8) shall not be interfered with or otherwise affected;
     (h) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not affect the validity or effectiveness of any insurance required to be maintained by Borrower under Section 5.11 hereof; and
     (i) Borrower complies with any and all conditions or requirements set forth in any other agreement to which Borrower is a party or pursuant to which the Premises is bound with respect to such contest;
provided, that, the conditions set forth in clauses (a), (c), (d), (e) and (f) shall not be conditions to a permitted contest pursuant to this Section 5.8 if Borrower pays and otherwise complies with such Imposition, Legal Requirement or Insurance Requirement or pays or bonds over such Lien.
          SECTION 5.9.    Alterations. (a) Borrower shall not alter or add to the Premises except for (i) non-structural alterations and repairs in the ordinary course of business that cost or will cost, in the aggregate for any calendar year, less than $500,000, (ii) alterations required by the Franchise Agreement, (iii) alterations set forth in an Approved Capital Budget and (iv) alterations otherwise consented to by Agent, which shall not be unreasonably withheld or delayed provided that no Event of Default exists and the alteration is non-structural, provided that with respect to the matters set forth in the preceding clauses (ii), (iii) and (iv) the following conditions are satisfied:
          (A) prior to commencing such improvement, Borrower shall have given Agent prior notice of same containing a description of same and Borrower’s good faith estimate of the cost thereof;
          (B) such alteration shall not violate the terms of any Legal Requirement;
          (C) upon completion, such alteration shall not adversely affect the structural integrity of the Premises or building systems, or impair the ability to operate, maintain and manage the Premises in accordance with Section 5.2 hereof;
          (E) if Agent requests, Borrower shall deliver to Agent all plans, specifications and drawings and architect’s and other construction contracts, if any for such improvement for Agent’s approval, not to be unreasonably withheld;
          (F) such improvement shall be performed diligently and continuously to completion, in a good and workmanlike manner, on a lien-free basis and in compliance in all material respects with all Legal Requirements and the requirements of the Permitted Encumbrances, Premises Documents, the Management Agreement and the Franchise Agreement; and
          (G) Borrower shall deliver to Agent such other information and documentation as Agent may reasonably request regarding such improvement.
          (b) After completion of each any alteration, Borrower shall provide Agent with a copy of the as-built plans and specifications for same, if any.
          (c) Borrower shall maintain and make available to, or, at Agent’s request, provide to Agent copies of (i) all plans, specifications and drawings, including drawings marked up to reflect as-built conditions, substitutions and changes pertaining to the performance of each alteration and improvement, or such other adequate records to reflect as-built conditions, substitutions and changes, (ii) any contracts, bills of sale, statements, receipts or vouchers pertaining to each alteration and improvement, and (iii) all books, contracts and records of Borrowers pertaining to each alteration and improvement, including all work done, labor performed or materials furnished.
          SECTION 5.10.    Leases.
          (a) Borrower shall not enter into, amend, modify or otherwise supplement any Major Lease in any material respect or enter into, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Borrower under any Major Lease without Agent’s prior consent. Borrower shall not enter into, amend, modify, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Borrower under any non-Major Lease without Agent’s consent unless the foregoing is done in the ordinary course of business of Borrower, is commercially reasonable and is on arm’s, length, market terms with a creditworthy tenant, and each such non-Major Lease is and remains subordinate to the Mortgage.
          (b) Without limiting Section 5.10(a) hereof, Borrower shall deliver to Agent a copy of any Lease, and any amendment, modification or supplement thereof within five (5) Business Days after the execution and delivery thereof.
          (c) Borrower shall comply in all material respects with all terms of the Leases. Borrower shall not permit any Lessee to prepay Rents pursuant to the terms of any Lease more than thirty (30) days in advance other than the usual prepayment of Rent as would result from the acceptance on the first day of each month of the Rent for the ensuing month, according to the terms of any Leases. Borrower shall promptly (i) notify Agent, in writing, of any defaults by any Lessee or Lease guarantor under a Major Lease after Borrower becomes aware of the same and (ii) deliver to Agent a copy of all termination notices, default notices, notices claiming any offset rights and all other material notices from any Lessee or Lease guarantor under a Major Lease to Borrower or from Borrower to any Lessee or Lease guarantor.
          (d) Borrower shall furnish to Agent, within ten (10) days after a request by Agent to do so, a certified rent roll containing the names of all Lessees, the terms and expiration date of their respective Leases, the space occupied, the rents payable and the securities deposited thereunder, and the name of any Lease guarantor thereof, together with true copies of each Lease and any Lease guaranty thereof or amendments and supplements thereto not previously furnished to Agent and any other information with respect to Borrower’s leasing activities and policies as Agent shall reasonably request.
          (e) Borrower shall appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, any Leases and Lease guaranties or the obligations, duties, or liabilities of Borrower or any Lessee or any Lease guarantor thereunder. Borrower shall pay all costs and expenses of Agent, including reasonable attorneys’ fees, in any action or proceeding in which Agent may appear.
          (f) Borrower shall use commercially reasonable efforts to enforce or secure the performance of the obligations of the Lessees and Lease guarantor under Major Leases in all material respects. Borrower shall not waive, discount, set-off, compromise, or in any manner release or discharge any material obligation of any Lessee or Lease guarantor under any Major Lease and Lease guaranty thereof.
          (g) Borrower shall not, and shall not allow any Person on behalf of Borrower, to enter into any agreement with any Person to pay lease commissions with regard to any Lease which agreement is not subordinate to Agent’s rights, interests and claims under the Loan Documents.
          (h) All Leases entered into by Borrower shall be made expressly subject and subordinate to the Mortgage and the terms and provisions thereof and shall contain provisions obligating the Lessees thereunder to attorn to Agent or any purchaser therefrom upon its written demand in the event Agent or such purchaser succeeds to the interest of Borrower under such Leases. Each Lease guaranty shall provide that it shall remain in full force and effect, and that guarantor thereunder shall perform for the benefit of Agent or such purchaser, upon attornment by the Lessee.
          (i) Borrower shall pay all reasonable, out-of-pocket expenses of Agent, including Agent’s Counsel Fees, incurred in connection with the review of any proposed Lease, amendment, modification, waiver, supplement, termination or surrender under this Section 5.10.
          SECTION 5.11.    Required Insurance.
          (a) Required Coverage. In addition to any insurance required to be maintained by Borrower pursuant to the Management Agreement, the Premises Documents or the Leases, Borrower, at its sole cost and expense, shall maintain the Insurance Policies set forth on Schedule 5.11 attached hereto.
          (b) General Requirements of Insurance Policies. All Insurance Policies shall be issued by an insurer or insurers with an A.M. Best rating of at least A:X (or, with respect to property and liability insurers excess of a $25,000,000 primary policy, carriers may have an A.M. Best rating of A-:XIII or better with an “Outlook” of either “Stable” or “Positive,” so long as these limits do not exceed thirty percent (30%) of the aggregate program limits of Sponsor or ten percent (10%) of the insurer’s policy holder surplus). The property, boiler and machinery Insurance Policies shall also name Agent and each Lender under a non-contributing Standard Mortgagee or Lender Loss Payee clause and, with respect to rental income, as Lender Loss Payee, on forms reasonably acceptable to Agent, or equivalent endorsements reasonably satisfactory to Agent and shall be otherwise reasonably satisfactory to Agent in form and content. All property Insurance Policies also shall include a replacement cost and co-insurance waiver and/or an agreed amount endorsement and other endorsements as are provided in Schedule 5.11 attached hereto. The amount of any deductible under any Insurance Policy must be reasonably acceptable to Agent. No Insurance Policy shall contain any exclusion for terrorism or terrorist acts or be subject to any sublimit for terrorism or terrorist acts without the prior approval of Agent. Without Agent’s prior consent, Borrower shall not name any Person other than Agent as loss payee or mortgagee under any property Insurance Policies nor shall Borrower carry separate or additional insurance coverage covering the Premises and such improvements and betterments which Borrower is required to insure pursuant to any agreement concurrent in form or contributing in the event of loss with that required by this Loan Agreement; provided, that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies, other than the Premises and such improvements and betterments. Borrower shall pay the premiums for the Insurance Policies as the same become due and payable. Borrower shall deliver to Agent insurance-agent-certified copies of the Insurance Policies required to be maintained pursuant to Section 5.11(a) hereof, provided, however, Agent shall not be deemed by reason of the custody of such Insurance Policies to have knowledge of the contents thereof. Borrower also shall deliver to Agent, within ten (10) Business Days of Agent’s request, a certificate of Borrower or Borrower’s insurance agent evidencing the coverages set forth herein together with evidence that all premiums due thereon have been paid and that the same are in full force and effect. Not later than ten (10) Business

Days prior to the expiration date of each of the Insurance Policies, Borrower shall deliver to Agent a certificate of insurance, evidencing renewal of coverage as required herein, or binders of all such renewal Insurance Policies, if available, or at Agent’s request and if available, an insurance-agent-certified copy of a renewal policy or policies, in each case together with evidence satisfactory to Agent that all premiums therefor have been paid and that the policies are in full force and effect. Borrower shall in any case deliver to Agent an insurance-agent-certified copy of each renewal policy promptly after it becomes available.
          (c) As to Agent and the Lenders. Each Insurance Policy shall contain a provision whereby the insurer (1) agrees that such policy shall not be canceled or fail to be renewed, or the terms thereof modified as described in clauses (y) and (z) below without, in each case, at least thirty (30) days’ prior written notice to Agent, (2) waives any right to claim any premiums and commissions against Agent and the Lenders, provided, that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (3) provides that Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to nonpayment of premiums. Borrower shall notify Agent in the event that (x) such policy shall be canceled or terminated, (y) the coverage, deductible and limits of such policy shall be modified, or (z) other provisions of such policy shall be modified if such policy, after giving effect to such modification, and all modifications in the aggregate, would not satisfy the requirements of this Loan Agreement. Notwithstanding anything to the contrary in the preceding sentence, Borrower shall be required to maintain such Insurance Policies in accordance with the requirements of this Loan Agreement. In the event any Insurance Policy (except for general public and other liability and workers’ compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Agent, such Insurance Policy shall not be invalidated by and shall insure Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of this Loan Agreement.
          (d) Blanket Policies. Any insurance maintained pursuant to this Section 5.11 may be evidenced by blanket insurance policies covering the Premises and other properties or assets of Borrower or its Affiliates; provided, that any such policy shall in all other respects comply with the requirements of this Section 5.11.
          (e) Agent’s Right to Procure Insurance. Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, including by any date by which any policy, certificate or other evidence is required to be delivered hereunder, Agent shall have the right (but not the obligation) to take such action as Agent deems necessary to protect its interests in the Premises, including the obtaining of such insurance coverages as are required hereunder, and all expenses incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower promptly after demand and shall be secured by the Loan Documents.

          SECTION 5.12.    Damage or Destruction.
          (a) Promptly, and in any case within two (2) Business Days after the occurrence thereof, Borrower shall notify Agent of any fire or other Casualty with respect to any portion of the Premises. Within five (5) Business Days after the occurrence of such Casualty, Borrower shall provide Agent with a general description of the nature and extent of such Casualty and set forth Borrower’s good faith estimate of the cost of Restoration as of such date.
          (b) Agent shall be entitled to receive all insurance proceeds payable with respect to the Premises on account of a Casualty. Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower to any such insurance proceeds, award or payment. Borrower hereby irrevocably authorizes and empowers Agent, in the name of Borrower or otherwise, to file for and prosecute in its own name what would otherwise be Borrower’s claim for any such insurance proceeds. Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and shall then be continuing and provided Borrower promptly files all claims and diligently prosecutes same, Borrower shall have the right to file, adjust, settle and prosecute any claim for such insurance proceeds; provided, however, that Borrower shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the insurance proceeds with respect to which are greater than $1,000,000 (the “Casualty Proceeds Disbursement Threshold”) without Agent’s prior consent. Borrower shall promptly after demand pay to Agent all reasonable costs and expenses (including the fee of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements) incurred by Agent in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto. Net Proceeds held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby) until disbursed in accordance with this Section 5.12 or Section 5.14 hereof, as the case may be. Notwithstanding the foregoing, or anything else herein, to the contrary, all proceeds of business interruption/rent loss insurance may be collected by and shall be paid to Agent and applied in accordance with Section 5.12(g) hereof.
          (c) Borrower shall use all Net Proceeds actually received by Borrower for the Restoration, provided that if any such Net Proceeds remains after the completion of such Restoration, Borrower shall apply same to the Loan as a prepayment thereof in accordance with Section 2.4(f) hereof promptly after completion of such Restoration. Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance in all material respects with all Legal Requirements and the requirements of the Permitted Encumbrances, Premises Documents, the Management Agreement and the Franchise Agreement, whether or not Borrower shall have satisfied the requirements of Section 5.12(d) hereof in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.
          (d) In the case of any Casualty with respect to which the insurance proceeds payable are equal to or greater than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be applied or dealt with by Agent as follows:

(i)	Subject to the other terms and conditions hereof, the Net Proceeds shall be disbursed in accordance with Agent’s standard construction lending practices, terms and conditions if the following conditions are satisfied (each a “Release Condition” and collectively, the “Release Conditions”):
(A)	no Default or Event of Default shall have occurred and be continuing;

(B)	Borrower shall have delivered to Agent within ninety (90) days after the occurrence of the Casualty, a notice of Borrower’s desire to undertake the Restoration;

(C)	Borrower shall have demonstrated to the reasonable satisfaction of Agent that the Restoration can be substantially completed at least six (6) months prior to the then-current Maturity Date, or such earlier time as may be required by applicable Legal Requirements;

(D)	Borrower shall have demonstrated to the reasonable satisfaction of Agent that sufficient funds are available to Borrower through rent and/or business interruption insurance maintained pursuant to Section 5.11 hereof, cash, and/or a letter of credit or other similar cash-equivalent security reasonably satisfactory to Agent as to form, content and issuer, and which shall be for the benefit of Agent, to pay all debt service with respect to the Loan and all operating expenses with respect to the Premises during the period reasonably estimated by Borrower as necessary for the completion of the Restoration;

(E)	With respect to a Casualty the insurance proceeds with respect to which are $5,000,000 or more, Agent shall have been provided an Appraisal or any Appraisal Update, certifying that upon completion of the repairs and restoration of the Premises the Loan-to-Value Ratio shall be as required pursuant to the definition of “Restoration” set forth in Section 1.1 hereof;

(F)	to the extent, in Agent’s reasonable judgment, the Net Proceeds are insufficient to pay the costs of the Restoration, Borrower shall have provided Agent with a letter of credit, cash deposit or similar equivalent security in the amount of such deficiency in form, content and issuer reasonably satisfactory to Agent;

(G)	Agent shall have received architectural plans and specifications for all restoration and repairs and an estimate of the costs and expenses of all such restoration and repairs, all of which shall be in form reasonably acceptable to Agent; and

(H)	Prior to any disbursement by Agent, the following information and documentation shall have been obtained by Borrower, at Borrower’s expense, and submitted to Agent, which information and documentation shall be in form and substance reasonably satisfactory to Agent:
(1)	A request for disbursement signed by Borrower, accompanied by billing statements, vouchers or invoices, which request for disbursement shall expressly warrant that the work with respect to which the advance is requested has been performed in all material respects in accordance with the approved plans and specifications for the restoration or repair;

(2)	Proof that all invoices for labor and materials previously submitted by Borrower and approved and reimbursed by Agent have been paid, except for those the subject of the current request for disbursement;

(3)	Lien waivers for all payees under previous requests for disbursements;

(4)	With respect to a Casualty the insurance proceeds with respect to which are $5,000,000 or more, a report from Borrower’s architect or, if Agent shall elect, Agent’s consultant, which shall specify the percentage of completion of restoration or repair, shall provide detailed comments on specific work performed since the date of the last such report, and, if required by Agent, an estimate of the cost to complete the restoration and repair after taking into account the work then completed;

(5)	At the request of Agent, a title report or endorsement to the Title Policy showing no Liens of record other than the Permitted Encumbrances;

(6)	Copies of the agreements pursuant to which the restoration or repair shall be done, all of which shall be in form and substance reasonably satisfactory to Agent, and which also shall be reasonably satisfactory to Agent as to the party performing the construction obligations thereunder;

(7)	An assignment to Agent of all construction and design-professional contracts (which may be pursuant to the Mortgage and the Assignment of Agreements), together with the written consent to such assignments by all parties to such contracts (which may be included in any such contract); and

(8)	Such other information and documentation as Agent may reasonably request regarding the Improvements and the restoration or repairs and the cost thereof.
(ii)	Notwithstanding Section 5.12(d)(i) hereof, if Agent does not elect to hold the Net Proceeds, Borrower shall not disburse any Net Proceeds other than in accordance with the conditions of this Section 5.12(d) and Sections 5.12(e) and 5.12(f) hereof.
          (e) If one or more of the Release Conditions set forth in subsections (A) through (H) of Section 5.12(d)(i) hereof are not satisfied within ninety (90) days after the occurrence of the Casualty, all Net Proceeds shall be applied in accordance with Section 5.14 hereof, provided, that, if each of the Release Conditions shall have been satisfied except the Release Condition set forth in Section 5.12(d)(i)(A) hereof as a result of the occurrence of a Default (as opposed to the occurrence of an Event of Default), Agent shall not so apply the Net Proceeds until such time, if any, as an Event of Default shall have occurred. If an Event of Default occurs, all Net Proceeds shall also be applied in accordance with Section 5.14 hereof.
          (f) All reasonable costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration (including reasonable attorneys’ fees and disbursements and reasonable fees and actual out-of-pocket expenses of Agent’s construction consultants and inspectors) shall be paid by Borrower. Any Net Proceeds remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration, at Agent’s option, either will be distributed by Agent to Borrower or applied as a mandatory prepayment of the Loan.
          (g) Business interruption/rent loss insurance proceeds of Borrower shall be deposited into the Lockbox Account and disbursed in accordance with the Cash Management Agreement. Any business interruption/rent loss insurance proceeds remaining after completion of the Restoration shall, at Agent’s election, be distributed to Borrower or applied as a mandatory prepayment of the Loan (without payment of the Prepayment Fee).

          SECTION 5.13.    Taking of the Mortgaged Property.
          (a) Promptly, and in any case within two (2) Business Days after the occurrence thereof, Borrower shall notify Agent of any Taking of any portion of the Premises, and promptly and in any case within two (2) Business Days after Borrower receives notice thereof or otherwise obtains knowledge thereof, the commencement of any proceedings or negotiations which might result in such a Taking. Within five (5) Business Days after the occurrence of such Taking or Borrower’s receipt of notice or knowledge of such proceedings or negotiations, Borrower shall provide Agent with a general description of the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom.
          (b) Agent shall be entitled hereunder to all awards or compensation payable on account of a Taking. Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower to any such awards or compensation and irrevocably authorizes and empowers Agent, in the name of Borrower or otherwise, to collect and receipt for any such award or compensation and delegate to Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Taking on behalf of Borrower. Agent may participate in such proceedings or negotiations and Borrower will deliver or cause to be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question the amount of the award or compensation. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower shall, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation to Agent, free and clear of any encumbrances of any kind or nature whatsoever. Agent may be represented by counsel satisfactory to it at the expense of Borrower. Borrower will pay promptly after demand all costs and expenses (including attorneys’ fees and disbursements and any appraiser or other consultant) incurred by Agent in connection with any Taking and seeking and obtaining any award or payment on account thereof. Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and shall then be continuing and provided Borrower promptly files all claims and diligently prosecutes same, Borrower shall have the right to collect and receive any award or compensation arising from a Taking, and to file and prosecute all claims for such awards and Agent shall not collect or receive such awards or file or prosecute such a claim or participate in the proceedings or negotiations thereof except for Takings with respect to which the award and compensation thereof is greater than $500,000 (the “Condemnation Proceeds Disbursement Threshold”). Notwithstanding the foregoing, or anything else herein, to the contrary, all awards and compensation for temporary Takings may be collected by and shall be paid to Agent and applied in accordance with Section 5.13(d)(iii) hereof
          (c) Borrower shall use all Net Restoration Awards actually received by Borrower for the Restoration, provided that if any such Net Restoration Award remains after the completion of such Restoration, Borrower shall apply same to the Loan as a prepayment thereof in accordance with Section 2.4(f) hereof promptly after completion of such Restoration. Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, the Premises

Documents, the Management Agreement and the Franchise Agreement, whether or not Borrower shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Taking shall be sufficient for such purpose.
          (d) In the case of any Taking with respect with respect to which the award and compensation thereof is greater than the Condemnation Proceeds Disbursement Threshold, the Net Proceeds shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be applied or dealt with by Agent as follows:
               (i) If the Release Conditions are satisfied, and the Taking is not a Material Taking, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner as provided in Section 5.12(d) hereof with respect to Net Proceeds and the balance, if any, of such Net Restoration Awards shall, at the option of Agent, be applied as a prepayment of the principal amount of the Loan (without payment of the Prepayment Fee) or be paid over or assigned to Borrower following completion of the Restoration.
               (ii) If the Taking is a Material Taking, or one or more of the Release Conditions set forth in subsections (A) through (H) of Section 5.12(d)(i) hereof are not satisfied within ninety (90) days after the occurrence of the Taking, all Net Restoration Awards shall be applied in accordance with Section 5.14 hereof, provided, that, if each of the Release Conditions shall have been satisfied except the Release Condition set forth in Section 5.12(d)(i)(A) hereof as a result of the occurrence of a Default (as opposed to the occurrence of an Event of Default), Agent shall not so apply the Net Proceeds until such time, if any, as an Event of Default shall have occurred. If an Event of Default occurs, all Net Restoration Awards shall also be applied in accordance with Section 5.14 hereof.
               (iii) In the case of a Taking for temporary use, any Net Restoration Awards shall be deposited in the Lockbox Account and disbursed in accordance with the Cash Management Agreement. Any amounts remaining after completion of the Restoration shall, at Agent’s election, be distributed to Borrower or applied as a mandatory prepayment of the Loan (without payment of the Prepayment Fee).
          SECTION 5.14.    Application of Proceeds of Casualty or Taking to Loan; Loan Repayment. Upon a Casualty, if the disposition of the Net Proceeds is governed by Section 5.12(e) hereof or upon a Taking, if the disposition of the Net Restoration Awards is governed by Section 5.13(d)(ii) hereof, at the option of Agent, the Loan shall be immediately due and payable. Regardless of whether Agent shall so elect to accelerate the maturity of the Loan as aforesaid, Agent shall have the option to (a) make available the Net Proceeds or the Net Restoration Awards, as the case may be, to Borrower for Restoration in the manner provided in Section 5.12(d) hereof or (b) apply the Net Proceeds and/or the Net Restoration Awards to the Obligations in such order and manner as Agent determines, as the case may be (without payment of the Prepayment Fee).
          SECTION 5.15.    Costs and Expenses. Without limiting any other provision of this Loan Agreement or of any other Loan Document, Borrower shall pay within five (5)

Business Days after demand by Agent, to or for the account of Agent as the case may be, Agent’s Counsel Fees and all other reasonable costs and expenses incurred by or on behalf of Agent and/or Lenders in connection with the closing of the Loan, any prepayments of the Loan, Agent’s responses to requests for consents and waivers under the Loan Documents, all payments from any accounts, any modification, amendment or restructuring of the Loan or the Loan Documents (regardless if such modification, amendment or restructuring closes), any breach or possible breach by Borrower or Guarantor of the Loan Documents or failure of Borrower to satisfy any condition therein, and the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents and other agreements relating to the Loan, Borrower or the Collateral or otherwise at law or equity, or with respect to any and all other aspects of the transactions contemplated herein or in any other Loan Document, including the following, whether currently outstanding or which may arise at any time during the term of the Loan:
     (a) all taxes and recording expenses, including all filing fees and mortgage recording and deed transfer taxes, with respect to the Security Documents, and any other documents modifying, extending or consolidating the Security Documents;
     (b) in the event the Mortgaged Property or other Collateral, or any part thereof, shall be advertised for foreclosure sale and not sold, all costs in connection therewith, including attorneys’ fees and disbursements, advertising costs and trustees’ commissions;
     (c) all title insurance charges and premiums; and
     (d) all survey, investigation, insurance and, subject to the provisions hereof, appraisal, fees and expenses and all costs of preparing environmental, engineering and insurance reports concerning the Premises.
          SECTION 5.16.    Transfers.
          (a) Unless the same is a Permitted Personal Property Transaction or a Permitted Transfer (as hereinafter defined), no Transfer shall be made without Agent’s prior consent.
          (b) Agent shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon the occurrence of a Transfer, other than a Permitted Personal Property Transaction or a Permitted Transfer, without Agent’s consent. This provision shall apply to every Transfer, other than a Permitted Personal Property Transaction or a Permitted Transfer, regardless of whether voluntary or not, or whether or not Agent has consented to any previous Transfer.
          (c) Agent’s consent to Transfer for which Agent’s consent is required shall not be deemed to be a waiver of Agent’s right to require such consent to any future occurrence of same for which Agent’s consent is required.
          (d) Borrower agrees to bear and shall pay or reimburse Agent on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Agent in connection with the review, approval and documentation of any such Transfer.
          (e) Agent’s consent shall not be required with respect to the following Transfers (each, a “Permitted Transfer”):
          (i) the merger or consolidation of Interstate Operating with Guarantor provided that Borrower shall have given Agent prior notice of such merger or consolidation, the obligations of Guarantor under the Loan Documents to which it is a party shall not be affected, after such merger or consolidation, Borrower shall continue to comply with the terms of Sections 4.34 and 5.33 hereof and no such merger or consolidation shall have a Material Adverse Effect;
          (ii) the merger or consolidation of Interstate Operating and/or Guarantor other than as set forth in the preceding clause (i), provided, that:
(A)	Borrower shall have given Agent prior notice of such merger or consolidation;

(B)	after such merger or consolidation, Borrower shall continue to comply with the terms of Sections 4.34 and 5.33 hereof;

(C)	no such merger or consolidation shall have a Material Adverse Effect;

(D)	following such merger or consolidation, the obligations of Guarantor under the Loan Documents to which it is a party shall not be affected (and without limiting the foregoing, such obligations shall remain binding on Guarantor’s successor by such merger or consolidation);

(E)	either (i) Guarantor shall be the surviving entity and shall remain a Public Company, (ii) a Public Company that is a Permitted Transferee shall be the surviving entity, (iii) a Permitted Transferee which is required by United States law to have and does have in place a program reasonably acceptable to Agent to confirm compliance by it and its investors with the Patriot Act and other laws relating to money laundering and terrorism shall be the surviving entity or (iv) if none of the foregoing clauses (i), (ii) or (iii) apply, then prior to such merger or consolidation, Borrower shall have informed Agent as to the identity of the proposed merger or consolidation party, the surviving entity and its investors and delivered to Agent such information and entered into such modifications of the Loan Documents as Agent reasonably requests to confirm Borrower’s, Agent’s and Lenders’ on-going compliance with the Patriot Act and other laws relating to money laundering and terrorism, including as a result of such merger or consolidation and any future sales of direct or indirect interest occurring after such merger or consolidation; and

(F)	with respect to any merger or consolidation of Guarantor, if Guarantor is not the surviving entity, then the surviving entity shall be primarily involved in, or have a significant business line involving, the ownership and operation of hotels.
          (iii) the Transfer of stock in Guarantor or Guarantor’s successor, as applicable, so long as either it is a Public Company or if it is not a Public Company, then it shall have in place a program reasonably acceptable to Agent to confirm compliance by it and its investors with the Patriot Act and other laws relating to money laundering and terrorism;
          (iv) the Transfer of any limited partnership interest in Interstate Operating that is not directly or indirectly held by Guarantor as of the Closing Date;
          (v) the pledge, mortgage, grant of a security interest in, hypothecation or encumbrance of any direct or indirect interest in Interstate Operating other than as set forth in the preceding clause (iv) provided that Borrower shall have given Agent prior notice thereof, but not the foreclosure, transfer by assignment in lieu or other transfer of any such direct or indirect interest in Interstate Operating pursuant to or in connection with said pledges, security interests, hypothecations or encumbrances unless such transfer would constitute a Permitted Transfer pursuant to clause (vi) of this Section 5.16(e);
          (vi) the sale, transfer, conveyance or assignment of any interest in Interstate Operating other than as set forth in the preceding clause (iv) or (v) provided that Borrower shall have given Agent prior notice of the foregoing, the obligations of Guarantor under the Loan Documents to which it is a party shall not be affected by any of the foregoing, after the foregoing, Borrower shall continue to comply with the terms of Sections 4.34 and 5.33 hereof, none of the foregoing shall have a Material Adverse Effect and (z) either:
(A)	Guarantor, a Public Company that is a Permitted Transferee, and/or a Permitted Transferee which is required by United States law to have and does have in place a program reasonably acceptable to Agent to confirm compliance by it and its investors with the Patriot Act and other laws relating to money laundering and terrorism shall control and own, directly or indirectly, all legal and beneficial ownership interests of Interstate Operating (other than those limited partnership interests not owned by Guarantor as of the Closing Date) or

(B)	if the foregoing clause (A) does not apply, then prior to such sale, transfer, conveyance or assignment, Borrower shall have informed Agent as to the identity of the proposed recipient of the foregoing and its investors and delivered to Agent such information and entered into such modifications of the Loan Documents as Agent reasonably requests to confirm Borrower’s, Agent’s and Lenders’ on-going compliance with the Patriot Act and other laws relating to money laundering and terrorism, including as a result of such sale, transfer, conveyance or assignment and any future sales, transfers, conveyances or assignments of direct or indirect interest occurring after such sale, transfer, conveyance or assignment.
          (f) “Permitted Transferee” shall mean any of the following entities (for purposes of this definition, “control” shall have the meaning set forth in the definition of “Affiliate” in this Section 1.1), provided that in each of the foregoing cases, such entity would not cause the representations and warranties set forth in Section 4.34 hereof to be untrue:
               (i) a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;
               (ii) a pension fund advisor who (A) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (B) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of subclause (A) of this clause (ii);
               (iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, determined under GAAP as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
               (iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
               (v) any Person (a) who has at least five (5) years’ experience in owning and/or operating at least 1,000,000 square feet (exclusive of the Premises) of hospitality properties which comprise in the aggregate at least 4,000 hotel rooms of similar size, scope, class, use and value of the Premises, (b) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $400,000,000 and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

               (vi) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, investment fund, mutual fund, government entity or plan, provided that any such Person referred to in this clause (vi) (a) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (b) is regularly engaged in the business of making or owning commercial real estate loans or loans similar in type as the Loan or operating commercial mortgage properties similar to the Premises; or
               (vii) any Person in which at least 50.1% of the ownership interests are owned directly or indirectly by one or more of the entities listed in clauses (i) through (vi) of this Section 5.16(f), or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities.
          (g) There shall be no change in control (as defined in the definition of “Affiliate” in this Section 1.1) of Borrower after the Closing Date except as provided in this Section 5.16 and there shall be no Transfer of any direct interest in Borrower (it being acknowledged that mergers and consolidations of Guarantor, and other Transfers of interests in Guarantor, permitted under this Section 5.16 shall not be a “Transfer” of a direct interest in Borrower).
          SECTION 5.17.    Defense of Title. Borrower shall do all things necessary or proper to defend title to the Mortgaged Property and the other Collateral, subject to the Permitted Encumbrances, but Agent shall have the right, at any time, to intervene in any suit affecting such title and/or Agent’s lien or rights hereunder and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Borrower shall pay Agent all reasonable expenses paid or incurred by Agent in respect of any such suit, including Agent’s Counsel Fees. Borrower shall indemnify and hold harmless Agent from and against any and all costs and expenses, including any and all cost, loss, damage or liability which Agent may suffer or incur by reason of the failure of the title to all or any part of the Premises or security interest in the Collateral or by reason of the failure or liability of Borrower, for any reason, to convey or grant a security interest in the rights, titles and interests which the Mortgage or other Security Document purports to mortgage, assign, pledge or grant a security interest in, and all amounts at any time so payable by Borrower shall be secured by the Security Documents.
          SECTION 5.18.    Recordation and Certain Taxes. Borrower, at its sole cost and expense, shall at all times cause the Mortgage, Financing Statements and any other Security Document to be recorded, registered or filed in the public records, and any amendments or supplements hereto and thereto, and, if requested by Agent, any instruments of assignment hereof or thereof, to be recorded, registered and filed, as applicable, and to be kept recorded, registered and filed, in such manner and in such places, shall pay all recording, registration and filing fees and taxes and other charges, including any recording, transfer or intangible personal property tax or similar imposition, with respect thereto, and shall comply with all Legal Requirements in order fully and effectively to establish, preserve, perfect and protect the lien of the Security Documents subject only to Permitted Encumbrances. Borrower hereby authorizes Agent to file financing and continuation statements with respect to the Collateral.

          SECTION 5.19.    Name, Fiscal Year and Accounting Method. Borrower shall not change its fiscal year or, except as may be approved by Agent, its method of accounting or its name.
          SECTION 5.20.    Consolidation, Merger, Conveyance, Transfer or Lease. Without the prior consent of Agent, Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any Person.
          SECTION 5.21.    Organization Restrictions. Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Without limiting the foregoing, Borrower shall not engage in any business other than that related to the acquisition, ownership, construction, management, development, financing, leasing, sale, maintenance, marketing and operation of the Premises in accordance with the terms of the Loan Documents. Borrower shall not directly or indirectly make or permit any change, amendment or modification to the Borrower Operating Agreement or other organizational document of Borrower in any manner that (i) violates the single purpose covenants set forth in this Section 5.21 or Exhibit D attached hereto or (ii) amends, modifies or otherwise changes any provision thereof that cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent’s consent or that would constitute a Default or Event of Default if amended, modified or otherwise changed pursuant to any other provision of the Loan Documents, and such documents shall not be terminated or cancelled, without the prior consent of Agent. Borrower shall not directly or indirectly take or permit any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity. Without limiting Section 5.16 hereof, Borrower shall not permit any other Person to become a member of Borrower except in connection with a Permitted Transfer.
          SECTION 5.22.    Changes in Zoning. Borrower shall not request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, restrictive covenant or other restriction applicable to the Premises or any portion thereof or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of the Premises or any portion thereof, or any variance or special exception therefrom, without the prior consent of Agent.
          SECTION 5.23.    Limitation on Indebtedness. Borrower shall not incur, create, contract for, waive, assume, have outstanding, guarantee or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness.
          SECTION 5.24.    Distributions, Dividends and Affiliate Payments. Borrower shall not directly or indirectly make or allow to be made any dividends, payments or distributions to any direct or indirect owner of any interest in Borrower or any Affiliate of Borrower or any such owner upon the occurrence and during the continuance of any Event of Default or any Cash Sweep Condition; provided, however, that payment of (i) management fees, if any, required to be paid to any Property Manager pursuant to its Management Agreement of in the aggregate no more than three percent (3.0%) of Operating Revenues per year shall be permitted (subject to the terms of the Cash Management Agreement), (ii) reimbursement to Property Manager of Operating Expenses incurred by it pursuant to the Management Agreement, (iii) Operating Expenses payable to an Affiliate of Borrower pursuant to a transaction permitted by Section 5.29 hereof and (iv) payments, dividends or distributions made by Borrower to its direct or indirect owners in order to reimburse them for Operating Expenses, Capital Expenditures and FF&E Expenditures that had been advanced by them on behalf of Borrower, provided any such obligations to such owners are subordinate to the Obligations and unsecured, notwithstanding the existence of any Cash Sweep Condition so long as no Event of Default shall not have occurred and be continuing.
          SECTION 5.25.    ERISA. Borrower shall not at any time have any employees or engage in any transaction which would cause any obligation or action taken or to be taken hereunder by Borrower to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Borrower (i) shall, and shall cause all ERISA Affiliates to make all required contributions to any Pension Plan or Multiemployer Plan, and (ii) shall not, nor shall it permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under IRC Section 412 or Section 302 or 4068 of ERISA, or any ERISA Event that could reasonably be expected to, alone or in the aggregate with all other ERISA Events, result in a material liability.
          SECTION 5.26.    Maintenance of Existence. Borrower shall (a) qualify to do business in and remain in good standing under the laws of its jurisdiction of organization and the State where the Premises are located and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, (b) preserve, renew and keep in full force and effect its existence as an entity organized and existing pursuant to the laws of its jurisdiction of organization and qualified to do business in the State where the Premises are located, (c) take all action to maintain all rights, privileges and franchises necessary or desirable for the conduct of its business in its jurisdiction of organization and the State where the Premises are located, and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, and (d) comply in all material respects with all Legal Requirements with respect to the foregoing.
          SECTION 5.27.    Subsidiaries and Joint Ventures. Borrower shall not acquire any stock or assets of, or form a partnership, joint venture or other similar arrangement with, any Person, without Agent’s prior consent.
          SECTION 5.28.    Loans to Members, Etc. Borrower shall not make any loan or advance to any Affiliate or to any employee or Affiliate of Borrower, except for business travel, out-of-pocket incidental personal business expenses and similar advances in the ordinary course of Borrower’s business.
          SECTION 5.29.    Transactions with Affiliates. Borrower shall not enter into, or be a party to, any transaction with any Affiliates of Borrower except contracts for the providing of goods and services in the ordinary course of Borrower’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no more onerous to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.
          SECTION 5.30.    Adverse Contracts. Borrower shall not enter into any contract or agreement which would materially and adversely affect its business, property, assets,

operations, condition (financial or otherwise) taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.
          SECTION 5.31.    Utilities. Borrower shall pay, or cause to be paid, all charges for all utility services at any time rendered to the Premises, or the payment of which is the obligation of Borrower in connection with the Premises, and will do all other things required for the maintenance and continuance of utility services necessary for the operation, use and occupancy of the Premises for their intended purposes in accordance with this Loan Agreement, and ensure that they are available at the boundaries of the Premises.
          SECTION 5.32.    Margin Stock. Borrower shall not use any of the proceeds of the Loan for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.
          SECTION 5.33.    Patriot Act Compliance. Borrower shall comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Premises, including those relating to money laundering and terrorism. Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Premises, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Agent may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Agent in connection therewith shall be secured by the Loan Documents and shall be payable on demand and shall accrue interest at the Default Rate from the date paid or incurred by Agent until paid to Agent.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.1.    Events of Default. The following shall each constitute an “Event of Default” hereunder:
     (a) the failure of Borrower to pay when due (i) the principal of and accrued, unpaid interest on the Note upon maturity, whether upon the Maturity Date or earlier following acceleration, (ii) any payment or deposit required pursuant to Section 2.4, 2.14, 2.15 or 2.16 hereof or (iii) any Interest or Additional Interest.
     (b) the failure of Borrower (i) to pay within five (5) days after same is due any payment on account of any fees when due under the Loan Fee Letter, or (ii) to pay when due any other monetary Obligations, excluding those referred to in clause (a) of this Section 6.1 on or before the due date therefor and such failure described in this subclause (ii) continues for five (5) Business Days after notice from Agent of the non-payment thereof;

     (c) Borrower shall fail in the due performance or observance of any covenant, agreement or term binding upon Borrower contained in this Loan Agreement, other than those covenants, agreements or terms which Borrower’s failure to perform would constitute another Event of Default referred to in this Section 6.1, and such failure shall continue unremedied for more than thirty (30) days after notice thereof shall have been given to Borrower by Agent; provided, however, that if such failure is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot by their nature, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and Borrower shall have commenced to cure such failure within such thirty (30) day period, such period shall be deemed extended for so long as shall be required by Borrower in the exercise of due diligence to cure such failure, but in no event shall such thirty (30) day period be so extended to be a period in excess of ninety (90) days;
     (d) any “Event of Default” or any other default shall occur, and shall continue beyond the applicable grace period, if any, provided for therein, under any of the Loan Documents (other than this Loan Agreement, such a default being the subject of other provisions of this Section 6.1), including an “Event of Default” under the Mortgage;
     (e) any warranty, representation or certification made by or on behalf of Borrower or Guarantor in or pursuant to this Loan Agreement or any other Loan Document or any document, instrument or certificate heretofore or hereafter executed or delivered in connection herewith or therewith were incorrect or misleading in any material respect when made or deemed to have been made;
     (f) any breach or default in any material respect by Borrower shall occur and shall continue, beyond any applicable notice and grace period provided for therein, under the Management Agreement, the Franchise Agreement, any Premises Document or any Permitted Encumbrance or the occurrence of any other act or omission by Borrower, beyond any applicable notice and grace period provided for therein, that would permit the other party thereto to terminate same;
     (g) the Management Agreement, the Franchise Agreement, any Premises Document or any Permitted Encumbrance is amended, modified or supplemented in any material respect or is surrendered, terminated or canceled, or any new Management Agreement, Franchise Agreement, Premises Document or Permitted Encumbrance is entered into, or Borrower consents to the assignment of the Management Agreement or Franchise Agreement, without in each case the prior consent of Agent, not to be unreasonably withheld or delayed to the extent provided in Section 5.2 hereof;
     (h) any breach or default by Borrower shall occur and shall continue, beyond any applicable notice and grace period provided for therein, under any Interest Rate Protection Agreement, or the occurrence of any other act or omission by Borrower, beyond any applicable notice and grace period provided for therein, that would permit the other party thereto to terminate same;

     (i) either Borrower or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
     (j) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (k) Borrower shall fail in the due performance and observance of any of its covenants contained in Sections 2.6, 5.6 (with respect only to the covenant to pay Impositions as and when required therein and subject to Borrower’s contest rights in Section 5.8 hereof), 5.7 (subject to Borrower’s contest rights in Section 5.8 hereof), 5.10(a), 5.11(a), 5.11(b), 5.11(c), 5.16, 5.20 or 5.26(a) hereof;
     (l) Borrower shall fail in the due performance and observance of any of its covenants contained in Section 5.1(a), (b), (c), (d) or (e), 5.23 or 5.24 hereof, or in any material respect, its covenants contained in Section 5.21 hereof and such failure shall continue unremedied for more than ten (10) days after notice thereof shall have been given to Borrower by Agent;
     (m) any of the Loan Documents or the Liens created (or purported to be created) pursuant thereto shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part;
     (n) the Liens created (or purported to be created) by the Mortgage or any other Loan Documents should cease to be first priority Liens subject only to the Permitted Encumbrances;
     (o) there shall have been rendered against Borrower a final judgment(s) for the payment of money in excess of $1,000,000 in the aggregate, and in each case any such judgment(s) shall not have been satisfied within thirty (30) days after the entry of such judgment(s); or
     (p) (i) Borrower or Guarantor shall have incurred any liability, or an event or action shall have occurred that could reasonably be expected to cause Borrower or

Guarantor to incur any liability, (x) with respect to any Pension Plan, including any liability under Section 412 of the IRC or Title IV of ERISA, or (y) on account of a partial or complete withdrawal (as such terms are defined in Section 4203 and 4205 of ERISA, respectively) from, unpaid contributions to, or the reorganization, termination or insolvency of, any Multiemployer Plan, or (ii) Borrower or Guarantor shall have engaged in any transaction in connection with which Borrower or Guarantor could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the IRC, and in each case in subclauses (i) and (ii) of this clause (p), such event or condition, together with all other such events or conditions under this clause (p), if any, could reasonably be expected to have a material adverse effect upon the Collateral or the business, operations, properties, assets, condition (financial or otherwise), prospects or performance of Borrower or Guarantor that would materially and adversely affect the Collateral or Borrower’s or Guarantor’s ability to perform its respective obligations hereunder or under any other Loan Document or which would materially and adversely impair the ability of Agent to enforce or collect any of the Obligations.
          SECTION 6.2.    Acceleration of Loan. In addition to any other rights and remedies which Agent and Lenders may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, upon and at any time during the occurrence of any Event of Default, Agent may, by notice to Borrower, declare the indebtedness evidenced by the Note, together with all other sums payable thereunder and under the other Loan Documents, immediately due and payable (except with respect to any event of the nature described in Section 6.1(i) or (j) hereof, with respect to which such indebtedness and other sums shall automatically become due and payable upon the occurrence of any such event) and may exercise Agent’s rights and remedies pursuant to any one or more of the Security Documents, the other Loan Documents or as may be available at law or equity.
          SECTION 6.3.    Rights and Remedies Generally. Upon the occurrence and during the continuance of an Event of Default, Agent may proceed to exercise and enforce any of its rights, interests, benefits or privileges hereunder or under any of the other Loan Documents or which may be otherwise available to Agent at law or in equity. Notwithstanding anything to the contrary in the Loan Documents (and without limitation of the above), in lieu of and/or in addition to the other rights and remedies of Agent under the Loan Documents, Agent shall have all of the rights and remedies provided by the Uniform Commercial Code which shall be applicable to and/or available in connection with Agent’s and Lender’s security interests in the Collateral, including the Accounts. To the extent, if any, that applicable law requires that a notice need be given or any other action on Agent or Lender’s part (which is not specified in the Loan Documents) need be taken in order for Agent to realize the full benefit of any of Agent’s and Lenders’ rights and/or remedies under the Loan Documents, and Agent does provide such notice and/or take such other action so required, then such rights and/or remedies shall not be severed or impaired as a result of the absence of an express provision in the Loan Documents specifically requiring such notice or action. Further, notwithstanding anything to the contrary in any of the Loan Documents, Agent may choose to waive or to forego the benefits of any of its particular rights and/or remedies under the Loan Documents without otherwise adversely affecting any of its other rights or remedies.

          SECTION 6.4.    Agent’s Right to Operate; Sums Advanced.
          (a) Agent’s Right to Operate. In addition to any other rights and remedies which Agent may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, after the occurrence and during the continuance of any Event of Default, Agent may enter upon and into possession of the Premises and any other Collateral, perform the obligations and exercise the rights of Borrower under the Management Agreement, the Franchise Agreement, any Premises Documents, any Permitted Encumbrance, any Lease and all other agreements, satisfy liens, claims and judgments against the Collateral, pay Impositions, insurance premiums and other operating expenses of any of the Premises and/or perform and complete the construction, reconstruction, maintenance or renovation of and otherwise operate, lease, market and sell the Premises or any portion thereof, all at the sole risk, cost and expense of Borrower. Agent shall have the right, at any and all times, to discontinue any work commenced by Agent and to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise. Agent shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Borrower under any or all agreements as Agent may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Premises. Borrower hereby appoints Agent as its attorney-in-fact (coupled with a interest), with full power of substitution, and in the name of Borrower, if Agent elects to do so, at any time upon the occurrence and during the continuance of any Event of Default, (a) to use such sums as are necessary including all or any portion of the funds in the Accounts to pay the costs of the foregoing, (b) to endorse the name of Borrower on any checks or drafts representing proceeds of the Insurance Policies or condemnation awards, or other checks or instruments payable to Borrower with respect to the Collateral, (c) to prosecute or defend any action or proceeding incident to the Collateral, (d) to terminate any agreements pertaining to the Collateral or any portion thereof and any other agreements to which Borrower is party, (e) to negotiate and execute, on behalf of Borrower at Agent’s election, any agreement, and amendment, modification, extension or supplement thereto and (f) to do every act with respect to its Premises, including the alteration, repair, construction, reconstruction, maintenance, leasing, operation, marketing and sale thereof or any portion thereof. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Agent shall have no obligation to undertake any of the foregoing actions, and if Agent should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Agent. In connection with the foregoing, Agent may do any or all of the following as Agent may elect:
(i)	engage builders, construction managers, architects, general and trade contractors, suppliers, lessors, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, furniture, fixtures and equipment in connection with the construction of the Premises;

(ii)	pay, settle or compromise all bills or claims which may become Liens against the Premises, or which have been or may be incurred in any manner in connection with the construction of the Premises or for the discharge of liens, encumbrances or defects in the title of the Premises;

(iii)	execute all applications and certificates which may be required for any alteration, repair or renovation of or the completion of construction, reconstruction, maintenance or renovation of the Premises or any portion thereof or for the operation of the Collateral or any portion thereof;

(iv)	take such other action (including the employment of watchmen and the taking of other measures to protect the Premises) or refrain from acting under this Loan Agreement as Agent may in from time to time determine without any limitation whatsoever; and

(v)	make or cause Lenders to make protective advances in order to maintain, preserve and protect the Collateral.
          (b) Sums Advanced. Borrower shall be liable to Agent and Lenders for all sums advanced, paid or incurred in connection with the activity described in Section 6.4(a) hereof whether the same shall be paid or incurred pursuant to the provisions of this Section 6.4 or otherwise, and all other payments made or liabilities incurred by Agent or Lenders under this Loan Agreement of any kind whatsoever, all of which shall be paid by Borrower to Agent upon demand with interest at the Default Rate from the time incurred by Agent or Lenders to the date of payment to Agent, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute disbursements of Loan proceeds under this Loan Agreement and be evidenced by the Note and secured by the Security Documents.
          SECTION 6.5.    Assignment of Funds. Upon the occurrence of any Event of Default, the rights, powers and privileges provided in Sections 6.3 and 6.4 hereof and all other remedies available to Agent under this Loan Agreement or the other Loan Documents or by statute or by rule of law or equity may be exercised by Agent at any time and from time to time whether or not the Obligations shall be due and payable, and whether or not Agent shall have instituted any foreclosure or other action for the enforcement of any of the Security Documents, the Note or the other Loan Documents. Borrower hereby assigns and quitclaims to Agent all right, title and interest of Borrower to all sums held in the Accounts and to the extent not held in an account, all sums held by Agent for the account of Borrower and any other security delivered by Borrower as additional security (a security interest in all of the foregoing being granted hereby to Agent) for the Loan and the performance by Borrower of its obligations under the Loan Documents, all of which security may be utilized by Agent for the purposes set forth in Sections 6.3 and 6.4 hereof or the other Loan Documents or applied against the Obligations in such order and manner as Agent shall determine.
          SECTION 6.6.    Accounts. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of an Event of Default, the rights of Borrower and each and every other Person (excluding Agent) with respect to Accounts, upon notice to Borrower, shall immediately terminate, and no such Person except Agent shall make any further withdrawal therefrom. Thereafter, Agent may from time to time designate such signatories with respect to the Accounts as Agent may desire, and may make or authorize withdrawals from the Accounts to pay the Obligations in whole or in part and/or pay costs, expenses and expenditures with respect to the Premises, including the leasing, sale and marketing thereof, and/or any other expenses, all as Agent may deem necessary or appropriate and in such order as Agent may elect. Agent may notify the financial institutions in which any Account is held that Borrower no longer has a right to instruct such financial institution with respect to matters relating to the withdrawal, operation or administration of, or investment or application of funds on deposit in such Account. Without limiting the foregoing Agent shall have the right to cause the withdrawal of all funds on deposit in any Account and the deposit of such funds in an account established with Agent at any time following receipt by the financial institution in which such Account is held of a notice from Agent pursuant to the Account Agreement with respect to such Account, and Borrower hereby authorizes and directs such financial institutions to make payment directly to Agent of the funds in or credited to such accounts, or such part thereof as Agent may request. Such financial institution shall have the absolute right to rely upon such notice without inquiring as to the accuracy of the matters referred to in such notice and the depositories shall be fully protected by Borrower in relying upon such written notice from Agent. In the event that Agent delivers such a notice, Agent shall thereafter have the exclusive right to so instruct such financial institution. Nothing in this Section 6.6 shall be construed so as to limit or impair Agent’s absolute right to have a receiver appointed following an Event of Default.
          SECTION 6.7.    No Liability of Agent or Lenders. Whether or not Agent elects to employ any or all of the remedies pursuant to the Loan Documents or otherwise available to it at law or equity upon the occurrence of a Default or an Event of Default, neither Agent nor Lenders shall be liable for any matter relating to the Premises or any rights or obligations of Borrower or its Affiliates, including the rights and obligations of Borrower in, to or under the Management Agreement, the Franchise Agreement, any Premises Documents, any Permitted Encumbrance, any Lease or any other agreement, or to protect the Premises or the Collateral, or for payment of any expense incurred in connection with the exercise of any remedy available to Agent or for the performance or non-performance of any other obligation of Borrower. It is expressly understood that Agent and Lenders assume no liability or responsibility for (i) performance of any obligations or duties of Borrower hereunder or under any of the other Loan Documents, the Management Agreement, the Franchise Agreement, any Premises Documents, any Permitted Encumbrance, any Lease or any other agreement, (ii) compliance with any Legal Requirements or (iii) any other matters pertaining to control over the management and affairs of Borrower or the use, operation, management or ownership of the Premises or the Collateral, nor by any such action shall Agent or any Lender be deemed to create a partnership or joint venture with Borrower.
          SECTION 6.8.    Management Agreement and Affiliate Agreements. Without limiting any other provision herein or in any other Loan Document, upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may terminate the Management Agreement and any agreement entered into with any Affiliate of Borrower and/or may require that Borrower terminate the Management Agreement and/or such agreements effective on or after the foreclosure of the Mortgage, or as of the date of delivery to Agent of any deed in lieu of such foreclosure, or as of the date that a receiver is appointed for the Premises, whichever occurs first.
          SECTION 6.9.    Right of Offset. Borrower hereby grants to Agent and Lenders a right of offset, to secure the repayment of the Obligations, upon any and all monies, securities or other property of Borrower, and the proceeds therefrom, now or hereafter held or received by or in transit to Agent and any Lender, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower (including each Account), and any and all claims of Borrower against Agent or any Lender at any time existing. At any time during the continuance of an Event of Default or following the maturity (whether by acceleration or otherwise) of the Loan, Agent and each Lender is hereby authorized from time to time, without notice to Borrower, to offset, appropriate, apply and enforce said liens against any and all sums hereinabove referred to against the Loan and the remaining Obligations. Except as results from Agent’s or any Lender’s gross negligence or willful misconduct, Agent and Lenders shall not be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations under any of the Loan Documents.
          SECTION 6.10.    Termination of Loan Agreement. The obligations of the parties hereunder, excluding those which expressly survive the termination hereof or repayment of the Loan, shall terminate only upon repayment in full of the outstanding principal amount of the Loan, together with all Interest and other sums due and payable under the Loan Documents (excluding any contingent obligations which may remain outstanding under the Environmental Indemnity or the Recourse Liability Agreement). If such principal, Interest and other sums have been repaid and thereafter such all or any portion of such payment is rescinded or must otherwise be returned or paid over by Agent or any Lender, whether required pursuant to any bankruptcy or insolvency law or otherwise, the Obligations and the obligations of each party under the Loan Documents, shall continue.
          SECTION 6.11.    Right to Perform. Upon the occurrence and during the continuance of an Event of Default, if Borrower fails to perform or observe any covenant or obligation whatsoever contained in any Loan Document, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may, but shall not be obligated to any Person to, perform or attempt to perform said covenant or obligation, and any payment made or expense incurred in the performance or attempted performance of any such covenant or obligation shall be a part of the Obligations, and Borrower shall pay to Agent, upon demand, all sums so advanced or paid by Agent, together with interest at the Default Rate from the date when paid by Agent. No such payment or advance by Agent shall constitute a waiver of any Default or Event of Default. In addition to the Liens created pursuant to the Loan Documents, Agent shall be subrogated to all rights, titles and Liens securing the payment of any debt, claim, tax or assessment for the payment of which Agent may make and advance or which Agent may pay. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, if Borrower fails to perform or observe any term of any the Management Agreement, the Franchise Agreement, any Premises Documents, any Permitted Encumbrance, any Lease, the Management Agreement or any other agreement to be performed or observed by it thereunder, then, without waiving or releasing Borrower from any of its obligations hereunder or under the other Loan Documents, Agent shall have the right, but shall be under no obligation, to pay any sum and to take any action (including entry upon the Mortgaged Property) to cause such performance or observance on behalf of Borrower , so that the rights of Borrower are unimpaired and free from default, even if the existence or the nature of a default is being questioned or denied by Borrower or any other Person. Agent shall be subrogated to the rights of the parties to such agreements with respect to any such sums paid by Agent. Borrower shall pay to Agent upon demand all such sums so paid or expended by Agent, together with interest thereon from the day of such payment at the Default Rate, and the same shall be secured by the Loan Documents. If Agent receives a notice of a default, such notice shall constitute full protection to Agent and Lenders for any action taken or omitted by Agent, in good faith, in reliance thereon. Agent may rely thereon and take any action as Agent shall deem necessary or desirable even though the existence of such default or the nature thereof be questioned or denied by or on behalf of Borrower.
ARTICLE VII
ASSIGNMENTS AND PARTICIPATIONS
          SECTION 7.1.    Assignment and Participations. Agent and Lenders shall have the right, subject to this Section 7.1, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations hereunder. No Lender shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to the Loan to any other Person (an “Assignee”) (a) without Agent’s prior consent (b) other than in compliance with Section 7.5 hereof and (c) unless such transaction shall be an assignment of a constant (and not varying), ratable percentage of such Lender’s interest in the Loan; provided, however, any Lender shall have the right at any time without the consent of or notice to Agent, any other Lender or other Person to grant a security interest in, pledge, assign or otherwise transfer all or any portion of such Lender’s interest in the Note or the Loan to any Federal Reserve Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”) and to the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation (a “Pfandbrief Pledge”). Effective on any such assignment and assumption by the assignee and on compliance with Section 7.5 hereof, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer arising from and after the date of such assignment and assumption and such Assignee shall be a Lender with respect to such interest from and after the date of such assignment and assumption. No assignment and assumption shall release any Lender from any liability hereunder prior to such assignment and assumption.
          SECTION 7.2.    Participation. No Lender shall assign, sell or otherwise transfer a participation in and to all or any portion of its rights and obligations in and to the Loan, this Loan Agreement or the other Loan Documents to any other Person (a “Participant”) without the prior consent of Agent. No such participation shall (i) require the consent of any Lender,

Borrower or any other Person or (ii) release a Lender from any of its obligations hereunder. Each Lender agrees to provide Agent prompt notice of all participations sold by such Lender together with a copy of the documentation governing such participations.
          SECTION 7.3.    Availability of Records. Borrower acknowledges and agrees that Agent and each Lender may provide to any actual or proposed Assignee or Participant originals or copies of this Loan Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Borrower, Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan.
          SECTION 7.4.    Borrower’s Facilitation of Transfer.
          (a) In order to facilitate permitted assignments and other transfers to Assignees and sales to Participants, Borrower shall execute and deliver to Agent and shall cause Guarantor to execute and deliver to Agent such further documents, instruments or agreements as Agent or any Lender may reasonably require, including one or more substitute promissory notes evidencing the Commitment of each Lender, provided that such documents, instruments or agreements do not (a) increase the obligations or liabilities of any such Person hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (b) decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements. In addition, Borrower agrees to reasonably cooperate with Agent and Lenders, including providing such information and documentation regarding Borrower, Guarantor and any other Person as Agent or any Lender or any potential Assignee or Participant may reasonably request and to meet with potential Assignees and Participants upon reasonable notice.
          (b) All at Lenders’ expense, Agent shall have the right, at any time (whether prior to, in connection with, or after any permitted assignment, participation and other transfers to Assignees and sales to Participants), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided, and Borrower shall cooperate and cause Guarantor and each Affiliate of Borrower to cooperate with Agent in connection therewith. Without limiting the foregoing, Agent may (i) cause the Note, the Mortgage and the other Loan Documents to be split into multiple mortgage loans, (ii) create one more senior and subordinate notes (e.g., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components and/or assign different interest rates and/or LIBOR, eurodollar and/or Base Rate spreads to each Note), which components may be represented by separate Notes or (iv) otherwise sever the Loan into two or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine/subordinate mortgage loan structure), in each such case, in whatever proportion and whatever priority Agent determines; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the overall weighted average LIBOR Rate and Base Rate, as applicable, immediately prior to such modification; provided, further, however, all prepayments or repayments shall be applied to such tranches in a manner which shall not increase the weighted average interest rate of the Loan. If requested by Agent, Borrower shall, and cause Guarantor and each applicable Affiliate of Borrower to, execute and deliver such documentation as Agent may reasonably request to evidence and/or effectuate any such modification or severance. None of the foregoing documents, instruments or agreements shall (a) increase the obligations or liabilities of any Borrower hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (b) decrease Borrower’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements.
          SECTION 7.5.    Notice; Registration Requirement. No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective or permitted under this Article VII until (a) an assignment and acceptance agreement in the form attached hereto as Schedule 7.5 (an “Assignment and Acceptance”) with such changes thereto as are reasonably acceptable to Agent with respect to such assignment, sale, negotiation, pledge, hypothecation or other transfer shall have been delivered to Agent, (b) two (2) originals of the tax documents referred to in Section 2.8 hereof applicable to the Assignee shall have been delivered to Agent, (c) Agent shall have registered such Assignee’s name and address in the Register which Agent maintains for the recordation of the names, addresses and interests of Lenders, and (d) the parties to such transfer, assignment or purchase shall have paid to Agent a processing and registration fee determined by Agent. The entries in the Register shall be conclusive, absent manifest error. This Section 7.5 shall not apply to any Central Bank Pledge or, unless it is an assignment or transfer, any Pfandbrief Pledge. Each Lender shall from time to time deliver to Agent at its request such additional and updated tax documentation described in Section 2.8 hereof.
          SECTION 7.6.    Registry. Borrower hereby designates Agent to serve as Borrower’s agent, solely for purposes of this Section 7.6, to maintain a register (the “Register”) on which Agent will record the Commitments from time to time of each Lender and each repayment with respect to the principal amount of the Loan of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of the Loan. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, the portions of the Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitments and prior to such recordation all amounts owing to the transferor with respect to such Commitments shall remain owing to the transferor. The registration of a transfer of all or part of any Commitment shall be recorded by Agent on the Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Acceptance by the assignor and assignee. At the assigning Lender’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Lender in the Loan was assigned to such Assignee, the assigning Lender shall surrender its Note evidencing the portion of the Loan corresponding to the interest so transferred and Borrower shall deliver to Agent one or more new promissory notes in the same aggregate principal amount issued to the assigning Lender and/or the Assignee.

          SECTION 7.7.    Disclosure by Agent or Lender. Without limiting Section 7.3 hereof, Borrower consents to the issuance by Agent and Lenders of press releases, advertisements and other promotional materials in connection with the marketing activities of Agent and Lenders, including the disclosure that PB Capital Corporation is the Agent for the Loan, the amount of the Loan and the name, location and use of the Premises.
          SECTION 7.8.    Interest Rate Protection Agreements. Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of Borrower in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to Agent pursuant to the Loan Documents, and hereby consents without any restrictions to such pledge and collateral assignment. All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to Agent and all other rights of Borrower shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by Agent. Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to Agent, and cause any Affiliate of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to Agent, upon entering into such agreement the Interest Rate Protection Agreement Consent in order to confirm the foregoing.
ARTICLE VIII
AGENT AND LENDERS
          SECTION 8.1.    Scope of Article XIII. This Article VIII shall be binding on Agent and Lenders, but shall not be binding on or enforceable by Borrower unless otherwise expressly provided herein. As among Agent and Lenders, the provisions of this Article VIII may be amended, waived or otherwise modified by Agent and Lenders without Borrower’s consent and without the need for Borrower to be party to any of the same. Without limiting the foregoing, nothing contained in this Article VIII or any amendments, waivers or modifications thereof by Agent and Lenders, shall limit or modify the rights and obligations of, and restrictions applicable to, Borrower, Agent or Lenders set forth in any other provision of this Loan Agreement or in the other Loan Documents, except as among Agent and Lenders.
          SECTION 8.2.    Agent.
          (a) Appointment. Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender with respect to the Loan and to act as “Agent” under the Loan Documents. Each Lender hereby irrevocably authorizes Agent, as its agent, to take such action and to exercise such powers on such Lender’s behalf as may be taken by Agent under any Loan Document, including as a payee, mortgagee, assignee or beneficiary or otherwise, together with such other powers as are reasonably incidental thereto. Nothing contained in this Loan Agreement, any Assignment and Acceptance or in any other Loan Document is intended to create or shall be construed as imposing on Agent any obligations except as expressly set forth in this Loan Agreement or in any other Loan Document. Agent shall not have any fiduciary or trustee relationship with Lenders.
          (b) Duties of Agent. Agent shall not have any duties or responsibilities except those expressly set forth in this Loan Agreement and in the other Loan Documents; no implied covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be construed to exist under this Loan Agreement or any other Loan Document. Agent shall perform its duties hereunder in accordance with the same standard of care as that customarily exercised by Agent with respect to the administration of a loan similar to the Loan held entirely for its own account. Agent shall not have any duty to ascertain or inquire into or verify the performance or observance of any covenants or agreements in any Loan Documents by Borrower or any other Person or the satisfaction of any condition or to inspect the Premises. Agent shall not be liable for any undertaking of Borrower or any other Person or for any error of judgment, or for any action taken or omitted to be taken by Agent other than willful misconduct or gross negligence of Agent.
          (c) Reliance by Agent. Agent is entitled to rely upon (and shall be protected in relying upon) any written or oral statement and notices or any other certification or documents believed by Agent to be genuine and correct and to have been signed or made by the proper Person and, with respect to all of its duties under the Loan Documents, upon advice of counsel (including counsel for Borrower and Guarantor), independent public accountants, engineers, architects and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken by Agent in good faith in accordance with the advice of such counsel, independent public accountants, engineers, architects and other experts.
          (d) Delegation of Duties. Agent may execute any of its duties under this Loan Agreement and any duties as Agent or as a party, payee, mortgagee, assignee or beneficiary under any Loan Document, by or through agents, affiliates or attorneys-in-fact. Agent shall not be responsible for the negligence or misconduct of any agents, affiliates or attorneys-in-fact selected by Agent with reasonable care and prudence.
          (e) Agent in its Capacity as a Lender. With respect to PB Capital Corporation’s ownership interest in the Loan as a Lender, PB Capital Corporation in its capacity as Lender shall have the rights and powers of a Lender under this Loan Agreement and the other Loan Documents as set forth herein and therein and may exercise or refrain from exercising the same as though it were not Agent, and the term “Lender” and “Lenders” shall include PB Capital Corporation in its individual capacity for so long as PB Capital Corporation shall hold any interest in the Loan. The foregoing shall also apply to any future Agent that is also a Lender.
          (f) Relationship with Borrower. Each Lender acknowledges that, with respect to the Loan and the Loan Documents, Agent shall have the sole and exclusive authority to deal and communicate with Borrower and any other Person on behalf of Lenders and each Lender acknowledges that any notices or demands from such Lender to Borrower or such Person must be promptly forwarded to Agent for delivery. Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against Borrower or any other Person with respect to any of the Obligations, without the prior consent of Agent, which consent may be withheld by Agent in its discretion.
          SECTION 8.3.    Distributions. Each Lender shall be entitled to receive, and Agent shall transfer to each Lender, each Lender’s Pro Rata Share of all payments received by Agent pursuant to the Loan Documents on account of principal, interest and other sums, excluding, however, (a) any sums payable to Agent or any Lender in a manner other than in proportion to each Lender’s Pro Rata Share in connection with any Interest Rate Protection Agreement or pursuant to Section 2.9 or 2.15 hereof, without regard as to whether such sums constitute Additional Interest, (b) any sums payable pursuant to the Loan Fee Letter, and (c) any sums payable to Agent in its capacity as Agent, including any sums payable on account of expenses incurred by Agent which Borrower is obligated to reimburse Agent pursuant to the Loan Documents to the extent that Lenders have not made a payment on account thereof pursuant to Section 8.9 hereof (the sums referred to in clauses (a) through (c) are hereinafter referred to as, “Excluded Sums”).
          SECTION 8.4.    Authority, No Reliance; Binding Effect. Each Lender (a) represents and warrants that it is legally authorized to enter into this Loan Agreement, (b) agrees that neither Agent nor any Lender shall be responsible to one another for the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Obligations, or for the performance or the observance by Borrower, Guarantor, any of their respective Affiliates or any other obligor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Obligations, (c) confirms and agrees that neither Agent nor any Lender has made or will be deemed to have made any warranty or representation to another or shall be responsible to another for any statements, warranties or representations (written or otherwise) made in or in connection with the Loan or the Loan Documents or for the financial condition of Borrower or any other Person or for the title or the value of any portion of the Mortgaged Property or other Collateral and (d) agrees that it will be bound by the provisions of this Loan Agreement and the other Loan Documents and will perform in accordance with its terms all the obligations which by the terms of this Loan Agreement and the other Loan Documents are required to be performed by it as a Lender. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Loan Agreement, the other Loan Documents and any other instrument or document furnished pursuant thereto or in connection with the Obligations.
          SECTION 8.5.    Loan.
          (a) Amendments and Modifications; Exercise of Rights and Remedies. Subject to Section 8.5(b) hereof, Agent reserves the right, in its discretion, in each instance without prior notice to Lenders, (i) to exercise or refrain from exercising any powers or rights which Agent or Lenders may have under or with respect to the Note, this Loan Agreement or any other Loan Document, (ii) to enforce or forbear from enforcing the Loan Documents, (iii) to grant or withhold consents, approvals or waivers and to make any other determinations in connection with the Loan and the Loan Documents, (iv) to amend or modify the Loan Documents, (v) to acquire additional security or release any security given with respect to the Loan, (vi) to collect all sums due under the Loan Documents, (vii) to declare the Loan due and payable when permitted to do so pursuant to the terms of the Loan Documents, (viii) to enforce the Loan Documents, (ix) to take possession of, foreclose or accept a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (x) to sell, dispose of or otherwise deal with the ownership and operation of the Collateral, (xi) to bid at foreclosure of the Mortgage such amount as Agent shall determine in its discretion, and (xii) to exercise or determine not to exercise all powers which are incidental to any of the foregoing.
          (b) Restrictions of Power of Agent. Notwithstanding anything to the contrary contained in Section 8.5(a) hereof or elsewhere in this Loan Agreement, Agent shall not (i) without the prior written consent of all Lenders, agree to any amendment to or waiver of any of the terms or conditions of the Note, this Loan Agreement or any other Loan Document which would (v) extend the time for any payments of interest or principal, including the Maturity Date, (w) reduce the rate of interest payable pursuant to this Loan Agreement, (x) increase the maximum principal amount of the Loan (provided that protective advances shall not be deemed to be prohibited or limited by this restriction), (y) release any material portion of the Collateral other than in accordance with the Loan Documents in all material respects or (z) release Borrower, Guarantor or any other guarantor of the Loan from any of their material obligations with respect to the Loan in any material respect or (ii) without the consent of the Requisite Lenders during any period in which the Pro Rata Share of Agent and/or any Affiliate of Agent as a Lender for the Loan is less than a ten percent (10%) interest in the aggregate, either (v) agree to any material amendment to or material waiver of any of the terms or conditions of the Note, this Loan Agreement or any other Loan Documents, (w) declare the Loan due and payable, (x) take possession of, foreclose or accept a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (y) sell or dispose of the Collateral or (z) bid at any foreclosure of the Mortgage. In the event that Agent requests a Lender’s consent pursuant to this Section 8.5(b) and Agent does not receive the Lender’s written response within ten (10) Business Days of the request therefor, such Lender shall be deemed to have consented to the action proposed in such request.
          (c) Deemed Consent. In the event that Agent requests a Lender’s consent pursuant to Section 8.5(b) hereof and Agent does not receive the Lender’s written response within ten (10) Business Days of the request therefor, or such shorter period that Agent in the exercise of its reasonable business judgment determines is necessary under the circumstances, such Lender shall be deemed to have consented to the action or determination proposed in such request. All such requests for consent from Agent to Lenders shall (i) be given in the form of a written notice to each Lender, (ii) be accompanied by a description of the matter or item as to which such consent is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, and (iii) shall include Agent’s proposal in respect thereof.
          (d) Instructions from Lenders. Agent may at any time request instructions from Lenders with respect to any actions, consents, waivers or approvals which, by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval, consent or waiver and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval, consent or waiver under any of the Loan Documents until Agent shall have received such instructions.

          SECTION 8.6.    Equitable Adjustments. If a Lender shall obtain any payment (whether voluntary, involuntary or otherwise) on account of such Lender’s interest in the Loan in excess of such Lender’s Pro Rata Share to which such Lender is entitled (other than payments on account of Excluded Sums payable to such Lender) or payment on account of Excluded Sums payable to another Person, such Lender shall forthwith pay over to Agent an amount sufficient to enable Agent to cause such excess payment to be shared ratably with the other Lenders or, in the case of Excluded Sums payable to another Person, such Excluded Sums.
          SECTION 8.7.    Other Transactions. Agent and each Lender and their respective Affiliates and subsidiaries may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any Affiliate of Borrower, any subsidiaries of Borrower or its Affiliates and any Person who may do business with or own interests in or securities of Borrower or any such Affiliate or subsidiary without any duty to account therefor to each other. In the event that Agent or a Lender shall enter into an Interest Rate Protection Agreement, Agent or such Lender, as the case may be, shall be free to exercise its rights and remedies pursuant to the terms of the applicable Interest Rate Protection Agreement as if Agent or Lender, as the case may be, was not Agent or a Lender hereunder.
          SECTION 8.8.    Obligations Absolute. Each Lender acknowledges and agrees that its obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any breach by Agent or a Lender of their obligations under this Loan Agreement or any other Loan Document, any lack of validity or enforceability of the Note, this Loan Agreement or any other Loan Document, the occurrence and continuance of any Default or Event of Default or the failure to satisfy any term or condition of the Note, this Loan Agreement or any other Loan Document. Without limiting the generality of the immediately preceding sentence, each Lender agrees that any payment required to be made by it shall be made without any offset, abatement, withholding or reduction whatsoever and a breach by Agent or any Lender of any of their obligations pursuant to this Loan Agreement or any other Loan Document shall not limit or otherwise affect a Lender’s obligations pursuant to this Loan Agreement.
SECTION 8.9.    Indemnification.
          (a) Generally. Lenders hereby agree to indemnify Agent (to the extent Agent is not otherwise reimbursed hereunder or under the Loan Documents by Borrower), on demand, in proportion to their Pro Rata Shares, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising hereunder or out of any of the Loan Documents, any action taken or omitted by Agent hereunder or thereunder, the Premises or the Collateral, including any matter required to be indemnified by Borrower pursuant to Section 9.1 hereof; provided, however, that Lenders shall not be liable for (a) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s willful misconduct or gross negligence, or (b) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which arise pursuant to any Lender Interest Rate Protection Agreement to which

Agent or its Affiliate is party. A certificate of Agent as to the amount for which Lenders are required to reimburse Agent pursuant to this Section 8.9 shall be prima facie evidence as to such amount. Lenders’ obligations under this Section 8.9 shall survive the termination of this Loan Agreement and the Loan Documents. Without limiting the foregoing, in the event Agent elects to make a protective advance, each Lender shall fund its Pro Rata Share thereof. If Agent advances its own funds for any protective advance, each Lender shall upon Agent’s demand reimburse Agent for same in the amount of its Pro Rata Share thereof.
          (b) Indemnification Regarding Certain Actions. Unless indemnified to Agent’s satisfaction against any claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel), Agent may not be compelled to do any act under this Loan Agreement or any other Loan Document or to take any action toward the execution or enforcement of the powers hereby or thereby created or to prosecute or defend any suit with respect to this Loan Agreement or any other Loan Document. In no event, however, shall Agent be required to take any action that Agent determines would be in violation of any applicable regulatory requirements, or could incur for Agent criminal or onerous civil liability.
          SECTION 8.10.    Taxes. All taxes due and payable on any payments to be made to any Lender with respect to the Obligations or under the Loan Documents shall be such Lender’s sole responsibility. All payments payable by Agent to any Lender hereunder or otherwise with respect to the Obligations shall be made without deduction for any taxes, charges, levies or withholdings, except to the extent, if any, that such amounts are required to be withheld by Agent under applicable law or the terms of the Loan Documents or this Loan Agreement. If any Lender is organized or is existing under the laws of a jurisdiction outside the United States, such Lender shall provide to Agent upon the execution of this Loan Agreement, or execution of any Assignment and Acceptance pursuant to which it becomes a Lender hereunder, and from time to time thereafter, at least two (2) duplicate completed and signed copies of any form(s) that may be required by the United States Internal Revenue Service in order to certify such Lender’s exemption from United States withholding taxes with respect to payments to be made to such Lender with respect to the Obligations or under the Loan Documents or such other documents as are necessary to indicate that all such payments are exempt from or subject to such taxes at a rate reduced by an applicable tax treaty.
          SECTION 8.11.    Return of Payments. If Agent has received or applied any payment with respect to the Loan and has paid to any Lender any portion of such payment, and thereafter such payment or application is rescinded or must otherwise be returned or paid over by Agent, whether required pursuant to any bankruptcy or insolvency law, the Loan Documents, or otherwise, such Lender shall, at Agent’s request, promptly return its share of such payment or application to Agent. In addition, such Lender shall simultaneously remit its Pro Rata Share of any interest or other amounts required to be paid by Agent with respect to such payment or application. If any Lender fails to remit such payment to Agent prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following Agent’s request for such funds, the payment owed to Agent shall earn interest at the Base Rate for each day from the date of Agent’s request until its payment to Agent.

          SECTION 8.12.    No Partnership. This Loan Agreement, the Assignment and Acceptances and the other Loan Documents do not create a partnership or joint venture among Agent and/or Lenders.
          SECTION 8.13.    Resignation and Removal of Agent; Successor Agent.
          (a) Resignation. Agent may resign, without the consent of Borrower or any Lender, from the performance of all its functions and duties hereunder at any time by giving at least fifteen (15) Business Days’ prior written notice to Borrower and Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 8.13(c) or, if applicable, the appointment by Agent of a successor Agent pursuant to Section 8.13(d) hereof.
          (b) Removal of Agent. In the event of the occurrence of any material gross negligence or willful misconduct of Agent, if all of the Lenders (other than a Lender that is then acting as Agent) agree, then Agent may be removed as the agent; provided, however, that no such removal of Agent shall in any way affect the rights of Agent in its individual capacity as a Lender. Such removal shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 8.13(c) hereof.
          (c) Appointment of Successor Agent by Requisite Lenders. Upon any resignation of Agent, the Requisite Lenders (including in the determination of the Requisite Lenders, the Pro Rata Shares of such Lender that is also the resigning Agent) shall appoint a successor Agent. Upon any removal of Agent, the Requisite Lenders (excluding in the determination of the Requisite Lenders, the Pro Rata Shares of such Lender that is also the removed Agent shall appoint a successor Agent.
          (d) Appointment by Resigning Agent. If, upon the resignation of Agent, a successor Agent shall not have been appointed within the fifteen (15) Business Days or shorter period provided in Section 8.13(a) hereof, the resigning Agent shall then appoint a successor Agent, which successor shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.
          (e) Rights of the Successor and Prior Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, or, if applicable, the appointment of a successor Agent by Agent pursuant to Section 8.13(d) hereof, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigned or removed Agent arising from and after the date of such acceptance and appointment, and the resigned or removed Agent shall be discharged from the duties and obligations of Agent arising from and after such date. After the resignation or removal of Agent as provided herein, the provisions of this Loan Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement.
          SECTION 8.14.    Defaults by any Lender.
          (a) Consequences of Default. If for any reason any Lender shall be in default of any of its obligations pursuant to this Loan Agreement or any other Loan Document (a

“Defaulting Lender”), then, in addition to the rights and remedies that may be available to Agent and any other Lender under this Loan Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Loan Agreement, including any rights to approve or direct any determination, action or inaction of Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Article VII hereof, shall be suspended during the pendency of such failure or refusal.
          (b) Remedies. If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of Agent or any other Lender hereunder, then, in addition to other rights and remedies which Agent or such other Lender may have hereunder or otherwise, Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to the extent not paid by Borrower, to collect interest from the Defaulting Lender at the Base Rate until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Loan Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loan in the manner set forth in this Section 8.14. Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by Borrower (or amounts owed by Borrower) after such date pursuant to the Loan Documents. If Agent receives any payment with respect to the Obligations from Borrower as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.
          (c) Purchase of Defaulting Lender’s Interest After Default. In the event of a default by a Lender as referred to in Section 8.14(a) hereof, each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s interest in the Loan. If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or upon agreement of the Lenders that desire to so purchase the Defaulting Lender’s interest, any other proportion) the Defaulting Lender’s interest in the Loan. Such right to purchase shall be exercised by written notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender. The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 8.15 hereof and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest. Upon any such purchase of a Defaulting Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Loan, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Loan Agreement or the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Without in any manner limiting the remedies of Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Loan under this Section 8.14 shall be specifically enforceable by Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loan and the other terms of the Loan Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.
          SECTION 8.15.    Purchase Price; Payment for Defaulting Lender’s Pro Rata Share. The purchase price for the interest of a Defaulting Lender in the Loan (the “Purchase Price”) shall be equal to the sum of all of the Defaulting Lender’s advances under the Loan Documents outstanding as of the Purchase Date, less the costs and expenses incurred by Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts (at the Base Rate), court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Defaulting Lender to Agent and the Lenders incurring same).
ARTICLE IX
GENERAL CONDITIONS
          SECTION 9.1.    Indemnity.
          (a) Borrower hereby indemnifies and agrees to defend, protect and hold harmless Agent and Lenders and their respective affiliates, participants, directors, officers, agents and employees (each, an “Indemnified Party”) from and against any and all losses, liabilities, obligations, charges, claims, damages, penalties, causes of action, costs and expenses (including attorneys’ fees and disbursements) of any kind or nature (except to the extent of any claim arising solely from the gross negligence or willful misconduct of such Indemnified Party and any claim arising among, by or between Agent and Lenders against each other or any of them), suffered or incurred by an Indemnified Party in connection with this Loan Agreement, any of the other Loan Documents, the consummation of the transactions contemplated herein or therein or the use, operation or occupancy of the Premises or any Mortgaged Property, including the following:
(i)	any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways;

(ii)	any design, construction, operation, use, nonuse or condition of the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Agent or any Lender, any claim as to which the insurance is inadequate;

(iii)	any performance of or failure to perform any labor or services or furnishing of or failure to furnish any materials or other property in respect of the Premises or any part thereof;

(iv)	any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, Lessees, lessees, sublessees, licensees, guests or invitees;

(v)	any claim or liability arising pursuant to any Lease, any Premises Document, any Permitted Encumbrance, the Management Agreement, the Franchise Agreement or any other agreement to which Borrower is a party or by which the Mortgaged Property or any part thereof is bound, including any and all amounts payable to Property Manager or any other Person as a result of any termination of the Management Agreement or any such other agreement, including any termination by Agent in connection with the exercise of its rights and remedies pursuant to this Loan Agreement or the other Loan Documents;

(vi)	any other relationship that has arisen or may arise between or among Agent, Lenders, Borrower, Guarantor, any third party with respect to the Premises or the Mortgaged Property or any of the foregoing, as a result of the execution and delivery of the Note, this Loan Agreement or the other Loan Documents, or any other action contemplated hereby, thereby or by any other document executed in connection with the Loan;

(vii)	any claim, action or other proceeding brought by or on behalf of any Person against Agent or any Lender as the holder of, or by reason of its interest in, any sum deposited or paid hereunder or in connection herewith, any insurance proceeds, any condemnation awards or other amounts applied to the Obligations of Borrower; and

(viii)	any circumstance resulting in the impairment of the Liens of the Mortgage or the other Security Documents.

          (b) If any action or proceeding shall be commenced or taken (including an action to foreclose the Mortgage, collect the Obligations or enforce Agent’s rights under this Loan Agreement, the Note or the other Loan Documents) by Agent or any other Person, in which action or proceeding Agent or any Lender is involved or is made a party by reason of the execution and/or delivery of the Note, this Loan Agreement, or any other Loan Documents or in which it becomes necessary to enforce, defend or uphold the lien on the Mortgaged Property pursuant to the Mortgage, this Loan Agreement or the other Loan Documents or the Agent’s and Lenders’ rights under the Note or any other Loan Documents, all sums paid by Agent for the expense of any such action or litigation shall be paid by Borrower to Agent five (5) Business Days after demand. In the event the Mortgaged Property, or any part thereof, shall be advertised for foreclosure sale and not sold, Borrower shall pay all costs in connection therewith, including reasonable attorneys’ fees and disbursements and advertising costs.
          (c) Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnified Parties from and against any and all liabilities, claims, charges, losses and expenses (including attorneys’ fees and disbursements) or damages of any kind or nature which may arise as a result of any claim by any broker, “finder” or advisor with which Borrower or any Affiliate of Borrower has dealt or is alleged to have dealt, including Broker.
          (d) Borrower will hold Agent and each Lender harmless against any and all liability with respect to any mortgage/deed recording, transfer or intangible personal property tax or similar imposition now or hereafter in effect, to the extent that the same may be payable by Agent or any Lender with respect to this Loan Agreement, any Note or any other Loan Document.
          (e) Within five (5) Business Days of demand by any Indemnified Party, Borrower shall commence to defend, and shall thereafter diligently pursue defense of, any investigation, action or proceeding in connection with any claim or liability, or alleged claim or liability, that would, if determined adversely to such Indemnified Party, be covered by the indemnification provisions contained in this Section 9.1, such defense to be at the sole cost and expense of Borrower and by counsel selected by Borrower and reasonably approved by such Indemnified Party, which counsel may, without limiting the rights of an Indemnified Party pursuant to the next succeeding sentence, also represent Borrower in such investigation, action or proceeding. In the alternative, an Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the expense of Borrower.
          (f) The provisions of this Section 9.1 shall survive the repayment of the Loan.
          SECTION 9.2.    No Waivers. No failure or delay on the part of Agent or Lenders in exercising any right, power or remedy hereunder or under or in connection with this Loan Agreement or the other Loan Documents or to insist upon the strict performance of any term of this Loan Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under or in connection with this Loan Agreement or any other Loan Document.
          SECTION 9.3.    Intentionally Omitted.

          SECTION 9.4.    Agent and Lenders Sole Beneficiaries. No Person other than Agent, Lenders and Borrower shall have standing to require satisfaction of any terms, provisions or covenants hereof. No Person other than Agent, Lenders and Borrower shall be deemed to be beneficiary of the terms, provisions, covenants and other conditions of this Loan Agreement and the other Loan Documents, any or all of which may be freely waived, in whole or in part, by Agent at any time if Agent deems it advisable or desirable to do so.
          SECTION 9.5.    Entire Agreement. This Loan Agreement and the other Loan Documents embody the entire agreement and understanding between Borrower, Agent and/or Lenders with respect to the Loan and supersede and cancel all prior loan applications, expressions of interest, commitments, agreements and understandings, whether oral or written, relating to the subject matter hereof, except as specifically agreed in writing to the contrary.
          SECTION 9.6.    Assignment. Borrower may not assign, transfer or otherwise convey this Loan Agreement or any other Loan Document, in whole or in part, nor all or any portion of the Loan nor any interest therein.
          SECTION 9.7.    Further Assurances; Filing of Financing Statements. Borrower promptly shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, instruments, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, reasonably deem necessary or proper in connection with this Loan Agreement or any of the other Loan Documents, the obligations of Borrower hereunder or thereunder, or for better assuring and confirming unto Agent and Lenders the full benefits and rights granted or purported to be granted by this Loan Agreement or the other Loan Documents; provided, however, the same do not increase in a material manner Borrower’s or Guarantor’s respective obligations or decrease in a material manner such parties’ respective rights under this Loan Agreement or the other Loan Documents. Borrower hereby agrees that, without notice to or the consent of Borrower, Agent may file with the appropriate public officials such financing statements or similar documents as are or may become necessary to perfect and continue the perfection of the security interest granted by any Security Document.
          SECTION 9.8.    Cumulative Remedies. The remedies in this Loan Agreement and the other Loan Documents herein are cumulative and not exclusive of any remedies available at law or equity or in any other agreement, document or instrument.
          SECTION 9.9.    Amendments, Consents, Waivers, Approvals, Etc. Except as set forth in Section 8.1 hereof, no amendment, modification, termination, or waiver of any provision of this Loan Agreement or the other Loan Documents shall be effective unless in writing and signed by Borrower and Agent. With respect to any matter for which Agent’s consent or approval is required hereunder or under the other Loan Documents, no such consent or approval by Agent hereunder shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any waiver or consent made by Agent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Loan Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power.
          SECTION 9.10.    Notices. Except as may be otherwise expressly provided herein, all notices, certificates, demands, requests, approvals, consents, waivers and other communications provided for herein shall be in writing and (a) mailed (registered or certified mail, return receipt requested, and postage prepaid), (b) hand-delivered, with signed receipt, or (c) sent by nationally-recognized overnight courier as follows:
If to Borrower, to:
Interstate Atlanta Airport, LLC
c/o Interstate Hotels & Resorts
4501 North Fairfax Drive, Suite 500
Arlington, Virginia 22203
Attention: Executive Vice President and General Counsel
with a copy to:
DeCampo, Diamond & Ash
747 Third Avenue
New York, New York 10017
Attention: William B. Diamond, Esq.
If to Agent, to:
PB Capital Corporation
230 Park Avenue
New York, New York 10169
Attention: Real Estate Portfolio Management
with a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Warren J. Bernstein, Esq.

If to Lenders, to:
PB Capital Corporation
230 Park Avenue
New York, New York 10169
Attention: Real Estate Portfolio Management
with a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Warren J. Bernstein, Esq.
or to such other address with respect to any party as such party shall notify the other parties in writing. All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 9.10 shall be effective when received (or delivery is refused) at the address specified as aforesaid.
          SECTION 9.11.    Limitation on Liability. All Obligations shall be recourse to Borrower. Notwithstanding anything to the contrary contained in this Loan Agreement, the Note, the Mortgage or the other Loan Documents, no recourse shall be had for the payment of the principal, Interest, Additional Interest or other amounts owed hereunder or under the Note or the other Loan Documents, or for any claim based on this Loan Agreement, the Note or any other Loan Document, against Guarantor (or any Affiliate of Guarantor) or any of its assets (other than from the interest of Guarantor in Borrower), or against any principal, partner, member, shareholder, officer, director, agent or employee of Borrower or Guarantor or any Affiliate of Guarantor (other than from the indirect interest of any such Person in Borrower), it being expressly understood that the sole remedies of Agent and Lenders with respect to such amounts and claims shall be against Borrower and the assets of Borrower, including the Mortgaged Property, and other Collateral; provided, however, that:
          (a) nothing contained in this Loan Agreement (including the provisions of this Section 9.11), the Note or the other Loan Documents shall constitute a waiver of any of Borrower’s obligations herein or under the Note or the other Loan Documents, or of any of any obligations of Guarantor (including, to the extent a direct or indirect owner of Borrower) under the Loan Documents to which it is a party;
          (b) nothing contained in this Loan Agreement (including the provisions of this Section 9.11), the Note or the other Loan Documents shall constitute a limitation of liability of Borrower or any of its assets; and
          (c) nothing contained in this Loan Agreement (including the provisions of this Section 9.11), the Note or the other Loan Documents shall constitute a limitation of liability of Guarantor or any of its respective assets with respect to the Recourse Liability Agreement, the Environmental Indemnity or any other guaranty or indemnity agreement given by it in connection with the Loan, as applicable.

          SECTION 9.12.    Waiver of Consequential Damages, Etc. Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Agent or Lenders in any legal action or proceeding any special, exemplary, punitive or consequential damages.
          SECTION 9.13.    Binding Effect. This Loan Agreement shall be binding upon and inure to the benefit of Agent and Lenders and their respective permitted successors and assigns and Borrower and its permitted successors and assigns.
          SECTION 9.14.    Severability of Provisions. Any provision of this Loan Agreement which is prohibited or unenforceable in the State of New York or in any other jurisdiction in the United States shall be, as to the State of New York or such other jurisdiction in the United States, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
          SECTION 9.15.    Governing Law and Consent to Jurisdiction. This Loan Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York. Borrower, Agent and Lenders irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Loan Agreement, the Note or the other Loan Documents may be brought in the Courts of the United States of America located in the Southern District of New York or in a state court of record in New York County, New York, (b) consent to the jurisdiction of each such court in any such suit, action or proceeding and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Borrower at its address provided in Section 9.10 hereof. Nothing in this Section 9.15, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against Borrower or its property in the courts of any other jurisdictions.
          SECTION 9.16.    Waiver of Jury Trial. Borrower, Agent and Lenders each hereby expressly and unconditionally waives any and every right either party may have to a trial by jury, in any suit, action or proceeding brought under or with respect to this Loan Agreement, the Note or the other Loan Documents.
          SECTION 9.17.    No Joint Venture. Borrower is not and shall not be deemed to be a joint venturer, partner, tenant in common or joint tenant with, or an agent of, Agent or Lenders for any purpose. Neither Agent nor Lenders shall be deemed to be in privity of contract with third party unless and until and except to the extent that Agent shall affirmatively act to establish any such privity pursuant to Article VI hereof, or in the exercise of Agent’s and Lenders’ remedies pursuant to the Mortgage, the Assignment of Agreements or any other Loan Document.

          SECTION 9.18.    Determinations and Consents of Agent. Unless expressly provided otherwise in any particular instance in the applicable Loan Document, any determination, election or judgment made or any consent or waiver given by Agent pursuant to this Loan Agreement or any other Loan Document shall be made or given, as the case may be, in Agent’s sole and absolute discretion, whether or not the applicable provision of this Loan Agreement or such other Loan Document expressly so provides. In making any such determination, election or judgment or in providing or deciding not to provide any such consent or waiver, Agent shall be entitled to rely, to the extent Agent so elects, in whole or in part on the advice of counsel, independent public accountants, engineers, architects and other experts selected by Agent.
          SECTION 9.19.    Reliance by Agent on Action on Behalf of Borrower. Agent shall be entitled to rely on any notice, communication or other action taken by any Person purporting to sign as the officer or other authorized agent, signatory, representative or agent of Borrower or Guarantor purporting to be taken on Borrower’s or Guarantor’s behalf (or on Guarantor’s behalf on behalf of Borrower) as being conclusive evidence of Borrower’s or Guarantor’s right to take such action and, in doing so, bind Borrower or Guarantor, as applicable, to the action taken.
          SECTION 9.20.    Headings, Etc. The headings and captions of various sections of this Loan Agreement have been inserted for convenience only and are not to be construed as defining, modifying, limiting or amplifying, in any way, the scope or intent of the provisions hereof.
          SECTION 9.21.    Incorporation by Reference. Borrower agrees that the Note and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Loan Agreement to the same extent and effect as if fully set forth in and made a part of the Note and the other Loan Documents. In the event of a conflict between any of the Loan Documents and the provisions of this Loan Agreement, this Loan Agreement shall control.
          SECTION 9.22.    Counterparts. This Loan Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.
          SECTION 9.23.    Attorneys’ Fees. Any provisions of this Loan Agreement or any other Loan Document that require payment to Agent or Lenders of legal fees or expenses incurred by any of them shall be construed as including any and all such reasonable fees and expenses incurred in connection with litigation, mediation, arbitration, other alternative dispute processes, administration proceedings and bankruptcy proceedings, and any appeals from any of the foregoing.
          SECTION 9.24.    Employer Identification Number, Etc. Borrower acknowledges that in order for Lenders to comply with the requirements under the Patriot Act, Borrower must provide to Agent certain information or supporting documentation (collectively “Documentation”) at the time of execution of this Loan Agreement. Lenders may be required by the Patriot Act to verify and record any Documentation provided by Borrower to validate Borrower’s identity. Documentation that may be requested from Borrower may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate Borrower’s corporate, partnership or limited liability company existence, a Certificate of Incumbency to authenticate the management of Borrower, and other government issued certified documents to validate Borrower’s authorization to conduct business.
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          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

BORROWER: INTERSTATE ATLANTA AIRPORT, LLC
By:	/s/ CARRIE S. MCINTYRE
Name:	Carrie S. McIntyre
Title:	Vice President and Treasurer

[Signatures continue on the following page]

AGENT: PB CAPITAL CORPORATION
By:	/s/ JONATHAN OH
Name:	Jonathan Oh
Title:	Senior Director

By:	/s/ DANIEL T. CERULLI
Name:	Daniel T. Cerulli
Title:	Senior Director

LENDERS: PB CAPITAL CORPORATION
By:	/s/ JONATHAN OH
Name:	Jonathan Oh
Title:	Senior Director

By:	/s/ DANIEL T. CERULLI
Name:	Daniel T. Cerulli
Title:	Senior Director